UNITED STATES

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Washington, D.C. 20549

SCHEDULE 14A

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2019 PROXY STATEMENT

& Notice of Annual Meeting

January 30, 2020 — Dublin, Ireland

NEW APPLIED NOW

accenture

December 10, 2019

DEAR FELLOW SHAREHOLDER:

You are cordially invited to join Accenture plc’s Board of Directors and senior leadership at the 2020 annual general meeting of shareholders, which will be held at 12:00 pm local time on Thursday, January 30, 2020. The meeting will be held at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland.

The attached notice of the 2020 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals as listed on the attached notice.

You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.

Thank you for your continued support.

Sincerely,

DAVID ROWLAND	JULIE SWEET
Executive Chairman	Chief Executive Officer

A MESSAGE FROM ACCENTURE’S

INDEPENDENT LEAD DIRECTOR

Dear Accenture Shareholders:

I am pleased to write you in my role as Accenture’s independent Lead Director. On behalf of the Board of Directors, I want to thank you for your commitment to Accenture and for the trust you place in us as members of the Board of this great Company.

Before I step down as a director following the upcoming Annual Meeting, I wanted to share a few final words regarding the work we undertook during fiscal 2019.

Leadership Transitions—CEO and Chair Succession

The past year was a notable one, marked by a number of transitions, including the appointments of our new Chief Executive Officer, Julie Sweet, and Executive Chairman, David Rowland. Fiscal 2019 was also a year of continued strong company performance and outstanding financial results, meeting or exceeding all the objectives in our initial business outlook for fiscal 2019.

The Company announced that Pierre Nanterme would step down from his position as Chairman and Chief Executive Officer for health reasons effective January 10, 2019 and he passed away on January 31, 2019. When Pierre stepped down, we appointed David Rowland, our Chief Financial Officer at the time and a 36-year Accenture veteran, to serve as interim Chief Executive Officer. KC McClure, our Managing Director—Finance Operations at the time, was appointed to fill David’s role as Chief Financial Officer, and I assumed the role of Non-Executive Chair of the Board during this period.

Our Board engaged in a very rigorous succession process, culminating with our announcement in July of Julie Sweet’s appointment as Chief Executive Officer, effective as of September 1, 2019. On the same date, I resumed my role as independent Lead Director and David Rowland transitioned to become our Executive Chairman. Together, Julie and David, as well as our deep bench of extremely talented leaders, position Accenture very well for our next phase of growth and prosperity.

The planning and execution of a rigorous and seamless CEO transition is one of the Board’s most important functions. We as a Board are extremely proud of the process that was undertaken, including the Board’s unwavering commitment and full engagement throughout.

Lead Director Succession

I am also pleased to share that Gilles Pélisson was nominated by our independent directors to succeed me as our next independent Lead Director, following my retirement from the Board after the upcoming Annual Meeting. I know I speak for the entire Board when I say that Gilles is the right director to fill this very important role, as more fully described in our proxy statement.

It has been an honor and a privilege to serve as a director of this Company and I am confident that Accenture is well positioned for the future.

All the best,
MARJORIE MAGNER
Independent Lead Director

ACCENTURE 2019 PROXY STATEMENT

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE

Thursday, January 30, 2020

TIME

12:00 pm local time

PLACE

The Dock, 7 Hanover Quay

Grand Canal Dock, Dublin 2, Ireland

RECORD DATE

December 2, 2019

AVAILABILITY OF MATERIALS

The proxy statement, our Annual Report for the fiscal year ended August 31, 2019 and our Irish financial statements are available at www.proxyvote.com

◥

YOUR VOTE IS IMPORTANT To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:

INTERNET Online at www.proxyvote.com

TELEPHONE Call 1 (800) 690-6903

MAIL Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope.

QR CODE Scan this QR code. Additional software may be required for scanning

ITEMS OF BUSINESS

1.	By separate resolutions, re-appoint the 11 director nominees described in the proxy statement

2.	Approve, in a non-binding vote, the compensation of our named executive officers

3.	Approve the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “2010 SIP”)

4.

Ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditors of Accenture plc (the “Company”) and to authorize, in a binding vote, the Audit Committee of the Board of Directors (the “Board”) to determine KPMG’s remuneration

ANNUAL IRISH LAW PROPOSALS:

5.	Grant the Board the authority to issue shares under Irish law

6.	Grant the Board the authority to opt-out of pre-emption rights under Irish law

7.	Determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law

The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying proxy statement. Registered shareholders of the Company at the close of business on the record date are eligible to vote at the meeting.

During the meeting, management will also present, and the auditors will report to shareholders on, our Irish financial statements for the fiscal year ended August 31, 2019.

We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers about the Annual Meeting” on page 75 of the proxy statement.

By order of the Board of Directors,

JOEL UNRUCH

General Counsel, Secretary & Chief Compliance Officer

December 10, 2019

ACCENTURE 2019 PROXY STATEMENT

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December 10, 2019. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

MATTERS TO BE VOTED UPON

The following table summarizes the proposals to be voted upon at the 2020 Annual General Meeting of Shareholders to be held on January 30, 2020 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

Proposals		Required Approval	Board Recommendation	Page Reference

1.	Re-Appointment of Directors	Majority of Votes Cast	FOR each nominee	16

2.	Advisory Vote to Approve Executive Compensation	Majority of Votes Cast	FOR	31

3.	Approve Amended and Restated Accenture plc 2010 Share Incentive Plan	Majority of Votes Cast	FOR	61

4.	Ratify the Appointment and Approve Remuneration of Auditors	Majority of Votes Cast	FOR	70

5.	Grant Board Authority to Issue Shares	Majority of Votes Cast	FOR	72

6.	Grant Board Authority to Opt-Out of Pre-emption Rights	75% of Votes Cast	FOR	73

7.	Determine Price Range for the Re-Allotment of Treasury Shares	75% of Votes Cast	FOR	74

CORPORATE GOVERNANCE HIGHLIGHTS

Accenture (the “Company”) has a history of strong corporate governance. The Company believes good governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of the Company and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

•   Annual election of directors

•   100% independent Board committees

•   Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting

•   9 of our 11 director nominees are independent

•   Strong independent Lead Director, elected by the independent directors

•   Annual board, committee and individual director evaluations and self-assessments

•   Active shareholder engagement

•   Regular executive sessions, where independent directors meet without management, including the executive chairman, present

•   Robust director selection process resulting in an international Board that is diverse in terms of gender, ethnicity, experience, skills and tenure

•   Policy on political contributions and lobbying

•   Board takes active role in Board succession planning and is committed to Board refreshment

•   Proxy access right

◥

ACCENTURE 2019 PROXY STATEMENT	Proxy Statement Summary

Snapshot of Director Nominees

Our director nominees exhibit a mix of skills, experience, diversity and perspectives:

BOARD DIVERSITY

KEY DIRECTOR SKILLS

GLOBAL EXPERTISE	SENIOR LEADERSHIP EXPERIENCE	INNOVATION AND TECHNOLOGY	FINANCIAL EXPERTISE	INVESTMENT EXPERTISE	PUBLIC COMPANY BOARD EXPERIENCE

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards

Jaime Ardila	64	2013	Retired Executive Vice President and President, South America, General Motors Company	🌑	● Audit ● Finance (C)	2

Herbert Hainer	65	2016	Retired CEO, adidas AG	🌑	● Compensation ● Finance	2

Nancy McKinstry	60	2016	Chairman & CEO, Wolters Kluwer N.V.	🌑	● Compensation (C) ● Nominating & Governance	1

Gilles C. Pélisson(1)	62	2012	Chairman & CEO, TF1 Group	🌑	● Nominating & Governance (C)	1

Paula A. Price	58	2014	CFO, Macy’s, Inc.	🌑	● Audit (C) ● Compensation	—

Venkata (Murthy) Renduchintala	54	2018	Chief Engineering Officer, Intel Corporation	🌑	● Audit	—

David Rowland	58	2019	Executive Chairman, Accenture plc	—	—	—

Arun Sarin(2)	65	2015	Retired CEO, Vodafone Group plc	🌑	● Compensation ● Nominating & Governance	3

Julie Sweet	52	2019	CEO, Accenture plc	—	—	—

Frank K. Tang	51	2014	Chairman & CEO, FountainVest Partners	🌑	● Finance	1

Tracey T. Travis	57	2017	CFO, The Estée Lauder Companies Inc.	🌑	● Audit ● Finance	—

(1)

Subject to re-election at the Annual Meeting, will become independent Lead Director, effective at the completion of the Annual Meeting. Will cease being chair of the Nominating & Governance Committee, effective January 31, 2020. Our current independent Lead Director, Marjorie Magner, is not subject to re-appointment at the Annual Meeting and will step down as independent Lead Director effective at the completion of the Annual Meeting.

(2)	Subject to re-election at the Annual Meeting, will become chair of the Nominating & Governance Committee, effective January 31, 2020.

(C)	Committee Chair.

ACCENTURE 2019 PROXY STATEMENT	Proxy Statement Summary

LEADERSHIP TRANSITIONS

This past year, Accenture has accomplished several seamless leadership transitions. In January 2019, Pierre Nanterme stepped down from his positions as chairman and chief executive officer for health reasons, after a remarkable 36-year career and passed away shortly thereafter at the end of January. In connection with Mr. Nanterme stepping down, the following leadership transitions were effected, among others.

•	David Rowland was appointed as interim chief executive officer and held such position until being appointed executive chairman, effective as of September 1, 2019.

•	Julie Sweet, our then chief executive officer of Accenture’s business in North America, was appointed chief executive officer, effective as of September 1, 2019.

•	KC McClure was appointed to succeed David Rowland as our chief financial officer at the time Mr. Rowland assumed the role of interim chief executive officer.

FINANCIAL HIGHLIGHTS

Fiscal 2019 Company Performance*

Record performance reflects continued above-market growth and very strong profitability, driving superior shareholder value	◥

REVENUES	NEW BOOKINGS

$43.2B

An increase of 5 percent in U.S. dollars and 8.5 percent in local currency from fiscal 2018. Includes approximately $28 billion from digital, cloud and security-related services—up approximately 20 percent in local currency

$45.5B Broad-based and strong across the business, with approximately 65 percent in digital, cloud and security-related services

DILUTED EARNINGS PER SHARE	OPERATING MARGIN
$7.36 After adjusting fiscal 2018 EPS of $6.34 to exclude $0.40 in charges related to tax law changes, fiscal 2019 EPS increased 9 percent from adjusted EPS of $6.74 in fiscal 2018	14.6% An expansion of 20 basis points from fiscal 2018

FREE CASH FLOW	CASH RETURNED TO SHAREHOLDERS
$6.0B Defined as operating cash flow of $6.6 billion net of property and equipment additions of $599 million, with a free cash flow to net income ratio of 1.2	$4.6B Defined as share repurchases of $2.7 billion plus cash dividends of $1.9 billion. In fiscal 2019, we paid dividends of $2.92 per share, a 10 percent increase over the prior year

*	Results in fiscal 2019 and comparisons with fiscal 2018 reflect the adoption of new accounting standards for revenues and pension costs.

ACCENTURE 2019 PROXY STATEMENT	Proxy Statement Summary

Historical Financial Performance*

Driving Shareholder Value Through Sustained Financial Performance

For the 3-year period from the end of fiscal 2016 through fiscal 2019, our performance demonstrates our focus on delivering shareholder value.

BROAD-BASED REVENUE GROWTH 8% CAGR(1) in US Dollars and local currency REVENUES (1) “CAGR” means Compound Annual Growth Rate	SUSTAINED MARGIN EXPANSION 50 Basis Point Expansion OPERATING MARGIN

STRONG EARNINGS GROWTH

4% CAGR (on a GAAP basis)

11% CAGR (on an adjusted basis)

EARNINGS PER SHARE

 GAAP EPS      Adjusted EPS

(2) Fiscal 2016 adjusted diluted EPS of $5.34 were adjusted to exclude the gains on the sale of businesses related to the divestiture of Navitaire and the partial divestiture of Duck Creek Technologies ($1.11 per share)

SIGNIFICANT CASH RETURNED TO SHAREHOLDERS SINCE FISCAL 2016 10% CAGR Dividends per share CASH RETURNED TO SHAREHOLDERS

TOTAL SHAREHOLDER RETURN(3)

(3) The performance graph above shows the cumulative total shareholder return on our Class A shares for the period starting on August 31, 2016, and ending on August 31, 2019. This is compared with the cumulative total returns over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index. The graph assumes that, on August 31, 2016, $100 was invested in our Class A shares and $100 was invested in each of the other two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

*

Results in fiscal 2019 and comparisons to fiscal 2016 reflect the adoption of new accounting standards for revenues and pension costs. In addition, see “Reconciliation of Non-GAAP Measures to GAAP Measures” on page 80.

ACCENTURE 2019 PROXY STATEMENT	Proxy Statement Summary

2019 INVESTMENT HIGHLIGHTS

We continue to invest significantly in our business, including in the following key areas:

INVESTMENTS IN ACQUISITIONS	DEVELOPING PEOPLE
$1.2B Capital deployed to further enhance our competitiveness, which was almost exclusively focused on our digital, cloud and security-related capabilities	$973M Continuing to invest at scale in learning and professional development

RESEARCH AND INNOVATION	PATENTS AND PATENT APPLICATIONS
$800M Creating and commercializing innovative business strategies and technology solutions	7,400+ Protecting our innovative and unique technology solutions through more than 760 new patent applications filed and 680 new patents granted in fiscal 2019

STRONG LEADERSHIP	INNOVATION ARCHITECTURE
7,400+ Accenture managing directors, with more than 700 managing directors promoted and 400 managing directors hired from outside Accenture in fiscal 2019	100+ World-class innovation facilities strategically located around the globe, where we bring the best of our intellectual property and insights to co-create side-by-side with our clients

ACCENTURE 2019 PROXY STATEMENT	Proxy Statement Summary

OUR STRATEGY

Our growth strategy starts with our clients and their imperative to transform their businesses in today’s digital world. We partner with our clients to build their digital core, to drive their growth agenda and to optimize operations, improving agility and competitiveness. We create value for our clients by leveraging our deep technology and industry expertise, which are underpinned by the power of our innovation, ecosystem partnerships and global scale. Key components of our growth strategy include:

•	Deep industry expertise as well as cross-industry expertise create a competitive advantage and accelerate value as clients transform their products, customer experiences and business operations;

•	Depth, breadth, and scale of our technology expertise combined with our strong ecosystem relationships, which set us apart in the marketplace;

•	Full spectrum of capabilities across our businesses—strategy & consulting, digital, technology and operations—to drive enterprise-wide transformation for our clients;

•	A significant presence in every major geographic market around the world, which allows us to bring our clients the most innovative ideas, as well as execute with deep local understanding;

•

Collaboration with our clients and partners through our innovation architecture—integrating our capabilities from research, ventures, labs, studios, and over 100 innovation centers and delivery centers—to deliver innovative solutions;

•

Continued investment to scale and evolve digital, cloud and security services which are now core to our business, while at the same time significantly investing to accelerate the next waves of growth; and

•

Attracting and inspiring the best people by creating a culture and environment that unleashes innovation and allows our people to perform at their very best, including through our unwavering commitment to inclusion and diversity.

ACCENTURE 2019 PROXY STATEMENT	Proxy Statement Summary

COMPENSATION PRACTICES (page 36)

The Compensation Committee oversees the design and administration of the Company’s compensation programs. The Compensation Committee believes that a well-designed, consistently applied compensation program is fundamental to the long-term creation of shareholder value. The following table summarizes some highlights of our compensation practices that drive our named executive officer compensation programs:

WHAT WE DO		◥

   Align our executive pay with performance

   Set very challenging performance objectives

   Appropriately balance short- and long-term incentives

   Align executive compensation with shareholder returns through performance-based equity incentive awards

   Use appropriate peer groups when establishing compensation

   Implement meaningful equity ownership guidelines

   Include caps on individual payouts in short- and long-term incentive plans

   Include a clawback policy for our cash and equity incentive awards

   Include non-solicitation and non-competition provisions in award agreements, with a clawback of equity under specified circumstances

   Mitigate potential dilutive effects of equity awards through our share repurchase programs

   Hold an annual “say-on-pay” advisory vote

   Conduct annual compensation risk review and assessment

   Retain an independent compensation consultant

WHAT WE DON’T DO		◥

  No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

  No “golden parachutes,” change in control payments or excise tax gross-ups

  No change in control “single trigger” equity acceleration provisions

No dividends or dividend equivalents paid until vesting No hedging or pledging of company shares No supplemental executive retirement plan No excessive perquisites

SAY-ON-PAY (page 38)

Shareholders continued to show strong support of our executive compensation programs, with more than 93% of the votes cast for the approval of the “say-on-pay” proposal at our 2019 annual general meeting of shareholders.

◥

ACCENTURE 2019 PROXY STATEMENT	Proxy Statement Summary

2019 INTERIM CEO (CURRENT EXECUTIVE CHAIRMAN) TOTAL COMPENSATION MIX (page 39)

Our compensation program is designed to reward executives for their overall contribution to Company performance, including the Company’s execution against its business plan and the creation of shareholder value, and to provide executives with an incentive to continue to expand their contributions to Accenture. The following reflects the mix of pay for our then interim chief executive officer (and current executive chairman), David Rowland, for fiscal 2019 performance:

INTERIM CEO FISCAL 2019 COMPENSATION DECISIONS(1)

(1)	Includes compensation for his services as chief financial officer from September 1, 2018 through January 9, 2019 and interim chief executive officer from January 10, 2019 through August 31, 2019.

PAY-FOR-PERFORMANCE (page 37)

The Compensation Committee believes that total realizable compensation for the Company’s named executive officers should be closely aligned with the Company’s performance and each individual’s performance. As the graph below shows, the Company’s performance with respect to total shareholder return over a 3-year period was at the 83rd percentile among the companies in our peer group. The realizable total direct compensation for our former chairman and chief executive officer with respect to fiscal years 2017 and 2018 and our interim chief executive officer (and current executive chairman) with respect to fiscal year 2019 (which includes compensation for his services as chief financial officer from September 1, 2018 through January 9, 2019), was at the 64th percentile, which indicates that pay and performance are aligned. See page 37 for a definition of realizable total direct compensation.

ACCENTURE 2019 PROXY STATEMENT

TABLE OF

ACCENTURE 2019 PROXY STATEMENT	Table of Contents

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ACCENTURE 2019 PROXY STATEMENT	1

CORPORATE GOVERNANCE	The Board is responsible for providing governance and oversight over the strategy, operations and management of Accenture. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, committee charters and a Code of Business Ethics which, together with our Memorandum and Articles of Association, form the governance framework for the Board and its committees. The Board regularly (and at least annually) reviews its Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to changing regulatory and governance requirements and best practices. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its committees.

Key Corporate Governance Documents		◥

The following materials are accessible through the Governance Principles section of our website at https://accenture.com/us-en/company-principles:

• Corporate Governance Guidelines • Code of Business Ethics	• Committee Charters • Memorandum and Articles of Association

Printed copies of all of these documents are also available free of charge upon written request to our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA. Accenture’s Code of Business Ethics is applicable to all of our directors, officers and employees. If the Board grants any waivers from our Code of Business Ethics to any of our directors or executive officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through our website on a timely basis.

CORPORATE GOVERNANCE PRACTICES

Accenture has a history of strong corporate governance. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of Accenture’s shareholders. Our governance practices and policies include the following, among other things:

Annual election of all directors	All of our directors are elected annually.

Authority to call special meetings	Shareholders holding 10% or more of our outstanding share capital have the right to convene a special meeting.

No shareholder rights plan (“poison pill”)	The Company does not have a poison pill.

Proxy access right	Eligible shareholders can (subject to certain requirements) include their own qualified director nominees in our proxy materials.

Independent Board	All of our directors are independent except for our executive chairman and our chief executive officer.

100% independent Board committees	Each of our 4 committees consists solely of independent directors. Each standing committee operates under a written charter, which is reviewed annually, that has been approved by the Board.

Strong independent Lead Director, elected by the independent directors

We have an independent Lead Director of the Board who has comprehensive duties that are set forth in the Company’s Corporate Governance Guidelines, including leading regular executive sessions of the Board, where independent directors meet without management, including the executive chairman, present.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	2

Annual Board, committee and individual director self-assessment process

The Nominating & Governance Committee conducts a confidential survey of the Board and its committees each year. The independent Lead Director and chair of the Nominating & Governance Committee also conduct a self-assessment interview with each Board member that is designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

Commitment to Board refreshment

Our Board takes an active role in Board succession planning, is committed to Board refreshment and works towards creating a balanced Board with both fresh perspectives and deep experience. The current average tenure of our 11 director nominees is 3.7 years.

Robust director selection process	Our Board has a robust director selection process resulting in an international Board that is diverse in terms of gender, ethnicity, experience, skills and tenure.

Active shareholder engagement	We regularly engage with our shareholders to better understand their perspectives.

Robust Code of Business Ethics

Our Code of Business Ethics, which applies to all employees as well as all members of the Board, reinforces our core values and helps drive our culture of compliance, ethical conduct and accountability. Contents of our Code of Business Ethics are intuitively organized by 6 fundamental behaviors: Make Your Conduct Count; Comply with Laws; Deliver for Our Clients; Protect People, Information and Our Business; Run Our Business Responsibly; and Be a Good Corporate Citizen.

Clawback policy

We maintain a clawback policy applicable to our executive chairman and our chief executive officer, global management committee members (the Company’s primary management and leadership team, which consists of approximately 20 of our most senior leaders other than our executive chairman and our chief executive officer) as well as our senior leaders, which provides for the recoupment of incentive cash bonus and equity-based compensation in the event of a financial restatement under specified circumstances.

Equity ownership requirements

Each named executive officer is required to hold Accenture equity with a value equal to at least 6 times his or her base compensation by the 5th anniversary of becoming a named executive officer. Each director is required to hold Accenture equity having a fair market value equal to 3 times the value of the annual director equity grants within 3 years of joining the Board.

Prohibition on hedging or pledging of company stock

Our directors and all employees are prohibited from entering into hedging transactions, and our directors, our executive chairman and our chief executive officer, members of our global management committee and other key employees are prohibited from entering into pledging transactions.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	3

LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide the Board with the flexibility to choose the appropriate Board leadership structure for the Company based on what it believes is best for Accenture and its shareholders at a given point in time. Our Corporate Governance Guidelines also provide that if the same person holds the chairman and chief executive officer roles or if the chairman is not independent, the independent directors of the Board will designate one of the independent directors to serve as the independent Lead Director.

The Board regularly reviews its leadership structure, and as part of the Company’s recent chief executive officer succession process, the Board thoroughly evaluated whether to split or combine the chair and chief executive officer roles and whether an executive or an independent director should serve as chairman. The Board has in the past combined the roles of chief executive officer and chair, most recently during Pierre Nanterme’s tenure as chief executive officer and chair.

After careful consideration, the Board determined that, at this time, having separate chief executive officer and chair roles is best for Accenture and its shareholders. As chief executive officer, Ms. Sweet is responsible for developing and overseeing the implementation of our business strategy as well as leading and managing the day-to-day operations of the Company. With Mr. Rowland serving as executive chair, the Company continues to leverage Mr. Rowland’s experience. In this role, Mr. Rowland focuses on Board oversight and governance matters, and serves as the liaison between the Board and management, working closely with the independent Lead Director and our chief executive officer.

We believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the Company’s needs. The Board recognizes that no single leadership model is right for all companies and at all times, and will continue to evaluate whether to split or combine the roles to ensure our leadership structure continues to be in the best interests of the Company and our shareholders.

In addition, in accordance with our Corporate Governance Guidelines, the independent directors designated Marjorie Magner as our independent Lead Director, with Gilles Pélisson to succeed her as independent Lead Director, effective at the completion of the Annual Meeting (subject to his re-election at the Annual Meeting).

The Board believes that the presence of our independent Lead Director who, as described below, has meaningful oversight responsibilities, coupled with an executive chairman and a separate chief executive officer, provides the Company with the optimal leadership to drive the Company forward at this time.

INDEPENDENT LEAD DIRECTOR; EXECUTIVE SESSIONS

The independent Lead Director helps ensure there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important.

In assessing who was best positioned to succeed Marjorie Magner as the independent Lead Director, the Nominating & Governance Committee considered the responsibilities of the independent Lead Director (as summarized below) as well as the core skills needed to fulfill this role, including, among others, each independent director’s ability to lead their fellow independent directors, communication skills, personal effectiveness and sufficient experience and tenure at Accenture.

Marjorie Magner met with each of the independent directors to discuss the criteria, process and potential candidates, and, following these discussions, the independent directors determined to designate Mr. Pélisson as the independent Lead Director to succeed Marjorie Magner upon the completion of the Annual Meeting.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	4

Independent Lead Director Responsibilities

Board Matter	Responsibility

Agendas

Providing input on issues for Board consideration, helping set and approving the Board agenda, ensuring that adequate information is provided to the Board, helping ensure that there is sufficient time for discussion of all agenda items and approving schedules for Board meetings.

Board meetings	Presiding at all meetings of the Board at which the executive chairman is not present.

Executive sessions	Authority to call meetings of independent directors and presiding at all executive sessions of the independent directors.

Communicating with directors	Acting as a liaison between the independent directors, the executive chairman and the chief executive officer.

Communicating with shareholders	If requested by major shareholders, being available for consultation and direct communication. Serving as a liaison between the Board and shareholders on investor matters.

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management, including the executive chairman. Accordingly, our independent directors meet separately in executive session at each regularly scheduled in-person Board meeting. Our independent directors held 4 executive sessions during fiscal 2019, all of which were led by the independent Lead Director.

DIRECTOR INDEPENDENCE

The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”), which are included in our Corporate Governance Guidelines. The Corporate Governance Guidelines and the Independence Standards have been designed to comply with the standards required by the New York Stock Exchange (“NYSE”). Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees and that the Board shall affirmatively determine that, to be considered independent, a director must not have any direct or indirect material relationship with Accenture. In addition, committee members are subject to any additional independence requirements that may be required by applicable law, regulation or NYSE listing standards.

In making its independence recommendations, the Nominating & Governance Committee evaluates the various commercial, charitable and employment transactions and relationships known to the committee that exist between us and our subsidiaries and the directors and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated (including those identified through our annual directors’ questionnaires). Furthermore, the Nominating & Governance Committee discusses other relevant facts and circumstances regarding the nature of these transactions and relationships to determine whether other factors, regardless of the Independence Standards, might compromise a director’s independence.

Based on its analysis, the Nominating & Governance Committee recommended, and the Board determined that, other than David Rowland and Julie Sweet, each of our directors (Jaime Ardila, Herbert Hainer, Marjorie Magner, Nancy McKinstry, Gilles C. Pélisson, Paula A. Price, Venkata (Murthy) Renduchintala, Arun Sarin, Frank K. Tang and Tracey T. Travis) is independent under all applicable standards, including those applicable to committee service. The Board concurred in these recommendations. In addition, the Board determined that Charles H. Giancarlo, who was not subject to re-appointment at the 2019 Annual Meeting, was independent during the period he served on the Board during fiscal 2019. In reaching its determinations, the Nominating & Governance Committee and the Board considered that during fiscal 2019, Nancy McKinstry, Gilles C. Pélisson, Paula A. Price, Venkata (Murthy) Renduchintala, Tracey T. Travis and Charles H. Giancarlo were employed by organizations that do business with Accenture. The amount received by Accenture or such other organization in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either Accenture’s or such organization’s consolidated gross revenues.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	5

STRATEGIC OVERSIGHT

The Board is responsible for providing governance and oversight regarding the strategy, operations and management of Accenture. Acting as a full Board and through the Board’s 4 standing committees, the Board is involved in the Company’s strategic planning process. Periodically, the Board holds a strategy retreat during which members of Accenture Leadership present the Company’s overall corporate strategy and seek input from the Board. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	6

RISK OVERSIGHT

The Board is responsible for overseeing the Company’s enterprise risk management (“ERM”) program. As described more fully below, the Board fulfills this responsibility both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management.

The Company’s chief operating officer, who is a member of our global management committee and reports to our chief executive officer, coordinates the Company’s ERM program. The responsibility for managing each of the highest-priority risks is assigned to one or more members of our global management committee. The Company’s ERM program is designed to identify, assess and manage the Company’s risk exposures. As part of its ERM program, the Company:

•	identifies its material operational, strategic and financial risks;

•	develops plans to monitor, manage and mitigate these risks; and
•	evaluates and prioritizes these risks by taking into account many factors, including the potential impact of risk events should they occur, the likelihood of occurrence and the effectiveness of existing risk mitigation strategies.

THE BOARD	◥

The Board plays a direct role in the Company’s ERM program. In that regard, the Board receives quarterly reports from the chairs of each of the Board’s committees, which include updates when appropriate, with respect to the risks overseen by the respective committees. In addition, the chief operating officer briefs the Board annually and provides a detailed review of the Company’s ERM program, including the annual risk assessment process, program scope and status of priority risks, among other things. The committees of the Board oversee specific areas of the Company’s risk management, which are described below.

AUDIT COMMITTEE	◥

The Audit Committee reviews our guidelines and policies with respect to risk assessment and management and our major financial risk exposures, along with the monitoring and control of these exposures. As needed, the committee reviews the risks believed to be the most important and, at a minimum, the chief operating officer provides the Audit Committee a quarterly update on the ERM program. The Audit Committee also discusses with the chairs of the Finance and Compensation Committees the risk assessment process for the risks overseen by those committees on at least an annual basis.

COMPENSATION COMMITTEE	◥

The Compensation Committee reviews, and discusses with management, management’s assessment of certain risks, including whether any risks arising from the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

FINANCE COMMITTEE	◥

The Finance Committee reviews, and discusses with management, financial-related risks facing the Company, including foreign exchange, counterparty and liquidity-related risks, major acquisitions, and the Company’s insurance and pension exposures.

NOMINATING & GOVERNANCE COMMITTEE	◥
The Nominating & Governance committee evaluates the overall effectiveness of the Board and its committees, including its focus on the most critical issues and risks.

As described above, the Board actively oversees a number of risks, which include cybersecurity risks. The Audit Committee, which is responsible for risk oversight, is continually updated by the chief operating officer regarding ERM, including cybersecurity concerns and the Company’s approach to managing cybersecurity risks. The chief information security officer also regularly presents to the Audit Committee regarding cybersecurity.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	7

BOARD MEETINGS

During fiscal 2019, the Board held 9 meetings, 5 of which were held in person. The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s organization, management team and operations in connection with discharging their oversight responsibilities.

During fiscal 2019, all of our incumbent directors attended at least 75% of the meetings of the Board and the committees on which they served (during the periods when they served).	◥

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

All of our 11 Board members who served on the Board at the time of our 2019 annual general meeting of shareholders and were subject to re-appointment at that meeting attended the 2019 meeting.

COMMITTEES OF THE BOARD

The Board has an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating & Governance Committee. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these 4 standing committees. Each committee consists entirely of independent, non-employee directors. The charter of each committee provides that non-management directors who are not members of such committee may nonetheless attend the meeting of that committee, but may not vote. The table below lists the current membership of each committee and the number of meetings held in fiscal 2019.

In support of our belief that diversity with respect to committee tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company, in fiscal 2019, Nancy McKinstry became chair of the Compensation Committee. Effective January 31, 2020, subject to his re-election at the Annual Meeting, Arun Sarin will become the Nominating & Governance Committee chair.

Committees

Board Member	Audit	Compensation	Finance	Nominating & Governance
Jaime Ardila(1)	🌑		C
Herbert Hainer		🌑	🌑
Marjorie Magner(2)		🌑		🌑
Nancy McKinstry		C		🌑
Gilles C. Pélisson(3)(4)				C
Paula A. Price(1)	C	🌑
Venkata (Murthy) Renduchintala	🌑
Arun Sarin(5)		🌑		🌑
Frank K. Tang			🌑
Tracey T. Travis(1)	🌑		🌑
Number of Meetings in Fiscal 2019	9	8	6	8

🌑 Member        C Chair

(1)	Audit Committee Financial Expert as defined under SEC rules.

(2)

Current independent Lead Director of the Board, but not subject to re-appointment at the Annual Meeting and will step down as independent Lead Director, effective at the completion of the Annual Meeting.

(3)	Subject to re-election at the Annual Meeting, will become independent Lead Director of the Board, effective at the completion of the Annual Meeting.

(4)	Will step down as chair of the Nominating & Governance Committee, effective January 31, 2020.

(5)	Subject to re-election at the Annual Meeting, will become chair of the Nominating & Governance Committee, effective January 31, 2020.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	8

AUDIT

COMMITTEE

Oversees the Company’s accounting, financial reporting processes and audits of financial statements and internal controls	◥

The Audit Committee’s primary responsibilities include oversight of the following:

•   the quality and integrity of the Company’s accounting and reporting practices and controls, and the financial statements and reports of the Company;

•   the Company’s compliance with legal and regulatory requirements;

•   the independent auditor’s qualifications and independence; and

•   the performance of the Company’s internal audit function and independent auditors.

The Board has determined that each member of the Audit Committee meets the financial literacy and independence requirements of the Securities & Exchange Commission (the “SEC”) and the NYSE applicable to audit committee members and that each of Jaime Ardila, Paula A. Price and Tracey T. Travis also qualifies as an “audit committee financial expert” for purposes of SEC rules. Further, the Board has determined that each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing to satisfy the requirements for audit committees required by the Companies Act 2014.

No member of the Audit Committee may serve on the audit committee of more than 3 public companies, including Accenture, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and discloses such determination in accordance with NYSE requirements. No member of the Audit Committee currently serves on the audit committees of more than 3 public companies, including Accenture.

MEMBERS ALL INDEPENDENT Paula A. Price (Chair) Jaime Ardila Venkata (Murthy) Renduchintala Tracey T. Travis

FINANCE

COMMITTEE

Oversees the Company’s capital and treasury activities	◥

The Finance Committee’s primary responsibilities include oversight of the Company’s:

•   capital structure and corporate finance strategy and activities;

•   share redemption and purchase activities;

•   treasury function, investment management and financial risk management;

•   defined benefit and contribution plan investment planning;

•   insurance plans; and

•   major acquisitions, dispositions, joint ventures or similar transactions.

MEMBERS ALL INDEPENDENT Jaime Ardila (Chair) Herbert Hainer Frank K. Tang Tracey T. Travis

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	9

NOMINATING & GOVERNANCE

COMMITTEE

Oversees the Company’s corporate governance practices and processes	◥

The Nominating & Governance Committee’s primary responsibilities include oversight of the following:

•   assessing and selecting/nominating (or recommending to the Board for its selection/nomination) strong and capable candidates to serve on the Board;

•   making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board;

•   overseeing the Company’s chief executive officer succession process;

•   together with the Compensation Committee, conducting an annual review of the Company’s chief executive officer and executive chairman, if any;

•   developing and recommending to the Board a set of corporate governance principles, including independence standards; and

•   taking a leadership role in shaping the corporate governance of the Company.

Consistent with its duties and responsibilities, the Nominating & Governance Committee also conducts an annual confidential survey of the Board, which is designed to evaluate the operation and performance of the Board and each of its committees.

MEMBERS

ALL INDEPENDENT

Gilles C. Pélisson (Chair)

Marjorie Magner

(Not subject to re-appointment at the
Annual Meeting)

Nancy McKinstry

Arun Sarin

(Will become Chair of the Committee
effective January 31, 2019)

Board and Committee Assessments—A Multi-Step Process
CONFIDENTIAL EVALUATIONS	◥

At least annually, each committee undertakes an evaluation of its performance and the performance of its members, in accordance with its respective committee charter. Each director also undertakes an evaluation of the Board more generally as well as the independent Lead Director.

INTERVIEWS	◥

The independent Lead Director and chair of the Nominating & Governance Committee also conduct a candid, in-person self-assessment interview with each Board member, designed to enhance his or her participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

BOARD SUMMARY	◥
Summaries of the committee, Board and independent Lead Director evaluations are provided to the Board.

FEEDBACK INCORPORATED	◥
Policies and practices are updated as appropriate as a result of director feedback.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	10

COMPENSATION

COMMITTEE

Oversees the Company’s global compensation philosophy, policies and programs	◥

The Compensation Committee’s primary responsibilities include oversight of the following:

•   together with the Nominating & Governance Committee, conducting an annual review of the Company’s executive chairman, if any, and chief executive officer;

•   setting the compensation of our executive chairman, if any, our chief executive officer and members of our global management committee;

•   overseeing the Company’s equity-based plans; and

•   reviewing and making recommendations to the full Board regarding Board compensation.

The Board has determined that each member of the Compensation Committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

MEMBERS ALL INDEPENDENT Nancy McKinstry (Chair) Herbert Hainer Marjorie Magner (Not subject to re-appointment at the Annual Meeting) Nancy McKinstry Paula A. Price Arun Sarin

OVERSIGHT OF COMPENSATION

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our executive chairman, if any, our chief executive officer, members of our global management committee and directors:

•	Compensation Committee. Our Compensation Committee makes the final determination regarding the annual compensation of our executive chairman, if any, our chief executive officer and members of our global management committee, taking into consideration, among other factors, an evaluation of each individual’s performance, the recommendation of the executive chairman, if any, and the chief executive officer regarding the compensation of the members of our global management committee and the advice of the Compensation Committee’s independent compensation consultant. In addition, our Compensation Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the Board with respect to the appropriateness of the compensation paid to our independent directors, and the full Board then reviews these recommendations and makes a final determination on the compensation of our independent directors. For a more detailed discussion regarding the role of compensation consultants with respect to executive and director compensation, see “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultants.”
•	Nominating & Governance Committee. Together with the Compensation Committee, the Nominating & Governance Committee reviews the performance of, and provides a performance rating for, our executive chairman, if any, and our chief executive officer.

•	Executive Chairman and Chief Executive Officer. The executive chairman, if any, and the chief executive officer provide the Compensation Committee with an evaluation of the performance of each member of our global management committee, which includes an assessment of each individual’s performance against his or her annual objectives and a recommendation regarding his or her compensation.

•	Chief Leadership & Human Resources Officer. Our chief leadership & human resources officer solicits input from members of our global management committee and other senior leaders of the Company regarding the performances of our executive chairman, if any, and our chief executive officer to aid the Compensation Committee and Nominating & Governance Committee in the review of their performance.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	11

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy, which provides that all related person transactions covered by the policy must be reviewed and approved or ratified by the Board or by the Nominating & Governance Committee. The Related Person Transactions Policy applies to any transaction that would be required by the SEC to be disclosed in our proxy statement.

The Nominating & Governance Committee or the Board, as applicable, will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders and complies with applicable law. In reviewing related person transactions, the Nominating & Governance Committee or the Board will consider all relevant facts and circumstances, including, among others:

•	the nature of the related person’s interest in the transaction and the material terms of the transaction, including the importance of the transaction both to the related person and to Accenture;

•

whether the transaction would likely impair the judgment of a director or an executive officer to act in the best interest of the Company and, in the case of an outside director, whether it would impair his or her independence; and

•	whether the value and the terms of the transaction are fair to the Company and on a substantially similar basis as would apply if the transaction did not involve a related person.

Certain Related Person Transactions

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners of 5% or more of our Class A ordinary shares and, as a result, are considered “related persons” under the Related Person Transactions Policy. We may conduct business with these organizations in the ordinary course. During fiscal 2019, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities. Each of the following transactions was entered into on an arm’s-length basis in the ordinary course and in accordance with our Related Person Transactions Policy described above:

•	We provided consulting and outsourcing services to The Vanguard Group (“Vanguard”), which, together with its affiliates, beneficially owned approximately 8.5% of our outstanding Class A ordinary shares based on information disclosed in a Schedule 13G/A filed with the SEC on February 11, 2019. Accenture recorded revenues of approximately $13.6 million for these services. In addition, Vanguard and its affiliates received investment management fees totaling approximately $3.2 million with respect to mutual funds offered under the Company’s global retirement programs.
•	BlackRock, Inc. (“BlackRock”) and its affiliates received investment management fees totaling approximately $1.6 million with respect to mutual funds offered under the Company’s global retirement programs. BlackRock, together with its affiliates, beneficially owned approximately 6.4% of our outstanding Class A ordinary shares based on information disclosed in a Schedule 13G/A filed with the SEC on February 4, 2019.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	12

SHAREHOLDER ENGAGEMENT

We maintain an ongoing, proactive outreach effort with our shareholders. Throughout the year, members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through the engagement, we leverage the discussions to cover topics of interest to our shareholders, including our strategy, compensation, risk oversight, Board and other governance topics.

This year, as part of our recurring engagement with shareholders, our outreach included, among other things, an update on our environmental, social and governance initiatives. In a combined effort with Investor Relations and Legal teams, we reached out to our top 30 shareholders. The discussions occurred in October through December 2019. The feedback received from our shareholder outreach efforts is communicated to and considered by the Board, and our engagement activities have produced valuable feedback that helps inform our decisions and our strategy, when appropriate.

Engaged with holders of more than 35% of our shares outstanding, including approximately	◥

POLITICAL CONTRIBUTIONS AND LOBBYING

Pursuant to the Company’s political contributions and lobbying policy, the Company has a long-standing global policy against making contributions to political parties, political committees or candidates using company resources, even where permitted by law. In the United States, Accenture maintains a political action committee (the “PAC”) that is registered with the Federal Election Commission and makes federal political contributions on a bipartisan basis to political parties, political committees and candidates. The contributions made by the PAC are not funded by corporate funds and are fully funded by voluntary contributions made by Accenture Leaders in the United States. The Company does not penalize in any way Accenture Leaders who do not contribute to the PAC.

In addition, when we determine it is in the best interest of the Company, we work with governments to provide information and perspective that support our point of view, through our lobbyists and grassroots lobbying communications. We disclose our U.S. federal, state and local lobbying activity and expenditures as required by law. The Audit Committee and senior management have oversight over political, lobbying and other grassroots advocacy activities. The Company’s political contributions and lobbying policy is available on our website at https://www.accenture.com/us-en/company-political-contributions-policy.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	13

CORPORATE CITIZENSHIP

Companies have an opportunity to step up and positively impact the world at a scale that makes a difference, and we use our understanding of technology and its impact to create societies that offer more opportunities to more people. To facilitate our progress and performance, the Nominating & Governance Committee oversees our position and practices on matters related to corporate social responsibility.

OUR COMMITMENT STARTS AT THE TOP	We are committed to delivering value for all our stakeholders. This includes being a responsible business in how we serve our clients, which creates value in our communities and for our people. Helping our clients succeed has an impact on the millions of people they employ and the communities where we all work and live.
Julie Sweet Chief Executive Officer

Together we are working to improve the lives of people around the world, now and for the next generation.

SHAPING RESPONSIBLE BUSINESS We have always believed that a responsible approach to business is fundamental to success.	INNOVATING FOR SOCIETY Through the ingenuity of our people, our technology expertise and a broad ecosystem of partners, we innovate at a scale that helps address significant social issues.

Integrity. A commitment to ethics, human rights and strong corporate governance are key elements of our business strategy that are essential for growth, give us a competitive advantage and help to safeguard our people, clients, brand and financial performance. We’re proud to have been recognized among Ethisphere’s World’s Most Ethical Companies for 12 consecutive years.

Sustainability. We are committed to doing our part to protect the planet and to helping those around us pursue their environmental goals. In September 2019, we announced our commitment to using 100% renewable energy across our global office portfolio by 2023. Shifting to renewable forms of power is a critical step toward achieving the Science-Based Target we set to reduce our absolute greenhouse gas emissions 11% by 2025 against our 2016 baseline.

Supply Chain. With a multi-billion-dollar supply chain, we have the purchasing power to drive positive change on a global scale. We work closely with our suppliers to promote shared values and advance key priorities, such as sustainability, inclusion and diversity, human rights and innovation. Our ambition is to shift the culture of buying both inside and outside our company, while generating long-term value for our clients, our suppliers and our communities.

Technology & Society. We are using the power of new technologies to address a variety of complex societal challenges in areas such as health, human rights, inclusion and environmental sustainability. Through these technologies, we can create solutions that make a positive, lasting impact for people and communities in ways that were not previously possible.

Skills to Succeed. Through our Skills to Succeed initiative, we are addressing—at scale—the global need for skills that open doors to employment and economic opportunity, continually evolving our programs to focus on relevant skills. To date, with our strategic partners, we have equipped more than 2.8 million people with the skills to get a job or build a business, and in 2018 we committed more than US$200 million over the next three years to help equip people around the world with job skills for the digital age.

Social Innovators. Inspired by the difference that our people around the world are making, we are centralizing how we use innovation to tackle a number of challenging issues. This company-wide initiative brings our innovators together in a virtual community to learn best practices, to create global events and design competitions and to share ideas and success stories with colleagues around the globe.

Our annual Corporate Citizenship Report explores our goals, progress and performance across our global operations and serves as our Communication on Progress to the United Nations Global Compact. View our most recent report at https://www.accenture.com/corporatecitizenship.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	14

Our People

People are our most important source of competitive strength. We are focused on creating a truly human environment, where our people can be their best selves, both professionally and personally. We have a relentless focus on helping them develop skills to remain at the forefront of both technology and industry. To do this, we invest nearly US$1 billion annually in continuous learning and professional development opportunities that are customized for each individual and specialized to ensure our people are highly relevant.

We are proud to be recognized as an employer of choice for the world’s innovators by many respected organizations, including Business Today/People Strong’s Best Companies to Work For in India – 8 consecutive years, The Sunday Times Best 25 Big Companies to Work For in the UK – 4 consecutive years and FORTUNE’s 100 Best Companies to Work For in the US – 11 consecutive years.

Workplace Respect

Respect for the individual flows through everything we do, helping shape our culture and define our character. We are committed to fostering a trusting, open and inclusive environment where each person is treated in a manner that reflects our values.

The first fundamental behavior featured in our Code of Business Ethics is “Make Your Conduct Count,” which articulates five locally relevant yet globally applicable standards that guide our people’s behavior across our diverse organization. The standards are treating each other with respect, conducting ourselves with the highest standards of professional behavior, not engaging in discrimination, speaking up without fear of retaliation and avoiding personal conflicts of interest.

This framework creates a foundation for a respectful, inclusive and ethical environment that helps us inspire our people. We believe these ethical behaviors are critical to the success of our business.

Advancing Inclusion & Diversity

Our unwavering commitment to inclusion and diversity enables us to attract, develop, inspire and reward top talent. It creates an environment that unleashes innovation, allows our people to perform at their very best and underpins a culture in which everyone feels they have an equal opportunity to belong and build a career.

This commitment starts at the top with our executive chairman, chief executive officer and Board. And we expect leaders at all levels to help create and sustain a culture where everyone can advance and thrive. Our areas of focus include gender, ethnicity, LGBTQ+, persons with disabilities and cross-cultural diversity.

Gender Diversity

We are making progress on our path to achieving a gender-balanced workforce by 2025. At the end of fiscal 2019, approximately 44 percent of our people were women, up from 38 percent in 2016. Additionally, we strive to ensure that all our people are compensated fairly and equitably from the moment we hire them through the milestones of their careers here. When we see a disparity for any of our people, we fix it.

ACCENTURE 2019 PROXY STATEMENT	Corporate Governance	15

COMMUNICATING WITH THE BOARD

The Board welcomes questions and comments. Any interested parties, including shareholders, may submit their communication to our General Counsel, Secretary and Chief Compliance Officer, who will determine when communications and concerns will be forwarded to the Board, our independent directors as a group or our independent Lead Director.

Address correspondence to: Attention: General Counsel, Secretary and Chief Compliance Officer, Accenture, 161 N. Clark Street, Chicago, Illinois, 60601, USA.

Ethics Concerns or Complaints?

Separately, we also have established mechanisms for receiving, retaining and addressing concerns or complaints. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. Employees may raise concerns in a confidential and/or anonymous manner in accordance with the instructions for the Accenture Business Ethics Helpline, which are available on the website at the address below.

Website: https://businessethicsline.com/accenture

ACCENTURE 2019 PROXY STATEMENT	16

PROPOSAL 1: RE-APPOINTMENT OF DIRECTORS

Accenture’s directors are elected at each annual general meeting of shareholders and hold office for 1-year terms or until their successors are duly elected (unless his or her office is vacated earlier in accordance with our Articles of Association).

All of the director nominees are current Board members. The Nominating & Governance Committee reviewed the performance and qualifications of the directors listed below and recommended to the Board, and the Board approved, that each be recommended to shareholders for re-appointment to serve for an additional 1-year term.

David Rowland was appointed by the Board as a director effective January 10, 2019 and was appointed executive chairman effective September 1, 2019. Julie Sweet became chief executive officer of the Company and was appointed by the Board as a director effective September 1, 2019. Both David Rowland and Julie Sweet are subject to re-appointment by our shareholders at the Annual Meeting. In addition, in connection with our efforts to continually refresh the Board, Marjorie Magner, who currently serves as our independent Lead Director, is not subject to re-appointment at the Annual Meeting and will step down, effective at the completion of the Annual Meeting. We thank Ms. Magner for her leadership, dedicated service to the Company and our shareholders and many contributions to the Board, particularly during the past year of leadership transitions. The independent directors have appointed Gilles Pélisson, one of our current independent directors, to become our independent Lead Director, effective at the completion of the Annual Meeting and subject to his re-election at the Annual Meeting.

All of the nominees have indicated that they will be willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.

As required under Irish law and our Articles of Association, the resolution in respect of this Proposal 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 1 IS AS FOLLOWS:

“By separate resolutions, to re-appoint the following eleven directors: Jaime Ardila; Herbert Hainer; Nancy McKinstry; Gilles C. Pélisson; Paula A. Price; Venkata (Murthy) Renduchintala; David P. Rowland; Arun Sarin; Julie Sweet; Frank K. Tang and Tracey T. Travis.”

DIRECTOR CHARACTERISTICS AND SUCCESSION PLANNING

Our Board is committed to regular renewal and refreshment and has continuously enhanced the director recruitment and selection process, resulting in a well-qualified and diverse group of director nominees. As part of that process, the Nominating & Governance Committee regularly reviews the composition of our Board and assesses the skills and characteristics of our directors with a view towards enhancing the composition of our Board to support the Company’s evolving strategy.

Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee seeks to ensure that the Board is composed of individuals whose particular backgrounds, skills and expertise, when taken together, will provide the Board with the range of skills and expertise to guide and oversee Accenture’s strategy, operations and management. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;
•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	17

In addition, in light of the skills and expertise of the incumbent directors, the committee assesses the contribution that a particular candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy, operations and management.

BOARD DIVERSITY AND TENURE

Consistent with the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee also seeks geographic, age, gender and ethnic diversity among the members of the Board. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership.

In addition, we believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Therefore, we aim to maintain an appropriate balance of tenure across our directors. In furtherance of the Board’s active role in Board succession planning, the Board has appointed 7 new directors since 2015.

Our director nominees reflect those efforts and the importance of diversity to the Board. Of our 11 director nominees:

BOARD DIVERSITY

GENDER	ETHNICITY	GLOBAL

BOARD COMMITTEES CHAIRED BY WOMEN	SIGNIFICANT BOARD REFRESHMENT	AGE DISTRIBUTION

	New Directors Over Past 5 Years	Average Age of Director Nominees
of Committees Chaired by Women		Age range: 51 – 65

BOARD TENURE

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	18

QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

In considering each director nominee for the Annual Meeting, the Board and the Nominating & Governance Committee evaluated such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Nominating & Governance Committee considered the nomination criteria discussed above, as well as the years of experience many directors have had working together on the Board and the deep knowledge of the Company they have developed as a result of such service. The Board and the Nominating & Governance Committee also evaluated each of the director’s contributions to the Board and role in the operation of the Board as a whole.

We believe our director nominees bring a well-rounded variety of experiences, qualifications, attributes and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The table below summarizes some of the experience, qualifications, attributes and skills of our director nominees. This high-level summary is not intended to be an exhaustive list of each of our director nominee’s skills or contributions to the Board; we look to each director to be knowledgeable in these areas. We have identified below the areas where each director has specific expertise or prominence that he or she brings to the Board. Further information on each director nominee, including some of their specific experience, qualifications, attributes or skills is set forth in the biographies on pages 20 to 25 of this proxy statement.

*

We look to each director to be knowledgeable in these areas. However, we have included a director in each of the areas where the director has specific expertise or prominence that he or she brings to the Board.

PROCESS FOR SELECTING NEW OUTSIDE DIRECTORS

To identify, recruit and evaluate qualified candidates for the Board, the Board has used the services of professional search firms. In some cases, nominees have been individuals known to Board members or others through business or other relationships. Typically, a third-party professional search firm identifies potential director nominees. Prior to a potential director’s nomination, the director candidate will meet separately with the executive chairman, if any, the chief executive officer, the chair of the Nominating & Governance Committee and the independent Lead Director, who will consider the potential director’s candidacy. In addition, a professional search firm retained by the Nominating & Governance Committee will verify information about the prospective candidate. A background check will be completed before a final recommendation is made to the Board. Generally, director candidates will also meet separately with other members of the Board, and after review and discussion with each of these directors, the Nominating & Governance Committee will decide whether to recommend, and the Board will decide whether to approve, the candidate’s appointment as a director.

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	19

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Accenture’s orientation program for new directors includes a discussion of a broad range of topics, including the background of the Company, the Board and its governance model, Accenture’s strategy and business operations, its financial statements and capital structure, the management team, key industry and competitive factors, the legal and ethical responsibilities of the Board and other matters crucial to the ability of a new director to fulfill his or her responsibilities. Our directors are expected to keep current on issues affecting Accenture and its industry and on developments with respect to their general responsibilities as directors. Accenture will either provide or pay for ongoing director education.

PROCESS FOR SHAREHOLDERS TO RECOMMEND DIRECTOR NOMINEES

Our Corporate Governance Guidelines and Articles of Association address the processes by which shareholders may recommend director nominees, and the policy of the Nominating & Governance Committee is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation in accordance with our Articles of Association and applicable law, including the name and other pertinent information for the nominee, to: Chair of the Nominating & Governance Committee, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, Attention: General Counsel, Secretary and Chief Compliance Officer. As provided for in our Corporate Governance Guidelines, the Nominating & Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Article 84(a)(ii) of our Articles of Association prescribes certain timing and nomination requirements with respect to any such recommendation and Article 84(b) prescribes certain other requirements if an eligible shareholder wishes to have their nominee included in our proxy materials for our annual general meeting (see “Additional Information—Submission of Future Shareholder Proposals” for additional details on how to submit a director nominee for our 2021 annual general meeting).

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	20

DIRECTOR BIOGRAPHIES

Set forth below are the biographies of our director nominees up for reelection at the Annual Meeting.

JAIME

ARDILA

DIRECTOR SINCE 2013 INDEPENDENT 64 YEARS OLD AUDIT COMMITTEE (Member) FINANCE COMMITTEE (Chair)

Jaime Ardila was formerly the executive vice president of automobile manufacturer General Motors Company (“GM”), president of GM’s South America region and was a member of GM’s executive committee, from 2010 until his retirement in March 2016. He previously served as president and managing director of GM’s operations in Brazil, Argentina, Uruguay and Paraguay from November 2007 to June 2010. Prior to serving in that role, he served as vice president and chief financial officer of GM’s Latin America, Africa and Middle East region from March 2003 to October 2007, as president and managing director of GM Argentina from March 2001 to February 2003, and as president of GM Colombia from March 1999 to March 2001. Mr. Ardila joined GM in 1984 and held a variety of financial and senior positions with the company, primarily in Latin America, as well as in Europe and the United States. From 1996 to 1998, Mr. Ardila served as the managing director, Colombian Operations, of N M Rothschild & Sons Ltd and then rejoined GM in 1998 as president of GM Ecuador.

Mr. Ardila is chairman of the board of Goldman Sachs BDC, Inc. and a director of Nexa Resources S.A. He previously served on the board of Ecopetrol S.A. from 2016 to 2019.

SPECIFIC EXPERTISE: Mr. Ardila brings to the Board significant managerial, operational and global experience as a result of the various senior positions he has held with GM, including as executive vice president of GM and president of GM South America. The Board also benefits from his broad experience in manufacturing and knowledge of the Latin American market.

HERBERT

HAINER

DIRECTOR SINCE 2016 INDEPENDENT 65 YEARS OLD COMPENSATION COMMITTEE (Member) FINANCE COMMITTEE (Member)

Herbert Hainer was the chief executive officer of the sporting goods company adidas AG (“adidas”) from March 2001 until his retirement in September 2016. Mr. Hainer was also a member of the adidas executive board from March 1997 until his retirement. Mr. Hainer previously served as senior vice president of sales and logistics of adidas in Europe, Africa and the Middle East from 1996 until March 1997. Prior to serving in that role, he served as managing director of sales and logistics of adidas Germany from 1993 until 1995 and prior to that as national sales director of adidas Germany from 1991 until 1993. Mr. Hainer joined adidas in 1987 and held a variety of senior positions with the company. From 1979 to 1987, Mr. Hainer served as division manager sales and marketing Germany of Procter & Gamble GmbH.

Mr. Hainer is a director of Deutsche Lufthansa AG and Allianz SE.

SPECIFIC EXPERTISE: Mr. Hainer brings to the Board significant managerial, operational and global experience as a result of the various senior positions he held during his tenure with adidas, including as its chief executive officer. The Board also benefits from his experience in sales, knowledge of the European market and significant experience in international business.

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	21

NANCY

MCKINSTRY

DIRECTOR SINCE 2016 INDEPENDENT 60 YEARS OLD COMPENSATION COMMITTEE (Chair) NOMINATING & GOVERNANCE COMMITTEE (Member)

Nancy McKinstry has been chief executive officer and chairman of the executive board of Wolters Kluwer N.V. (“Wolters Kluwer”), a global professional information services and solutions company, since September 2003 and a member of its executive board since 2001. Before assuming her current position, Ms. McKinstry gained more than a decade of experience with Wolters Kluwer and its North American subsidiaries, serving as chief executive officer of CCH Legal Information Services for three years and as chief executive officer of operations in North America. Earlier in her career, she was a principal with Booz & Company (formerly Booz Allen Hamilton Inc.), focusing on media and technology.

Ms. McKinstry is a director of Abbott Laboratories.

SPECIFIC EXPERTISE: Ms. McKinstry brings to the Board strong experience in the professional services sector from her long career at Wolters Kluwer, where she has led the company’s digital transformation, as well as broad international perspective as both the chief executive officer of a global company and a director of large, multinational companies. The Board also benefits from her experience in the European market and her background in the digital, media and technology industries.

GILLES C.

PÉLISSON

DIRECTOR SINCE 2012 INDEPENDENT 62 YEARS OLD NOMINATING & GOVERNANCE COMMITTEE (Chair)

Gilles C. Pélisson has been the chairman and chief executive officer of TF1 Group, a leading French broadcasting company, since February 2016. He previously served as chief executive officer of global hotel group Accor from 2006 until December 2010 and also as its chairman from 2009 until January 2011. Mr. Pélisson served as chief executive officer of mobile operator Bouygues Telecom from 2001 to 2005 and also as its chairman from 2004 to 2005. From 2000 to 2001, he was with the SUEZ group, and in 2000 he became chairman of Noos, a cable network operator. Mr. Pélisson served as the chief executive officer of Disneyland Paris Resort from 1995 to 2000 and also as its chairman starting in 1997.

Subject to his re-election at the Annual Meeting, Mr. Pélisson has been appointed to succeed Marjorie Magner as independent Lead Director of the Board, effective as of the completion of the Annual Meeting, and will cease being chair of the Nominating & Governance Committee, effective January 31, 2020.

SPECIFIC EXPERTISE: Mr. Pélisson brings to the Board significant managerial, operational and global experience from his tenure as chairman and chief executive officer of TF1 Group, as chairman and chief executive officer of Accor, as chairman and chief executive officer of Bouygues Telecom, as chairman and chief executive officer of Disneyland Paris and from other senior executive positions he has held at several other companies as well as his previous service as a director of other public company boards. The Board also benefits from his broad experience in the European and Asian markets, as well as his experience in governance.

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	22

PAULA A.

PRICE

DIRECTOR SINCE 2014 INDEPENDENT 58 YEARS OLD AUDIT COMMITTEE (Chair) COMPENSATION COMMITTEE (Member)

Paula A. Price has been the chief financial officer of Macy’s, Inc., an omni-channel retailer of apparel, accessories and other goods, since July 2018. From 2014 to 2018, she was a full-time senior lecturer at Harvard Business School. Prior to joining the faculty of Harvard Business School, she was executive vice president and chief financial officer of Ahold USA, a U.S. grocery retailer, which she joined in 2009. Prior to joining Ahold USA, Ms. Price was senior vice president, controller and chief accounting officer at CVS Caremark. Earlier in her career, Ms. Price was the chief financial officer of the Institutional Trust Services division of JPMorgan Chase & Co. and also held senior management positions at Prudential Insurance Co. of America, Diageo and Kraft Foods. A certified public accountant, she began her career at Arthur Andersen & Co.

Ms. Price previously served as a director of Dollar General Corporation from 2014 to 2018 and Western Digital Corporation from 2014 to 2019.

SPECIFIC EXPERTISE: Ms. Price brings to the Board broad experience across finance, general management and strategy gained from her service in senior executive and management positions at major corporations across several industries, including, in particular, the retail, financial services and consumer packaged goods industries. She brings to the Board an important perspective from her experience as a chief financial officer, a member of the faculty of Harvard Business School and from her service as a director of other public company boards. The Board also benefits from her extensive background in finance and accounting matters.

VENKATA (MURTHY)

RENDUCHINTALA

DIRECTOR SINCE 2018 INDEPENDENT 54 YEARS OLD AUDIT COMMITTEE (Member)

Venkata (Murthy) Renduchintala has been chief engineering officer at Intel Corporation, a computer products and technology company, since November 2015. He also serves as group president of the Technology, Manufacturing and Systems Architecture Group. Before assuming his current position, Dr. Renduchintala held various senior positions at Qualcomm Incorporated, a mobile technology company, most recently as executive vice president, Qualcomm Technologies and co-president of Qualcomm CDMA Technologies from 2012 to 2015, where he led the semiconductor business in the computer and mobile segments. Dr. Renduchintala joined Qualcomm Technologies in 2004 from Skyworks Solutions, Inc., where he was vice president and general manager of the Cellular Systems division from 2000 to 2004. Prior to Skyworks, he spent a decade with Philips Electronics, Inc. progressing to become vice president of engineering for its consumer communications business.

SPECIFIC EXPERTISE: Dr. Renduchintala brings to the Board global experience through his tenure as an executive at Intel Corporation and prior positions at Qualcomm, Skyworks and Philips Electronics. Dr. Renduchintala also brings deep technology expertise, with an important perspective on mobile Internet of Things, among other areas that are of relevance to Accenture.

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	23

DAVID

ROWLAND

DIRECTOR SINCE 2019 EXECUTIVE CHAIRMAN 58 YEARS OLD

David Rowland became executive chairman of the Board of Directors in September 2019 and has served as a Board member since January 2019. From January 2019 to September 2019, he served as our interim chief executive officer. Prior to assuming that role, Mr. Rowland was our chief financial officer from July 2013 to January 2019. Previously, he served as our senior vice president—Finance from October 2006 to July 2013 and our managing director—Finance Operations from July 2001 to October 2006. Earlier in his career with the Company, he served as our finance director—Communications, Media & Technology operating group and as our finance director—Products operating group. Prior to the merger of Accenture Holdings plc with and into Accenture plc in March 2018, Mr. Rowland served on the board of Accenture Holdings plc.

SPECIFIC EXPERTISE: Mr. Rowland brings to the Board a deep knowledge of Accenture’s business, the global marketplace and the competitive environment—coupled with his significant leadership experience—from his 36 years with the company, including his previous executive roles as interim chief executive officer and chief financial officer. The Board also benefits from Mr. Rowland’s perspective as a longstanding member of Accenture’s global management commitee and senior leadership team who has played a significant role in shaping Accenture’s long-term business strategy.

ARUN

SARIN

DIRECTOR SINCE 2015 INDEPENDENT 65 YEARS OLD COMPENSATION COMMITTEE (Member) NOMINATING & GOVERNANCE COMMITTEE (Member)

Arun Sarin was chief executive officer of Vodafone Group Plc (“Vodafone”) from 2003 until his retirement in 2008, and also served as a director of Vodafone from 1999 to 2008. Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various management positions there and at AirTouch Communications Inc., which Pacific Telesis spun off in 1994, and was named president and chief operating officer of AirTouch in 1997. After AirTouch merged with Vodafone in 1999, he was appointed chief executive officer of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become chief executive officer of InfoSpace, Inc., and from 2001 until 2003, he served as chief executive officer of Accel-KKR Telecom. Mr. Sarin rejoined Vodafone in 2003 as its group chief executive officer. After his retirement in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Co. for five years.

Mr. Sarin is chairman of the board of Cerence, Inc. and a director of Cisco Systems, Inc. and The Charles Schwab Corporation. He previously served as a director of Safeway, Inc. from 2009 to 2015 and Blackhawk Network Holdings, Inc. from 2009 to 2018.

Subject to his re-election at the Annual Meeting, Mr. Sarin has been appointed to succeed Mr. Pélisson as chair of the Nominating & Governance Committee, effective January 31, 2020.

SPECIFIC EXPERTISE: Mr. Sarin brings to the Board significant global, managerial and financial experience as a result of his tenure as chief executive officer at Vodafone and prior senior executive experience. The Board benefits from his technology background and experience in the telecommunications industry. Mr. Sarin also brings an important perspective from his service as a director of other global, public company boards.

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	24

JULIE

SWEET

DIRECTOR SINCE 2019 CEO 52 YEARS OLD

Julie Sweet became our chief executive officer and a member of the Board of Directors in September 2019. From June 2015 to September 2019, Ms. Sweet served as chief executive officer of Accenture’s business in North America. From March 2010 to June 2015, she was our general counsel, secretary and chief compliance officer. Prior to joining Accenture in 2010, Ms. Sweet was a partner for 10 years in the law firm Cravath, Swaine & Moore LLP.

SPECIFIC EXPERTISE: Ms. Sweet brings to the Board a strong leadership track record from her tenure as a member of Accenture’s global management committee and senior leadership team. Given her previous executive roles as chief executive officer of Accenture’s business in North America, the company’s largest geographic market, and general counsel, secretary and chief compliance officer, Ms. Sweet also brings to the Board a broad understanding of the Company’s business, operations and growth strategy. The Board also benefits from Ms. Sweet’s perspective from her external leadership as a member of the World Economic Forum’s International Business Council and the Business Roundtable and her public policy advocacy in the areas of innovation, technology’s impact on business and inclusion and diversity.

FRANK K.

TANG

DIRECTOR SINCE 2014 INDEPENDENT 51 YEARS OLD FINANCE COMMITTEE (Member)

Frank K. Tang is chairman and chief executive officer of FountainVest Partners (“FountainVest”), a leading private equity firm focusing on investments in China. Before co-founding FountainVest in 2007, Mr. Tang was senior managing director and head of China investments at Temasek Holdings. Prior to joining Temasek in 2005, Mr. Tang was a managing director at Goldman Sachs, where he worked for nearly 11 years, including as the head of the telecommunications, media and technology investment banking group in Asia, excluding Japan.

Mr. Tang is a director of Weibo Corporation.

SPECIFIC EXPERTISE: Mr. Tang brings to the Board significant business and leadership experience both in investment banking, from his tenure at Goldman Sachs, and in private equity, as a co-founder of FountainVest Partners and as a senior managing director and head of China investments at Temasek Holdings. The Board also benefits from his deep knowledge and expertise in the Asian markets, particularly with respect to China.

ACCENTURE 2019 PROXY STATEMENT	Proposal 1: Re-Appointment of Directors	25

TRACEY T.

TRAVIS

DIRECTOR SINCE 2017 INDEPENDENT 57 YEARS OLD AUDIT COMMITTEE (Member) FINANCE COMMITTEE (Member)

Tracey T. Travis has been executive vice president and chief financial officer of The Estée Lauder Companies Inc., a global manufacturer and marketer of skin care, makeup, fragrance and hair care products, since 2012. Before assuming her current position, Ms. Travis served as the senior vice president of finance and chief financial officer of Ralph Lauren Corporation from January 2005 through July 2012. From 2001 to 2004, Ms. Travis was with Limited Brands where she served as senior vice president of Finance from 2002 to 2004 and chief financial officer of Intimate Brands Inc. from 2001 to 2002. From 1999 to 2001 Ms. Travis was chief financial officer of the Americas Group of American National Can, where she led both the finance and information technology groups. From 1989 to 1999, Ms. Travis held various management positions at PepsiCo/Pepsi Bottling Group. Ms. Travis began her career at General Motors Co. as an engineer and senior financial analyst.

Ms. Travis previously served as a director of Campbell Soup Company from 2011 to 2017.

SPECIFIC EXPERTISE: Ms. Travis brings to the Board significant experience in both finance and operations management in various industries through her experience as the chief financial officer of The Estée Lauder Companies Inc. and prior positions at Ralph Lauren, Limited Brands, PepsiCo and General Motors. Ms. Travis also brings an important perspective from her service as a director of other public company boards.

Marjorie Magner is not subject to re-appointment at the Annual Meeting.

ACCENTURE 2019 PROXY STATEMENT	26

DIRECTOR COMPENSATION	The Compensation Committee reviews and, based in part on the advice of its independent consultant, makes recommendations to the full Board with respect to the compensation of our independent directors annually or more frequently as circumstances may warrant. The full Board reviews these recommendations and makes a final determination on the compensation of our directors. The Compensation Committee’s review of director compensation in fiscal 2019 included consideration of the compensation practices of the boards of directors of relevant peer companies and the general market, as well as a study by its independent consultant, which was prepared at the request of the Compensation Committee. After review of the Compensation Committee’s recommendation, the Board approved the independent director compensation for fiscal 2019 below.

ELEMENTS OF DIRECTOR COMPENSATION

Each independent director receives annual compensation in the form of an annual cash retainer and an annual equity retainer, as well as the additional retainers as noted below:

DIRECTOR COMPENSATION(1)

Additional Annual Director Compensation

• $25,000 Retainer for Audit Committee Chair

• $15,000 Retainer for Audit Committee Members

• $20,000 Retainer for each Compensation, Finance
and Nominating & Governance Committee Chair

• $10,000 Retainer for each Compensation, Finance,
and Nominating & Governance Committee Member

• $42,500 Retainer for independent Lead Director/
Non-Executive Chair

(1)  Each of our independent directors may elect to receive the annual retainer and other retainers in the form of cash, entirely in the form of restricted share units (“RSUs”) or one-half in cash and one-half in RSUs. Grants of RSUs to our directors are fully vested on the date of grant, and future delivery of the underlying shares is not dependent on a director’s continued service. Directors are entitled to a proportional number of additional RSUs on outstanding awards if we pay a dividend. The underlying shares for RSU awards granted in fiscal 2019 will be delivered 1 year after the grant date; directors may not further delay delivery of the shares. Newly appointed directors also receive an initial award of fully-vested RSUs valued at approximately $210,000 upon appointment to the Board. The non-executive chair, if any, receives an additional award of fully-vested RSUs valued at approximately $200,000.

Governance Features

Our compensation program for independent directors operates with the following governance features:

•	Equity Ownership Requirements. Directors must maintain ownership of Accenture equity having a fair market value equal to 3 times the value of the annual director equity grants. This requirement must be met by each director within 3 years of joining the Board. Each of our directors who had been a director for 3 or more years met this requirement in fiscal 2019.

•	Limit on Director Compensation. Annual limit of $750,000 in maximum aggregate compensation per individual independent director.

•	Trading Windows. Our directors can only transact in Accenture securities during approved trading windows after satisfying mandatory clearance requirements.
•	Hedging and Pledging Prohibition. Our Restricted Persons Trading policy and our Insider Trading policy prohibit our directors from hedging or pledging Accenture securities.

•	Other Compensation. Our independent directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies and have entered into indemnification agreements with each of our directors. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities, such as site visits and presentations in which they engage as directors.

ACCENTURE 2019 PROXY STATEMENT	Director Compensation	27

DIRECTOR COMPENSATION FOR FISCAL 2019

As described more fully above, the following table summarizes the annual compensation for our independent directors during fiscal 2019:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)(3)	All Other Compensation($)(4)	Total($)
Jaime Ardila	$135,000	$209,865	—	$344,865
Charles H. Giancarlo(5)	—	—	—	—
Herbert Hainer	$120,000	$209,884	—	$329,884
Marjorie Magner(6)	$162,500	$409,884	—	$572,384
Nancy McKinstry	$130,000	$209,903	—	$339,903
Gilles C. Pélisson	$120,000	$209,884	—	$329,884
Paula A. Price	$135,000	$209,884	—	$344,884
Venkata (Murthy) Renduchintala	$115,000	$209,942	—	$324,942
Arun Sarin	$120,000	$209,884	—	$329,884
Frank K. Tang	$110,000	$210,000	—	$320,000
Tracey T. Travis	$125,000	$209,932	—	$334,932

(1)	The annual retainers and additional retainers for Board committee service paid to our independent directors during fiscal 2019 were as follows:

Name	Annual Retainer($)	Committee Chair Retainer($)	Committee Member Retainer($)	Total($)
Jaime Ardila(a)	$100,000	$20,000	$15,000	$135,000
Charles H. Giancarlo	—	—	—	—
Herbert Hainer(a)	$100,000	—	$20,000	$120,000
Marjorie Magner	$142,500	—	$20,000	$162,500
Nancy McKinstry(a)	$100,000	$20,000	$10,000	$130,000
Gilles C. Pélisson(a)	$100,000	$20,000	—	$120,000
Paula A. Price	$100,000	$25,000	$10,000	$135,000
Venkata (Murthy) Renduchintala(a)	$100,000	—	$15,000	$115,000
Arun Sarin	$100,000	—	$20,000	$120,000
Frank K. Tang(a)	$100,000	—	$10,000	$110,000
Tracey T. Travis(a)	$100,000	—	$25,000	$125,000

(a)

Messrs. Ardila, Hainer, Pélisson, Renduchintala and Tang elected to receive 100% of their retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to the cash amount that they would otherwise have received. Ms. McKinstry and Ms. Travis elected to receive 50% of their retainers in the form of fully vested RSUs, with a grant date fair value approximately equal to 50% of the cash amount that they would otherwise have received. The number of fully vested RSUs awarded was based on the fair market value of Accenture plc Class A ordinary shares on the date of grant, rounded down to the nearest number of whole shares.

(2)

Represents aggregate grant date fair value of stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. For more information, please refer to Note 12 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2019. Reflects the grant of a whole number of shares. With the exception of the award of RSUs with a grant date fair value of approximately $200,000 awarded to Ms. Magner in connection with her service as non-executive chair of the Board, all other RSU awards represent annual grants to our directors.

ACCENTURE 2019 PROXY STATEMENT	Director Compensation	28

(3)	The aggregate number of vested RSU awards outstanding at the end of fiscal 2019 for each of our independent directors was as follows:

Name	Aggregate Number of Vested RSU Awards Outstanding as of August 31, 2019
Jaime Ardila	2,252
Charles H. Giancarlo	—
Herbert Hainer	2,154
Marjorie Magner	2,677
Nancy McKinstry	1,795
Gilles C. Pélisson	2,154
Paula A. Price	1,371
Venkata (Murthy) Renduchintala	2,122
Arun Sarin	1,371
Frank K. Tang	2,090
Tracey T. Travis	1,779

(4)	The aggregate amount of perquisites and other personal benefits received by each of our independent directors in fiscal 2019 was less than $10,000.

(5)

Under SEC rules, this director is required to be included in the Director Compensation Table as he served on the Board during a portion of fiscal 2019. This director retired from the Board on February 1, 2019 and did not receive any retainer in fiscal 2019.

(6)	Director is not subject to re-appointment at the Annual Meeting.

ACCENTURE 2019 PROXY STATEMENT	29

BENEFICIAL OWNERSHIP

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 2, 2019. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or group of persons has the right to acquire within 60 days after December 2, 2019 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group of persons.

The following beneficial ownership table sets forth, as of December 2, 2019, information regarding the beneficial ownership of Accenture plc Class A ordinary shares held by: (1) each of our directors and named executive officers, except Pierre Nanterme given his passing; and (2) all of our current directors and executive officers as a group. No person listed below owns any Accenture plc Class X ordinary shares.

	Accenture plc Class A Ordinary Shares
Name of Beneficial Owner(1)	Shares Beneficially Owned(#)	% Shares Beneficially Owned
Jaime Ardila	10,099	*
Herbert Hainer	3,630	*
Marjorie Magner	14,067	*
Nancy McKinstry	2,751	*
Gilles C. Pélisson	13,055	*
Paula A. Price	5,345	*
Venkata (Murthy) Renduchintala	1,331	*
Arun Sarin	4,122	*
Frank K. Tang	6,506	*
Tracey T. Travis	1,994	*
David P. Rowland	32,878	*
Julie Sweet(2)	13,776	*
KC McClure(3)	21,447	*
Alexander M. van ’t Noordende(4)	92,392	*
Richard Lumb(5)	2,108	*
All Directors and Executive Officers as a Group (24 Persons)(6)	635,855	*%

*	Less than 1% of Accenture plc’s Class A ordinary shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

(2)	Includes 10,482 RSUs that could be delivered as shares within 60 days from December 2, 2019.

(3)	Includes 1,734 RSUs that could be delivered as shares within 60 days from December 2, 2019.

(4)	Includes 4,496 RSUs that could be delivered as shares within 60 days from December 2, 2019.

(5)	Includes 2,055 RSUs that could be delivered as shares within 60 days from December 2, 2019.

(6)	Includes 41,414 RSUs that could be delivered as shares within 60 days from December 2, 2019.

ACCENTURE 2019 PROXY STATEMENT	Beneficial Ownership	30

BENEFICIAL OWNERSHIP OF MORE THAN 5%

Based on information available as of December 2, 2019, no person beneficially owned more than 5% of Accenture plc’s Class X ordinary shares, and the only persons known by us to be a beneficial owner of more than 5% of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A Ordinary Shares
Name and Address of Beneficial Owner	Shares Beneficially Owned	% Shares Beneficially Owned
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(1)	54,296,658	8.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(2)	42,873,376	6.4%

(1)

Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 11, 2019 by Vanguard and certain related entities reporting sole power to vote or direct the vote over 785,830 Class A ordinary shares, sole power to dispose or direct the disposition of 53,353,565 Class A ordinary shares, shared power to vote or direct the vote over 170,530 Class A ordinary shares and shared power to dispose or direct the disposition of 943,093 Class A ordinary shares.

(2)

Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 4, 2019 by BlackRock and certain related entities reporting sole power to vote or direct the vote over 36,486,207 Class A ordinary shares and sole power to dispose or direct the disposition of 42,873,376 Class A ordinary shares.

As of December 2, 2019, Accenture beneficially owned an aggregate of 21,902,507 Accenture plc Class A ordinary shares, or 3.3% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	31

PROPOSAL 2: NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

We are pleased to provide our shareholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis and compensation tables.

In considering their vote, we urge shareholders to review the information on Accenture’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 32 to 50, as well as the discussion regarding the Compensation Committee on page 10.

The shareholder vote on this resolution will not be binding on management or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future compensation decisions for our named executive officers.

Shareholders continued to show strong support of our executive compensation programs, with more than 93% of the votes cast for the approval of the “say-on-pay” proposal at our 2019 annual general meeting of shareholders.

Accenture employs a pay-for-performance philosophy for our entire global management committee and all of our named executive officers. Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects the Company’s financial results and the other performance factors described in “—Compensation Discussion and Analysis—Process for Determining Executive Compensation.” Our annualized total shareholder return for the 3-year period ended August 31, 2019 was 22.2%, which was in the 83rd percentile among our peers, and our annualized total shareholder return for the 5-year period ended August 31, 2019 was 22.0%, which was in the 92nd percentile among our peers.

As required under Irish law, the resolution in respect of Proposal 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

In accordance with our policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur at our 2021 annual general meeting of shareholders.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 2 IS AS FOLLOWS:

“Resolved, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

ACCENTURE 2019 PROXY STATEMENT	32

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Accenture’s executive compensation program, its alignment with Accenture’s performance and the 2019 compensation decisions regarding our named executive officers.

EXECUTIVE SUMMARY

Overview

Accenture is one of the world’s leading professional services companies with approximately 492,000 people serving clients in a broad range of industries, with offices and operations in more than 200 cities in 51 countries. We combine our industry expertise with our capabilities across strategy and consulting, digital, technology, and operations to deliver services and solutions that create value for our clients. One of our key goals is to have the best people, with highly specialized skills, across our entire business to drive our competitiveness and set us apart in the marketplace. We seek to reinforce our employees’ commitments to our clients, culture and values through a comprehensive performance management and compensation system and a career philosophy that provides rewards based on individual and Company performance.

Named Executive Officers

The Company’s named executive officers for the fiscal year ended August 31, 2019 and their current titles are:

David P. Rowland, Executive Chairman

Julie Sweet, Chief Executive Officer

KC McClure, Chief Financial Officer

Alexander M. van ’t Noordende, Former Group Chief Executive—Products

Pierre Nanterme, Former Chairman and Chief Executive Officer

Richard Lumb, Former Group Chief Executive—Financial Services

◥

Leadership Transitions

This past year, Accenture has accomplished several seamless leadership transitions. During this period, Accenture has remained committed to delivering the highest quality of services for our clients, creating significant value for our shareholders and ensuring our compensation programs continue to appropriately incentivize our employees.

After a remarkable 36-year career with the Company, Mr. Nanterme stepped down from his positions as chairman and chief executive officer for health reasons effective January 10, 2019 and passed away on January 31, 2019. When Mr. Nanterme stepped down, the Board appointed Mr. Rowland, who was then serving as the Company’s chief financial officer, as interim chief executive officer. Mr. Rowland brought his 35 years of experience with the Company, deep knowledge of our business, and focus on continuing our growth strategy to his new role. At the same time, the Board also appointed Ms. McClure, the Company’s then managing director—Finance Operations, as chief financial officer.

Mr. Rowland continued to serve as interim chief executive officer until September 1, 2019, when Ms. Sweet, our then chief executive officer of Accenture’s business in North America, assumed her position as the Company’s chief executive officer. As of the same date, Mr. Rowland became executive chairman of the Board.

After 32 years of service in various roles at the Company, Mr. van ’t Noordende stepped down from his position as group chief executive—Products effective as of October 1, 2019, and he will remain with the Company through December 31, 2019. Mr. Lumb, our group chief executive—Financial Services, retired from the Company on August 31, 2019 following a 35-year career with Accenture. Both of these individuals held numerous senior executive positions with the Company and contributed significantly to increasing Accenture’s value over the past 3 decades for the benefit of our shareholders.

Compensation changes made in connection with these leadership transitions are described in the Compensation Discussion and Analysis.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	33

Elements of Compensation

The significant components of our executive compensation programs include the following:

		Element	Objective

Fixed	Cash Short-term	Base Compensation	Provides a fixed level of compensation to our named executive officers each year and reflects the named executive officer’s leadership role.

Variable	Cash Mid-term	Global Annual Bonus	Designed to tie pay to both individual and Company performance for the fiscal year, in particular, financial performance compared to the earnings target for the year.
	Equity Long-term	Key Executive Performance Share Program

Used to grant equity to our named executive officers and intended to be the most significant element of compensation. Vesting of awards is tied to meeting performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-fiscal-year period.

		Accenture Leadership Performance Equity Award Program	Rewards high performers based on individual and Company performance, in each case, with respect to the prior fiscal year.
Voluntary Equity Investment Program

Opportunity to designate up to 30% of cash compensation to make monthly purchases of Accenture plc Class A ordinary shares with a 50% matching RSU grant following the end of the program year that generally vests 2 years later.

Fiscal 2019 Interim Chief Executive Officer (Current Executive Chairman) Compensation Highlights

The compensation decisions for fiscal 2019, including with respect to Mr. Rowland, our interim chief executive officer during fiscal 2019 (and current executive chairman), were tied to Company and individual performance. The Compensation Committee considered Mr. Rowland’s expanded role and responsibilities and the Company’s very strong fiscal 2019 performance in making its compensation decisions.

INTERIM CEO FISCAL 2019 COMPENSATION DECISIONS(1)

(1)	Includes compensation for his services as chief financial officer from September 1, 2018 through January 9, 2019 and interim chief executive officer from January 10, 2019 through August 31, 2019.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	34

COMPANY HIGHLIGHTS

Fiscal 2019 Company Performance*

The compensation of the Company’s named executive officers is tied to both Company and individual performance. In fiscal 2019, the Company’s record performance reflects continued above-market growth and very strong profitability, driving superior shareholder value.

REVENUES	NEW BOOKINGS

$43.2B

An increase of 5 percent in U.S. dollars and 8.5 percent in local currency from fiscal 2018. Includes approximately $28 billion from digital, cloud and security-related services—up approximately 20 percent in local currency

$45.5B Broad-based and strong across the business, with approximately 65 percent in digital, cloud and security-related services

DILUTED EARNINGS PER SHARE	OPERATING MARGIN
$7.36 After adjusting fiscal 2018 EPS of $6.34 to exclude $0.40 in charges related to tax law changes, fiscal 2019 EPS increased 9 percent from adjusted EPS of $6.74 in fiscal 2018	14.6% An expansion of 20 basis points from fiscal 2018

FREE CASH FLOW	CASH RETURNED TO SHAREHOLDERS
$6.0B Defined as operating cash flow of $6.6 billion net of property and equipment additions of $599 million, with a free cash flow to net income ratio of 1.2	$4.6B Defined as share repurchases of $2.7 billion plus cash dividends of $1.9 billion. In fiscal 2019, we paid dividends of $2.92 per share, a 10 percent increase over the prior year

*	Results in fiscal 2019 and comparisons with fiscal 2018 reflect the adoption of new accounting standards for revenues and pension costs.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	35

Historical Financial Performance*

The most significant element of named executive officer compensation is the Key Executive Performance Share Program, which rewards participants for driving the Company’s business to meet performance objectives over a 3-year period. This program is weighted 75% on cumulative operating income results and 25% on cumulative relative total shareholder return. See below for our historical performance, which demonstrates our focus on delivering shareholder value.

BROAD-BASED REVENUE GROWTH 8% CAGR(1) in US Dollars and local currency REVENUES (1) “CAGR” means Compound Annual Growth Rate	SUSTAINED MARGIN EXPANSION 50 Basis Point Expansion OPERATING MARGIN

STRONG EARNINGS GROWTH

4% CAGR (on a GAAP basis)

11% CAGR (on an adjusted basis)

EARNINGS PER SHARE

 GAAP EPS      Adjusted EPS

(2)  Fiscal 2016 adjusted diluted EPS of $5.34 were adjusted to exclude the gains on the sale of businesses related to the divestiture of Navitaire and the partial divestiture of Duck Creek Technologies ($1.11 per share)

SIGNIFICANT CASH RETURNED TO SHAREHOLDERS SINCE FISCAL 2016 10% CAGR Dividends per share CASH RETURNED TO SHAREHOLDERS

TOTAL SHAREHOLDER RETURN(3)

(3)  The performance graph above shows the cumulative total shareholder return on our Class A shares for the period starting on August 31, 2016, and ending on August 31, 2019. This is compared with the cumulative total returns over the same period of the S&P 500 Stock Index and the S&P 500 Information Technology Sector Index. The graph assumes that, on August 31, 2016, $100 was invested in our Class A shares and $100 was invested in each of the other two indices, with dividends reinvested on the ex-dividend date without payment of any commissions.

*

Results in fiscal 2019 and comparisons to fiscal 2016 reflect the adoption of new accounting standards for revenues and pension costs, see “Reconciliation of Non-GAAP Measures to GAAP Measures” on page 80.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	36

COMPENSATION PRACTICES

The Compensation Committee oversees the design and administration of the Company’s compensation programs. The Compensation Committee believes that a well-designed, consistently applied compensation program is fundamental to the creation of shareholder value over the long term. The compensation program for the named executive officers is designed to reward them for their overall contribution to Company performance, including the Company’s execution against its business plan and creation of shareholder value. The Compensation Committee recognizes that in a professional services firm, no one individual drives the Company’s results; it is the combination of individual performance and the collective leadership of our people around the world that is responsible for the success of the organization. Specifically, the program is designed to create shareholder value by:	Our compensation program is designed to create shareholder value over the long term	◥

•	Recruiting and Retaining the Best People. Discover and inspire the best executives who collectively are responsible for the success of Accenture;

•	Rewarding Performance. Align market relevant rewards with Accenture’s principle of meritocracy by rewarding high performance;

•	Providing Incentives. Offer a compelling reward structure that provides executives with an incentive to continue to expand their contributions to Accenture;
•	Ensuring Affordability. Ensure that rewards are affordable to Accenture by aligning them to Accenture’s annual operating plan; and

•	Mitigating Dilution. Mitigate the potential dilutive effect of our rewards.

The Compensation Committee and management seek to ensure that our individual executive compensation and benefits programs align with our core compensation philosophy. We maintain the following policies and practices that drive our named executive officer compensation programs:

WHAT WE DO		◥

    Align our executive pay with performance

    Set very challenging performance objectives

    Appropriately balance short- and long-term incentives

    Align executive compensation with shareholder returns through performance-based equity incentive awards

    Use appropriate peer groups when establishing compensation

    Implement meaningful equity ownership guidelines

    Include caps on individual payouts in short- and long-term incentive plans

    Include a clawback policy for our cash and equity incentive awards

    Include non-solicitation and non-competition provisions in award agreements, with a clawback of equity under specified circumstances

    Mitigate potential dilutive effects of equity awards through our share repurchase programs

    Hold an annual “say-on-pay” advisory vote

    Conduct annual compensation risk review and assessment

    Retain an independent compensation consultant

WHAT WE DON’T DO		◥

    No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements

    No “golden parachutes,” change in control payments or excise tax gross-ups

    No change in control “single trigger” equity acceleration provisions

No dividends or dividend equivalents paid until vesting No hedging or pledging of company shares No supplemental executive retirement plan No excessive perquisites

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	37

PAY-FOR-PERFORMANCE

The Compensation Committee believes that total compensation for the Company’s named executive officers should closely align with the Company’s performance and each individual’s performance.

Our named executive officers are eligible for a cash bonus award under our Global Annual Bonus program, which rewards them for Company and individual performance based on the achievement of numerous measures. We also use 2 primary equity compensation programs for our named executive officers: the Key Executive Performance Share Program, which rewards achievement over a prospective 3-year performance period; and the Accenture Leadership Performance Equity Award Program, which rewards executives for performance in the preceding fiscal year.

When setting compensation, the Committee considers the Company’s performance and compensation earned over a multi-year period, in each case, relative to our peer group. As the graph below shows, the Company’s performance with respect to total shareholder return over a 3-year period was at the 83rd percentile among the companies in our peer group as of August 31, 2019. The realizable total direct compensation for our former chairman and chief executive officer with respect to fiscal years 2017 and 2018, and our interim chief executive officer (and current executive chairman) with respect to fiscal year 2019 (which includes compensation for his services as chief financial officer from September 1, 2018 through January 9, 2019), was at the 64th percentile, which indicates that pay and performance are aligned.

CEO pay is aligned with Company performance	◥

We define realizable total direct compensation as the sum of the following, based on information reported in each company’s most recent annual proxy statement:

(1)	all cash compensation earned during the preceding 3-year period;

(2)	the value of all time-vested restricted shares, RSUs, and stock options granted during the preceding 3-year period, valued as of August 31, 2019; and

(3)

the value of all performance-vested restricted shares and RSUs granted during the preceding 3-year period, based on actual performance results or estimated performance to date (based on proxy disclosures), valued as of August 31, 2019.

The companies included in our peer group used for benchmarking executive compensation are identified under “—Role of Benchmarking” below. DXC Technology Company and Hewlett Packard Enterprise Company were not included in the above calculations due to lack of 3-year total shareholder return data as of August 31, 2019.

The average realizable total direct compensation for all of our named executive officers for the same 3-year period was in the 48th percentile while our total shareholder return percentile was significantly higher.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	38

SAY-ON-PAY VOTE

Each year, the Compensation Committee considers the outcome of the shareholder advisory vote on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies. Shareholders continued to show strong support of our executive compensation programs, with more than 93% of the votes cast for the approval of the “say-on-pay” proposal at our 2019 annual general meeting of shareholders. Given this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our named executive officers’ compensation with the Company’s performance, the Compensation Committee determined not to implement any significant changes to our compensation programs in fiscal 2019 as a result of the shareholder advisory vote.

◥

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

Our Compensation Committee holds two meetings in October of each year. At the first meeting, the Compensation Committee, with input from the Nominating & Governance Committee, assesses overall Company performance for the completed fiscal year. At a subsequent meeting, the Compensation Committee considers this overall Company performance as well as the chief executive officer’s recommendations when determining each other individual named executive officer’s performance rating after assessing whether they exceeded, met or partially met their performance objectives for the year and setting individual compensation levels.

In October 2019, the Compensation Committee and the Nominating & Governance Committee, in consultation with Mr. Rowland, Ms. Sweet and Ms. McClure, evaluated overall Company performance for fiscal 2019 by reviewing the results achieved against the performance objectives for the year in the context of the overall performance of the market (as discussed below under “—Performance Objectives Used in Evaluations”) and then determined whether the Company exceeded, met or partially met the objectives as a whole for the year.

In assessing overall Company performance, the committees focused on those aspects of the Company’s performance reflected in the results discussed above. The committees considered the Company’s very strong performance in fiscal 2019, a year of significant transition, including broad-based revenue growth ahead of the market, strong profitability while continuing to invest meaningfully in the business, and very strong free cash flow. In addition, the committees specifically acknowledged the Company’s successful execution of its strategy, notable milestones achieved and the external recognition the Company received for its achievements across a variety of categories.	The Company’s overall performance “exceeded” its objectives for the year	◥

At the subsequent meeting in October of 2019, the committees’ determination of the Company’s performance rating was used as one of the key factors in setting the amounts of compensation that the named executive officers receive for each of the performance elements of compensation described below. In setting compensation, the Compensation Committee took into account the individual performance rating for the former interim chief executive officer (and current executive chairman), David Rowland, and the current chief executive officer, Ms. Sweet, that it set together with the Nominating & Governance Committee and the individual performance ratings that it set, together with Mr. Rowland and Ms. Sweet, for the other named executive officers. Applying these performance ratings, and after considering appropriate benchmarking data, the Compensation Committee then approved individual compensation levels for each named executive officer.

Performance Objectives Used in Evaluations

As discussed above, individual performance-based compensation is determined by evaluating performance against annual objectives, with no single objective being material to an individual’s overall performance evaluation. The objectives for fiscal 2019 were reviewed and approved by the Compensation Committee at the beginning of the fiscal year and served as one of the components against which the Compensation Committee, together with the Nominating & Governance Committee, considered each of Mr. Rowland’s and Ms. Sweet’s performance for fiscal 2019. These included financial objectives that were established at the beginning of the year by reference to annual fiscal-year performance targets set for Accenture with

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	39

respect to revenue growth in local currency, operating margin, earnings per share, new bookings and free cash flow, as well as other non-financial objectives, as described below. Named executive officers may also have additional objectives specific to his or her role. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value reduces the incentive to take excessive risk with respect to any single objective. The Company does not apply a formula or use a pre-determined weighting when comparing overall performance against the various objectives, and no single objective is material in determining individual performance.

The named executive officers’ individual performance is evaluated against numerous measures, including the following:

DRIVING STAKEHOLDER VALUE. Partnering with our clients to transform their enterprise, while improving our market share through innovation and enhanced capabilities and offerings.

RECRUITING, DEVELOPING AND RETAINING THE BEST PEOPLE. Executing against our talent strategy to recruit, retain and inspire our people.

STRONG COMMITMENT TO INCLUSION AND DIVERSITY. Achieving desired diversity outcomes, including diversity metrics related to recruitment, advancement and retention.

DEMONSTRATING MARKET RELEVANCE. Maintaining client relationships while increasing our leadership position in the marketplace.
EXECUTING OUR GROWTH STRATEGY. Growing faster than the market with a focus on strategic priority areas and growth initiatives.	DRIVING AN UNWAVERING FOCUS ON COMPLIANCE. Ensuring ongoing commitment to compliance by all of our people with our internal controls, our Code of Business Ethics and our Conduct Counts initiatives.
IMPROVING COMPETITIVENESS. Delivering strong underlying profitability to allow for continued investment in our people and our business.

FISCAL 2019 COMPENSATION DECISIONS

Summaries of the processes undertaken and the compensation decisions made by the Compensation Committee for fiscal 2019 for our named executive officers are described below.

Former Interim Chief Executive Officer (Current Executive Chairman)

From September 2018 through January 2019, Mr. Rowland’s compensation reflected his role as chief financial officer of the Company. In this position he received ordinary course equity awards in January of 2019 under the Key Executive Performance Share Program and the Accenture Leadership Performance Equity Award Program. In connection with his appointment as interim chief executive officer, the Compensation Committee granted Mr. Rowland additional equity awards on March 1, 2019, to reflect his expanded role and responsibilities. His base salary level and Global Annual Bonus opportunity remained unchanged.

In October 2019, the Compensation Committee, together with Ms. Magner as independent Lead Director and the Nominating & Governance Committee, set Mr. Rowland’s individual performance rating for fiscal 2019 at a level consistent with the overall Company performance rating, which was in the “exceeds” category. In making this determination, the committees took into account the Company’s continued very strong performance for fiscal 2019, Mr. Rowland’s leadership and significant efforts during a time of management transition, his seamless transition to leading the Company as our interim chief executive officer, and his unwavering focus on our clients and our people, as well as Mr. Rowland’s individual performance against the metrics described above under “—Process for Determining Executive Compensation.” The committees also took into account feedback solicited by our chief leadership & human resources officer from members of our global management committee and other senior leaders.

At the subsequent meeting in October of 2019, the Compensation Committee and its independent compensation consultant, Pay Governance LLC (“Pay Governance”) discussed market trends and reviewed an executive chairman and chief executive officer pay benchmarking report and the pay-for-performance report discussed below under “—Role of Benchmarking.” As part of this review, when setting Mr. Rowland’s final 2019 compensation, the Compensation Committee considered the Company’s performance results for fiscal 2019; sustained historical performance results achieved over multiple years; external market references (including absolute and relative performance against peers); internal compensation references; and the leadership role of Mr. Rowland, particularly during this transition period for the Company.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	40

Mr. Rowland was not involved in setting his compensation and was not present during the review of his performance or his compensation. As a result of its fiscal 2019 assessments and consideration of data provided by its independent compensation consultant, the Compensation Committee approved the following compensation elements for Mr. Rowland.

Compensation Element	Former Interim Chief Executive Officer (Current Executive Chairman) Compensation Decisions

Base Compensation	Base compensation of $1,136,125 stayed the same compared to base compensation approved in July 2019 in connection with Mr. Rowland’s appointment as executive chairman.

Global Annual Bonus	Fiscal 2019 cash bonus of $2,272,250.

Long-Term Equity Compensation

Equity awards with an aggregate target grant date fair value of approximately $11,046,000 to be made in January 2020, $7,571,000 of which will be granted under the Key Executive Performance Share Program and the remaining $3,475,000 will be granted under the Accenture Leadership Performance Equity Award Program.

INTERIM CEO FISCAL 2019 COMPENSATION DECISIONS(1)

(1)	Includes compensation for his services as chief financial officer from September 1, 2018 through January 9, 2019 and interim chief executive officer from January 10, 2019 through August 31, 2019.

Other Named Executive Officers

Current Chief Executive Officer

At the same meeting where they evaluated Mr. Rowland’s fiscal 2019 performance, the Compensation Committee and the Nominating & Governance Committee, together with input from Mr. Rowland, also set Ms. Sweet’s individual performance rating for fiscal 2019 at a level consistent with the overall Company performance rating in the “exceeds” category. In making this determination, the committees focused on Ms. Sweet’s performance over the prior fiscal year in her capacity as chief executive officer—North America and took into account the Company’s very strong performance for fiscal 2019, Ms. Sweet’s strong leadership in driving performance within North America, as well as her individual performance against the metrics described above under “—Process for Determining Executive Compensation.”

In setting Ms. Sweet’s final compensation levels, the Compensation Committee and its independent compensation consultant discussed market trends, and, with respect to her forward-looking compensation, reviewed a chief executive officer pay benchmarking report and the pay-for-performance report discussed below under “—Role of Benchmarking.” As part of this review, when setting Ms. Sweet’s final 2019 compensation, as was the case with Mr. Rowland, the Compensation Committee considered external market references (including absolute and relative performance against peers) and Ms. Sweet’s new leadership role.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	41

Ms. Sweet was not involved in setting her compensation and was not present during the review of her performance or her compensation. As a result of its fiscal 2019 assessment and consideration of data provided by its independent compensation consultant, the Compensation Committee approved the following compensation elements for Ms. Sweet.

Compensation Element	Current Chief Executive Officer Compensation Decisions

Base Compensation	Base compensation of $1,250,000 stayed the same compared to base compensation approved in July 2019 in connection with Ms. Sweet’s appointment as chief executive officer.

Global Annual Bonus	Fiscal 2019 cash bonus of $1,601,255.

Long-Term Equity Compensation

Equity awards with a target grant date fair value of approximately $8,437,500 to be made in January 2020, $7,687,500 of which will be granted under the Key Executive Performance Share Program and the remaining $750,000 will be granted under the Accenture Leadership Performance Equity Award Program.

Other Named Executive Officers

In determining the fiscal 2019 compensation of the other named executive officers (except for Mr. Nanterme given his passing), Mr. Rowland and Ms. Sweet submitted a recommendation to the Compensation Committee for the overall compensation of each of these officers for the committee’s review, discussion and approval. In making these recommendations, Mr. Rowland and Ms. Sweet considered the following 4 factors:

•	Company Performance. Company performance, including objective and subjective measures;

•	Individual Performance. Each officer’s individual performance;
•	Internal Benchmarks. Internal comparisons across our global management committee; and

•	External Benchmarks. External market references.

Individual contribution and leadership of each named executive officer were measured against the relevant portions of the performance “objectives” as described above in “—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations.” Management and the Compensation Committee believe that this approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives. In evaluating performance against the objectives, no formula or pre-determined weighting was used, and no one objective was individually material.

Mr. Rowland and Ms. Sweet discussed with the Compensation Committee the leadership role and performance of each of the other named executive officers. For the other named executive officers, to the extent applicable, Mr. Rowland and Ms. Sweet also discussed with the Compensation Committee the financial results of the businesses for which they were responsible. In developing their recommendations to the Compensation Committee for the compensation of such named executive officers, Mr. Rowland and Ms. Sweet considered information on market-comparable compensation provided by the Company’s compensation consultant, Willis Towers Watson plc (“Willis Towers Watson”). Before making the final compensation decisions for the year, the Compensation Committee reviewed the recommendations of Mr. Rowland and Ms. Sweet.

With respect to the other named executive officer who is currently an executive officer of the Company, Ms. McClure, based upon the Compensation Committee’s assessment of her fiscal 2019 performance and her upcoming responsibilities and the other considerations described in this Compensation Discussion and Analysis, the Compensation Committee approved a base compensation of $975,000 which stayed the same compared to the base compensation approved in January 2019 in connection with her appointment as chief financial officer, a fiscal 2019 cash bonus of $1,044,145 and long-term equity compensation to be made in January 2020 with a total target grant date fair value of $2,650,000, $1,950,000 of which will be granted under the Key Executive Performance Share Program and the remaining $700,000 will be granted under the Accenture Leadership Performance Equity Award Program.

With respect to Mr. Lumb and Mr. van ’t Noordende, their arrangements are further described under “—Arrangements with Former Executive Officers” below.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	42

Arrangements with Former Executive Officers

During fiscal 2019, our Compensation Committee approved arrangements in connection with the departures of each of Messrs. Nanterme, Lumb and van ’t Noordende, as described below.

Pierre Nanterme, Former Chairman and Chief Executive Officer

As previously announced, on January 10, 2019, Mr. Nanterme stepped down as the Company’s chairman and chief executive officer due to health reasons and passed away on January 31, 2019. In recognition of Mr. Nanterme’s outstanding career at the Company, and after considering various other factors, including the advice of its independent compensation consultant, on January 18, 2019, the Compensation Committee determined to waive the remaining vesting conditions applicable to Mr. Nanterme’s then-outstanding RSUs under the Leadership Performance Equity Award Program, and the 2017, 2018 and 2019 Key Executive Performance Share Programs. The awards under the 2017 and 2018 Key Executive Performance Share Programs vested based on the Company’s then current performance against the applicable performance targets and the award under the 2019 Key Executive Performance Share Program vested assuming target performance (even though the Company’s then current performance against the applicable performance targets was trending above target). These awards would have otherwise vested as a result of his death on January 31, 2019 and the Company realized no incremental additional fair value for financial accounting purposes as a result of these actions.

Richard Lumb, Former Group Chief Executive—Financial Services

In connection with Mr. Lumb’s retirement on August 31, 2019, and consistent with Accenture’s existing policy, Mr. Lumb will receive a cash payment in the amount of $750,000 in recognition of his performance in fiscal 2019 in lieu of the RSUs that would have been granted to him under the Accenture Leadership Performance Equity Award Program that he would have received had he not retired. In addition, in connection with Mr. Lumb’s retirement, the Compensation Committee approved a cash payment of £378,000, reflecting 6 months’ base salary in accordance with Mr. Lumb’s employment agreement, and the waiver of remaining service-based vesting conditions for the portion of his previously granted awards under the 2018 and 2019 Key Executive Performance Share Programs and the Voluntary Equity Investment Program (the “VEIP”) that were not vested on or prior to his departure. Settlement of these equity awards was not accelerated. Furthermore, the Key Executive Performance Share awards will only be settled if and to the extent that Accenture achieves the applicable operating income and relative total shareholder return performance metrics over the remainder of the applicable 3-year performance period and may not be earned at all. Mr. Lumb will also receive a cash payment in an amount equal to the value of any matching VEIP grant that he would have otherwise had received had he participated in the VEIP through the matching grant date based on the number of shares purchased by Mr. Lumb while he was a participant in the last program year. The provision of these benefits was subject to Mr. Lumb’s execution of a general release of claims and remains subject to his continued compliance with ongoing non-competition, non-solicitation, cooperation and other restrictive covenants.

Alexander van ’t Noordende, Former Group Chief Executive—Products

Mr. van ’t Noordende stepped down from his role as group chief executive—Products, effective as of October 1, 2019, and he will remain with the Company through December 31, 2019. Consistent with Accenture‘s existing policy, Mr. Van ’t Noordende will receive a cash payment in the amount of $750,000 in lieu of any grant of RSUs under the Accenture Leadership Performance Equity Award Program for his performance in fiscal 2019. The Compensation Committee also approved the waiver of remaining service-based vesting conditions for the portion of the RSUs previously granted to Mr. van ’t Noordende under the 2018 and 2019 Key Executive Performance Share Programs, the 2019 Accenture Leadership Performance Equity Award Program and the VEIP that will not vest on or prior to his departure. Settlement of these equity awards was not accelerated. Furthermore, the Key Executive Performance Share awards will only be settled if and to the extent that Accenture achieves the applicable operating income and relative total shareholder return performance metrics over the remainder of the applicable 3-year performance period and may not be earned at all. The provision of these benefits was subject to Mr. van ’t Noordende‘s execution of a general release of claims and remains subject to his continued compliance with ongoing non-competition, non-solicitation, cooperation and other restrictive covenants.

ROLE OF COMPENSATION CONSULTANTS

The Compensation Committee has engaged Pay Governance to serve as the Compensation Committee’s independent compensation consultant. Pay Governance and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on executive and director compensation. With respect to executive compensation, as requested by the Compensation Committee, Pay Governance advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation and

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	43

otherwise advises the Compensation Committee with regard to the compensation of our executive chairman and our chief executive officer and the members of our global management committee. Pay Governance also provides input for the Compensation Committee to consider regarding the final compensation packages of our executive chairman and our chief executive officer, as discussed under “—Process for Determining Executive Compensation.” In addition, Pay Governance provides input to the Compensation Committee for its annual review of director compensation, as discussed under “Director Compensation.”

Management separately receives benchmarking information with respect to the members of our global management committee from its compensation consultant, Willis Towers Watson, as described under “—Role of Benchmarking.” While Willis Towers Watson also acts as management’s compensation consultant in various capacities with respect to our global workforce of approximately 492,000 employees and assists management in formulating its compensation recommendations for members of our global management committee, the Compensation Committee has separately engaged Pay Governance as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest. The Compensation Committee has assessed the independence of Pay Governance pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.

ROLE OF BENCHMARKING

Pay Governance performs extensive analyses focusing on executive compensation opportunity, total realizable pay, the difficulty of achieving incentive plan goals, pay-for-performance alignment and compensation levels of executive chairmen and chief executive officers across our peer group companies. The Compensation Committee considers these analyses when determining the compensation of our named executive officers, including the executive chairman and the chief executive officer.

In addition, Willis Towers Watson prepares a report that includes a comparison of our named executive officers’ compensation to comparable roles within our proxy peer group companies, as well as the most recent available published survey data for similar roles across broader industry benchmarks. The Willis Towers Watson report serves as one input to consider along with company and individual performance, internal comparisons across our global management committee and alignment with our professional services compensation philosophy.

Because the future performance of the Company and the companies in our peer group are not known at the time that the compensation opportunities under the Company’s programs are established, the Compensation Committee also considers an annual review of the most recent historical alignment of pay and performance relative to the Company’s peers. This review is intended to help the Compensation Committee ensure that the Company aligns pay and performance relative to its peers and that our compensation programs are working as intended. The results of the review with respect to all of our named executive officers are summarized under “—Pay-for-Performance” above.

Fiscal 2019 Peer Group

The Compensation Committee reviews and approves a peer group for use in conducting competitive market analyses of compensation for our named executive officers. We do not believe many companies compete directly with us in all lines of our business. However, the Compensation Committee identifies a peer group of relevant public companies for which data are available that are comparable to the Company in at least some areas of our business. Our peer group includes companies that have one or more of the following attributes, which were considered in the screening process to identify appropriate peers:

•	Listed Company. Publicly traded securities listed on a U.S. stock exchange that are subject to reporting obligations that are similar to Accenture’s;

•	Similar Business or Industry. Similar business or services operations in the industries and markets in which Accenture competes;
•	Comparable Revenues. Revenues within a range similar to Accenture’s revenues;

•	Competitor. Being a direct line-of-business competitor; and

•	Global Scale. Large, global companies with multiple lines of business.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	44

The Compensation Committee believes the grouping below provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business.

PEER GROUP FOR ASSESSING FISCAL 2019 COMPENSATION		◥

Aon plc	Hewlett Packard Enterprise Company

Automatic Data Processing, Inc.	Honeywell International Inc.

Chubb Limited	Intel Corporation

Cisco Systems, Inc.	International Business Machines Corporation

Cognizant Technology Solutions Corporation	Marsh & McLennan Companies, Inc.

DXC Technology Company	Microsoft Corporation

General Dynamics Corporation	Oracle Corporation

ACCENTURE VS. PEER GROUP(1)

(1) Reflects the most recent fiscal year-end results.

COMPENSATION PROGRAMS

This section provides greater detail on the elements of our named executive officers’ compensation, which consist of the following:

CASH COMPENSATION	◥	LONG-TERM EQUITY COMPENSATION	◥
• Base Compensation • Global Annual Bonus		• Key Executive Performance Share Program • Accenture Leadership Performance Equity Program • Voluntary Equity Investment Program

Cash Compensation

Cash compensation for Accenture’s named executive officers consists of 2 components: base compensation and the Global Annual Bonus, each of which is described below.

Base Compensation

Base compensation provides a fixed level of compensation to the named executive officers each year and reflects the named executive officer’s leadership role, as opposed to individual performance. Base compensation may vary for named executive officers based on relative market compensation. Increases to base compensation, if any, generally take effect in connection with a promotion or at the beginning of the compensation year, which begins on December 1 of each year.

Global Annual Bonus

The Global Annual Bonus is designed to tie pay to both individual and Company performance for the fiscal year, in particular, financial performance compared to the earnings target for the year. Final overall funding decisions are made at the end of the fiscal year based primarily upon the Company’s performance against this target and are subject to approval by the Compensation Committee. Once the program’s Company-wide funding for the year is finalized, individual payouts are determined based on each eligible employee’s career level within the Company and individual performance rating. Payments under this program are made after each fiscal year-end. The program is designed to give higher bonuses to top

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	45

performers and to provide higher incentives as employees advance through our career levels. All members of Accenture Leadership (over 7,000 employees), in addition to our named executive officers, are generally eligible for the Global Annual Bonus.

Each of the named executive officers (other than Mr. Nanterme) was assigned an annual target opportunity range that is a percentage of his or her base salary as shown below.

Named Executive Officer	2019 Global Annual Bonus Range (as a Percentage of Base Salary)
	Minimum	Target	Max

David P. Rowland	0%	140%	200%

Julie Sweet	0%	101%	145%

KC McClure(1)	0%	101%	145%

Alexander M. van ’t Noordende	0%	101%	145%

Richard Lumb	0%	101%	145%

(1)

In connection with her appointment as chief financial officer effective January 10, 2019, the Compensation Committee increased Ms. McClure’s annual target opportunity range from 0% at minimum, 47% at target and 65% at maximum to these levels to reflect her expanded role and responsibilities.

A named executive officer may earn more or less than his or her target award based upon the Company’s overall funding of the bonus pool under the plan and his or her individual annual performance rating, subject to a cap on the maximum payout.

The Compensation Committee took the Company’s very strong performance in fiscal 2019 into consideration in approving an overall funding percentage for the Global Annual Bonus that was substantially funded. In determining the final individual payout levels shown in the “Summary Compensation Table” below, the Compensation Committee considered the Company’s overall funding of the bonus pool and each executive’s individual annual performance rating, as described under “Performance Objectives Used in Evaluations” and “Fiscal 2019 Compensation Decisions.”

Long-Term Equity Compensation

Our long-term equity compensation aligns the interests of our named executive officers with those of our shareholders. The Company intends for long-term equity compensation to constitute the most significant component of the compensation opportunity for the named executive officers. The Company offers all of its equity grants in the form of RSUs, which are subject to performance and/or time vesting requirements. With respect to fiscal 2019, equity compensation awards for our named executive officers were granted under the following 3 separate programs, which encourage retention and align the interests of eligible participants with our shareholders.

Program	Eligible Employees	Objective
Key Executive Performance Share Program	Named executive officers and other members of our global management committee	Reward participants for driving the Company’s business to meet performance objectives related to operating income results and relative total shareholder return, in each case, over a 3-year period.
Accenture Leadership Performance Equity Award Program	Members of Accenture Leadership	Reward high performers based on individual and Company performance, in each case, with respect to the prior fiscal year.
Voluntary Equity Investment Program	Members of Accenture Leadership	Encourage share ownership through voluntary share purchases, with a 50% matching RSU grant following the end of the program year that generally vests 2 years later.

Our long-term equity compensation programs are part of a larger framework of compensation for all of our employees. As individuals assume more senior roles at the Company, they become eligible for additional equity compensation programs. As described above, our named executive officers and members of the global management committee are eligible for awards that are intended to reward their individual performance, align their pay with achievement of both annual and long-term performance goals and encourage them to acquire meaningful ownership stakes in Accenture.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	46

Key Executive Performance Share Program

The Key Executive Performance Share Program is the program under which the Compensation Committee grants the majority of RSUs to the named executive officers and members of our global management committee and is intended to be the most significant element of our named executive officers’ compensation over time. Under the program, operating income results are weighted more heavily than total shareholder return. This approach recognizes that operating income more accurately reflects the Company’s performance against its objectives. Since vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over the 3-year period, a significant portion of the named executive officers’ realizable total direct compensation is aligned against performance over an extended period. Thus, for example, a period of poor performance against the Company’s operating income or relative total shareholder return targets could affect the ultimate vesting percentage for several years of RSU grants made to the named executive officers under this program. The Company also believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain.

Based on the Company’s cumulative operating income and relative total shareholder return for the 3-year period from fiscal 2017 through fiscal 2019, the 2017 Key Executive Performance Share Program awards vested at 128.3% of the target level.

Awards under our 2019 Key Executive Performance Share Program have a 3-year performance period beginning on September 1, 2018 and ending on August 31, 2021.

•

Operating income results. Up to 75% of the total RSUs will vest, if at all, at the end of the 3-year performance period based upon the achievement of operating income targets by the Company during the performance period. For each fiscal year during the performance period, the Compensation Committee approves an operating income plan for this program that the Compensation Committee deems to be challenging. The aggregate of these 3 annual operating income plans forms the reference, or target, for measuring aggregate operating income results over the 3 years. Performance is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as shown in the table below.

•

Relative total shareholder return. Up to 25% of the total RSUs will vest, if at all, at the end of the 3-year performance period based upon Accenture’s total shareholder return, as compared to the total shareholder return of the comparison companies listed below, together with the S&P 500 Total Return Index. Relative total shareholder return is determined by dividing the fair market value of the stock of a company at the end of the performance period (August 31, 2021), adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the fair market value of that stock at the beginning of the performance period (September 1, 2018). In order to compare Accenture’s relative total shareholder return with that of our comparison companies and the S&P 500 Total Return Index, each company and the S&P 500 Total Return Index is ranked in order of its total shareholder return. Accenture’s percentile rank among the comparison companies and the S&P 500 Total Return Index is then used to determine the percentage vesting of RSUs as shown in the table below.

	Operating Income		Relative TSR
Performance Level*	Accenture Performance Rate vs. Target	Percentage of RSUs that Vest (Out of a Target of 75%)	Accenture Percentile Rank	Percentage of RSUs that Vest (Out of a Target of 25%)

Below Threshold	Below 80%	0%	Below 40th percentile	0%

Threshold	80%	37.5%	40th percentile	12.5%

Target	100%	75%	60th percentile	25%

Maximum	110% or greater	112.5%	At or above 75th percentile	37.5%

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	47

*	We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between “Target” and “Maximum,” or between “Threshold” and “Target,” in each case on a linear basis.

The following comparison companies, together with the S&P 500 Total Return Index, are used for measuring relative total shareholder return for the 2019 Key Executive Performance Share Program. These companies were chosen in advance of the 2019 compensation year.

KEY EXECUTIVE PERFORMANCE SHARE PROGRAM PEER GROUP		◥

Aon plc	Infosys Limited

Automatic Data Processing, Inc.	Intel Corporation

Cap Gemini S.A.	International Business Machines Corporation

Cisco Systems, Inc.	Marsh & McLennan Companies, Inc.

Cognizant Technology Solutions Corporation	Microsoft Corporation

DXC Technology Company	Oracle Corporation

General Dynamics Corporation	SAP SE

Hewlett Packard Enterprise Company	S&P 500 Total Return Index

This group of companies and the S&P 500 Total Return Index together represent a slightly different and broader list than the group of companies included in our peer group of companies used for benchmarking executive compensation generally and identified under “—Role of Benchmarking” above. These companies and the S&P 500 Total Return Index together were determined to yield a better comparative group for purposes of evaluating relative total shareholder return.

Accenture shares underlying the RSUs granted under the Key Executive Performance Share Program that vest are delivered following the Compensation Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program on January 1, 2018 and January 1, 2019, except Ms. McClure who only received an award on January 1, 2019. Mr. Rowland and Ms. McClure each received an additional grant of RSUs under the 2019 Key Executive Performance Share Program on March 1, 2019 in connection with their promotions to interim chief executive officer and chief financial officer, respectively. Each of our named executive officers, except Ms. Sweet, was eligible for provisional age-based vesting as of the grant dates. Provisional age-based vesting means that if a participant voluntarily terminates his or her employment after reaching age 50 and completing 15 years of continuous service, the participant is entitled to pro rata vesting of his or her award at the end of the 3-year performance period based on the portion of the performance period during which he or she was employed. The vesting schedules for the Key Executive Performance Share Program awards that were outstanding at the end of fiscal year 2019 are set forth in footnote 4 to the “Outstanding Equity Awards at August 31, 2019” table below.

Accenture Leadership Performance Equity Award Program

The Accenture Leadership Performance Equity Award Program, for which all members of Accenture Leadership are eligible, is designed to recognize and reward high-performing members of Accenture Leadership for their performance in the most recently completed fiscal year and is funded based on overall Company performance. High-performing members of Accenture Leadership receive equity grants in the form of time-vesting RSUs based on their annual performance rating for the prior completed fiscal year. These awards vest in 3 equal installments on each January 1 following the grant date until fully vested. However, grants under this program to participants who are age 50 or older on the date of grant have a shortened vesting schedule that is graduated based on the age of the participant on the grant date, with a one month vesting period applicable to participants who are age 56 or older on the grant date. As a result, a shorter vesting schedule applied to all or a portion of the RSUs granted under this program to each of our named executive officers in fiscal 2019, as further showing in the “Stock Vested in Fiscal 2019” table below. The actual vesting schedules for these awards outstanding at fiscal year-end are set forth in footnote 1 to the “Outstanding Equity Awards at August 31, 2019” table below.

Voluntary Equity Investment Program

Under the VEIP, Accenture Leadership, including all of our named executive officers, in jurisdictions where permitted, may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	48

deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for deductions taken in the previous month. Participants are awarded a 50% matching RSU grant at the end of the program year in the form of 1 RSU for every 2 shares that have been purchased during the program year and that have not been sold or transferred prior to the matching grant date. This matching grant will generally vest in full 2 years from the date of the grant. Under the program, if a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she generally will not receive a matching grant.

In the last completed program year, which ran from January 2018 to January 2019, Mses. Sweet and McClure and Messrs. van ’t Noordende and Lumb participated in the VEIP and, based on their respective purchases through the program and held at year-end, received a grant of matching RSUs under the VEIP in fiscal 2019 as indicated above and the “Grants of Plan-Based Awards for Fiscal 2019” table below.

The terms of all 3 of these programs provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events. Additional RSUs awarded in connection with dividend adjustments are subject to the same vesting conditions as the underlying awards.

Other Compensation

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. Like many of our peer companies and consistent with local market practices, these include premiums paid on life insurance policies and tax-return preparation services, and for Mr. Nanterme, the use of an automobile and driver, which Mr. Nanterme used for security purposes and to maximize the time he was able to spend on the Company’s business while he served as chairman and chief executive officer. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2019 is included in the “Summary Compensation Table” below.

FISCAL 2020 COMPENSATION DECISIONS

In July 2019, after benchmarking and consultation with its independent consultant, our Board and the Compensation Committee established pay arrangements for Mr. Rowland in his role as executive chairman and Ms. Sweet in her role as chief executive officer, effective at the beginning of fiscal 2020. Such roles are described above in “Corporate Governance—Leadership Structure—Duties and Responsibilities.”

TARGET FISCAL 2020 EXECUTIVE CHAIRMAN COMPENSATION	TARGET FISCAL 2020 CEO COMPENSATION

Target Fiscal 2020 Executive Chairman Compensation

With respect to fiscal 2020 performance, Mr. Rowland’s cash compensation is composed of a $1,136,125 base salary, a $1,590,575 target annual bonus, and equity awards with a total target value of $11,300,000. The equity grants are composed of a target number of RSUs with a grant date fair market value of $7,571,000 under the Company’s 2020 Key Executive Performance Share Program to be granted in January 2020, and a target award value of $3,729,000 under the Company’s 2021 Performance Equity Award Program to be granted in January 2021 (subject to approval by the Compensation Committee in the fall of 2020 based on Company and individual performance).

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	49

Target Fiscal 2020 Chief Executive Officer Compensation

With respect to fiscal 2020 performance, Ms. Sweet’s cash compensation is composed of a $1,250,000 base salary, a $2,500,000 target annual bonus, and equity awards with a total target value of $10,250,000. The equity grants are composed of a target number of RSUs with a grant date fair market value of $7,687,500 under the Company’s 2020 Key Executive Performance Share Program to be granted in January 2020, and a target award value of $2,562,500 under the Company’s 2021 Performance Equity Award Program to be granted in January 2021 (subject to approval by the Compensation Committee in the fall of 2020 based on Company and individual performance).

ADDITIONAL INFORMATION

Equity Ownership Requirements

The Company has an equity ownership requirement policy pursuant to which the Company’s most stringent share ownership requirements apply to the named executive officers. These share ownership requirements are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these requirements, each of the named executive officers is required to hold Accenture equity (which may include unvested equity) with a value equal to at least 6 times his or her base compensation by the 5th anniversary of becoming a named executive officer. Except Ms. McClure, who has until the 5th anniversary of her appointment to the role of chief financial officer to comply with this requirement, each of the named executive officers who is currently employed by the Company maintains ownership of Accenture equity in excess of this requirement. Named executive officers may only satisfy this ownership requirement through the holdings they acquire pursuant to the Company’s share programs.

Derivatives and Hedging

All employees, including our named executive officers, and members of the Board (or their designees) are prohibited from purchasing shares on margin or purchasing financial instruments, or otherwise engaging in transactions that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold directly or indirectly, whether or not such securities were acquired from Accenture’s equity compensation programs.

Pledging Company Securities

Our executive chairman, chief executive officer, and the members of our global management committee, other key employees and members of the Board are each prohibited from borrowing against any account in which the Company’s securities are held or pledging the Company’s securities as collateral for a loan.

Employment Agreements and Post-Termination Compensation

Each of the Company’s named executive officers has entered into an employment agreement with the Company’s local affiliate in the country in which he or she is employed. As more specifically described in “Potential Payments Upon Termination” below, certain of the employment agreements provide for various post-termination payments, some of which are conditioned on compliance with non-competition and non-solicitation obligations following termination. In addition, members of Accenture Leadership employed in the United States, including Messrs. Rowland and van ’t Noordende and Mses. Sweet and McClure, are eligible for benefits under our Accenture Leadership Separation Benefits Plan, subject to, among other things, compliance with post-termination non-competition and non-solicitation obligations. The Company’s employment agreements and the Accenture Leadership Separation Benefits Plan do not include guaranteed bonus amounts, “golden parachutes,” multi-year severance packages, significant accelerated vesting of stock awards or other payments triggered by a change in control, U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control, other than as may be required by local law. The named executive officers receive compensatory rewards that are tied to their own performance and the performance of the Company’s business, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward individual performance and support the achievement of its business objectives.

Similarly, the Company does not contribute to pension plans for any of the current named executive officers and does not offer significant deferred cash compensation or other post-employment benefits to such officers.

Finally, members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefit Program, which provides partially subsidized medical insurance benefits for them and their dependents. For more information, see “Potential Payments Upon Termination” below.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	50

No Change in Control Arrangements

As described above, the Company’s employment agreements do not contain guaranteed bonus amounts, “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change in control. Similarly, we do not provide our executives U.S. Internal Revenue Code section 280G or other tax gross-up payments related to a change in control.

Clawback Policy

Accenture has a clawback policy that applies to both incentive cash bonus and equity-based incentive compensation awarded to our executive chairman, chief executive officer, members of the global management committee as well as our senior leaders. Under the policy, to the extent permitted by applicable law and subject to the approval of the Compensation Committee, the Company may seek to recoup any incentive-based compensation awarded to any executive subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the misconduct of an executive subject to the policy contributed to the noncompliance that resulted in the obligation to restate and (3) a lower award would have been made to the covered executive had it been based upon the restated financial results.

In addition, the existing equity grant agreements between Accenture and our named executive officers include recoupment provisions in specific circumstances, even after the awards have vested. In the event a named executive officer leaves the Company and competes against us within a specified time period (for example, by joining a competitor, targeting our clients or recruiting our employees) or in the event the named executive officer is terminated for cause (which generally includes engaging in any activity that the executive knows or should know would harm the business or reputation of Accenture or continued material failure to meet performance standards), the award recipient is generally obligated to return to the Company the shares originally delivered to that recipient under our equity programs.

Compensation Risk Assessment and Management

In fiscal 2019, management performed an annual comprehensive review for the Compensation Committee regarding whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. We believe that the structure of our compensation program does not encourage unnecessary or excessive risk taking. Our policies and practices include some of the following risk-mitigating characteristics:

•	Governance Structure. Compensation programs operate within a governance and review structure that serves and supports risk mitigation;

•	Compensation Committee Oversight. The Compensation Committee approves performance awards for our executive chairman, our chief executive officer and members of our global management committee after reviewing corporate and individual performance;

•	Vesting Conditions. Vesting of performance-based equity awards, the most significant element of our named executive officers’ compensation opportunity over time, is determined based on achievement of 2 metrics, measured on a cumulative basis, over a 3-year period (operating income relative to plan for the program and total shareholder return relative to a peer group);
•	Balanced Incentives. Our compensation program includes a balance of annual and long-term incentive opportunities and of fixed and variable features;

•	Multiple Performance Objectives. Focus on a variety of performance objectives, thereby diversifying the risk associated with any single indicator of performance; and

•	Equity Ownership Requirements. Members of Accenture Leadership who are granted equity are subject to our equity ownership requirements, which require all of those leaders to hold ownership stakes in the Company to further align their interests with the Company’s shareholders (see “Additional Information—Equity Ownership Requirements” above).

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	51

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K. This report is provided by the following independent directors, who compose the Compensation Committee:

The Compensation Committee

Nancy McKinstry, Chair

Herbert Hainer

Marjorie Magner

Paula A. Price

Arun Sarin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is composed solely of independent directors. During fiscal 2019, the following directors served on our Compensation Committee: Nancy McKinstry, Herbert Hainer, Marjorie Magner, Paula A. Price, and Arun Sarin. During fiscal 2019, no member of our Compensation Committee was an employee or officer or former officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during fiscal 2019.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	52

SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ended August 31, 2017, 2018 and 2019. Ms. McClure and Mr. Lumb were not named executive officers in either fiscal 2017 or fiscal 2018. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards.

Year	Salary($)	Bonus($)		Stock Awards($)(7)		Option Awards($)	Non-Equity Incentive Plan Compensation($)(8)	Change in Pension Value & Nonqualified Deferred Compensation Earnings($)		All Other Compensation($)(9)	Total($)
David P. Rowland(1)
Executive Chairman
2019	$1,136,125	—		$11,614,219		—	$2,272,250	—		$9,281	$15,031,875
2018	$1,136,125	—		$3,622,012		—	$1,918,631	—		$9,071	$6,685,839
2017	$1,136,125	—		$3,335,909		—	$1,640,280	$19,647	(10)	$38,442	$6,170,403
Julie Sweet(2)
Chief Executive Officer
2019	$1,136,125	—		$3,515,928		—	$1,601,255	—		$12,031	$6,265,339
2018	$1,136,125	—		$3,243,034		—	$1,507,496	—		$12,900	$5,899,555
2017	$1,136,125	—		$3,193,838		—	$1,225,992	—		$25,811	$5,581,766
KC McClure(3)
Chief Financial Officer
2019	$781,253	—		$1,684,438		—	$1,044,145	—		$4,676	$3,514,512
Alexander M. van ’t Noordende(4)
Former Group Chief Executive—Products
2019	$1,136,125	—		$3,706,975		—	$1,507,496	—		$7,842	$6,358,438
2018	$1,136,125	—		$3,551,890		—	$1,507,496	—		$5,215	$6,200,726
2017	$1,136,125	—		$3,455,206		—	$1,359,090	—		$9,299	$5,959,720
Pierre Nanterme(5)
Former Chairman and Chief Executive Officer
2019	$592,437	—		$20,876,149		—	—	—		$117,574	$21,586,160
2018	$1,077,050	—		$17,399,663		—	$3,704,013	—		$118,448	$22,299,174
2017	$978,649	—		$15,736,152		—	$2,982,998	—		$106,310	$19,804,109
Richard Lumb(6)
Former Group Chief Executive—Financial Services
2019	$960,945	$750,000	(11)	$7,721,783	(12)	—	$1,214,032	—		$3,154	$10,649,914

(1)

Mr. Rowland served as our interim chief executive officer from January 10, 2019 through August 31, 2019, when he assumed the position of executive chairman. Prior to his appointment as interim chief executive officer, Mr. Rowland served as our chief financial officer.

(2)	Ms. Sweet was appointed chief executive officer effective September 1, 2019. Prior to her appointment as chief executive officer, Ms. Sweet served as our chief executive officer—North America.

(3)	Ms. McClure served as our managing director—Finance Operations until her appointment as our chief financial officer effective January 10, 2019.

(4)	Mr. van ’t Noordende served as our group chief executive—Products until he stepped down from that position effective October 1, 2019, and he will remain with the Company through December 31, 2019.

(5)

Mr. Nanterme served as our chairman and chief executive officer until he stepped down effective as of January 10, 2019, for health reasons and he passed away on January 31, 2019. Mr. Nanterme was based in Europe and was compensated in euros. We converted his fiscal 2019 compensation to U.S. dollars at an exchange rate of 0.87958, which was the average of the monthly translation rates for fiscal 2019.

(6)

Mr. Lumb served as our group chief executive—Financial Services until August 31, 2019, when he retired from the Company. In connection with Mr. Lumb’s retirement, the Company and Mr. Lumb entered into a Retirement Agreement, the details of which are described in “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above. Mr. Lumb was based in the United Kingdom and was compensated in British pounds. We converted his fiscal 2019 compensation to U.S. dollars at an exchange rate of 0.77736, which was the average of the monthly translation rates for fiscal 2019.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	53

(7)

Represents aggregate grant date fair value of stock awards granted during each of the years presented, computed in accordance with Topic 718, without taking into account estimated forfeitures. For more information, please refer to Note 12 (Share-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2019. Terms of the stock awards for fiscal 2019 performance are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above. With respect to amounts included for the Key Executive Performance Share Program awards, the estimate of the grant date fair value determined in accordance with Topic 718, which is based on probable outcome as of the grant date, assumes vesting between target and maximum. Assuming the achievement of either the probable outcome as of the grant date or maximum performance, the aggregate grant date fair value of the Key Executive Performance Share Program awards for each fiscal year included in this column would be as follows:

		Key Executive Performance Share Program
	Year	Grant Date Fair Value Based on Probable Outcome	Grant Date Fair Value Based on Maximum Achievement
Mr. Rowland	2019	$ 8,144,431	$10,199,763
	2018	$ 2,597,076	$ 3,599,966
	2017	$ 2,585,967	$ 3,599,954
Ms. Sweet	2019	$ 2,575,061	$ 3,224,873
	2018	$ 2,326,526	$ 3,224,941
	2017	$ 2,316,571	$ 3,224,925
Ms. McClure	2019	$ 1,437,185	$ 1,799,877
Mr. van ’t Noordende	2019	$ 2,575,061	$ 3,224,873
	2018	$ 2,326,526	$ 3,224,941
	2017	$ 2,316,571	$ 3,224,925
Mr. Nanterme(a)	2019	$17,626,156	$22,124,882
	2018	$15,149,664	$20,999,881
	2017	$14,546,213	$20,249,949
Mr. Lumb	2019	$ 2,575,061	$ 3,224,873

As described above under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program,” awards under our Accenture Leadership Performance Equity Award Program are typically granted in January in recognition of prior fiscal year performance. Thus, a portion of the amounts reported under “Stock Awards” each year in the Summary Compensation Table was granted in recognition of the prior fiscal year’s performance.

(a)

Mr. Nanterme’s 2017, 2018 and 2019 Key Executive Performance Share Program awards vested effective as of January 18, 2019, with the 2017 and 2018 awards settled based on the Company’s performance against the applicable operating income and relative total shareholder return performance through such date and the 2019 award settled at target.

(8)

Amounts reflect payments that were made under the Global Annual Bonus program with respect to the 2019, 2018 and 2017 fiscal years, respectively. The terms of the Global Annual Bonus are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” above.

(9)

In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to Mses. Sweet and McClure and Messrs. Rowland, van ’t Noordende and Lumb for fiscal 2019 are not included because the aggregate incremental value of these items was less than $10,000.

The incremental costs of perquisites and other personal benefits provided to Mr. Nanterme for fiscal 2019 were $23,625 for a car and driver and $85,666 for tax preparation fees, which include additional fees incurred as a result of his unanticipated death in January. The incremental cost of Mr. Nanterme’s car and driver, which Mr. Nanterme used for security purposes and to maximize the time he was able to spend on the Company’s business while serving as chairman and chief executive officer, was computed based on the actual fees paid to a service provider.

Included for fiscal 2019 are life insurance premium payments of $4,362 for Ms. Sweet, $8,195 for Mr. Rowland, $4,362 for Ms. McClure, $7,842 for Mr. van ’t Noordende, $4,312 for Mr. Nanterme and $3,154 for Mr. Lumb, and payments of $7,245 to Ms. Sweet, $1,086 to Mr. Rowland and $314 to Ms. McClure as reimbursement for excess taxes paid by them in jurisdictions in which those executives provided services to the Company outside of their respective home jurisdictions. These services resulted in taxes due in excess of the rate applicable to their respective home jurisdictions, which excesses were reimbursed by the Company. The amounts further include $3,971 for Mr. Nanterme for profit sharing contributions mandated by French law.

(10)

In fiscal 2017, Mr. Rowland received a lump sum payment in connection with the termination of the pension plan, and he is no longer entitled to any benefits under this plan. He became a participant in the pension plan prior to assuming a leadership role at the Company.

(11)

As described in “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above, this amount reflects an equivalent cash payment to reward Mr. Lumb’s performance in fiscal 2019 and to be made in February 2020 in lieu of RSU awards under the 2019 Accenture Leadership Performance Equity Award Program. This cash payment has the effect of changing equity compensation that would have been reportable in fiscal 2020 had Mr. Lumb been a named executive officer for that fiscal year to bonus compensation reportable for fiscal 2019.

(12)

As described in “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above, in connection with Mr. Lumb’s retirement on August 31, 2019, among other things, the Company waived the remaining service-based vesting conditions for the portion of Mr. Lumb’s outstanding awards that were not vested on or prior to his departure. In accordance with SEC requirements, the amount disclosed as “Stock Awards” for Mr. Lumb for fiscal 2019 represents the sum of the following (each of which is also included in the “Grants of Plan-Based Awards for Fiscal 2019” table below): (a) the grant date fair value of the RSUs granted to him in the ordinary course in January of 2019 (which are computed as described in Note 7 above); and (b) the incremental fair value of the awards modified in connection with Mr. Lumb’s departure (which are computed as of the modification date in accordance with Topic 718 under the assumptions identified in Note 7 above, that, among other things, assume that awards would be forfeited absent modification). With respect to the modifications of the awards under the Key Executive Performance Share Program originally granted in fiscal 2018 and fiscal 2019, the incremental fair values determined in accordance with Topic 718 assumes vesting based on the Company’s estimated performance through the modification date. The incremental value of the modified awards is $1,111,738 and $2,185,639 for the 2018 and 2019 Key Executive Performance Share Program awards, respectively. Assuming maximum performance is achieved with respect to the modified Key Executive Performance Share Program awards, the incremental fair values of these awards as of the modification date would be $1,539,426 and $3,031,566, respectively.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	54

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2019

The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2019 under any incentive plan.

	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(#)		Grant Date Fair Value of Stock and Option Awards($)(2)
Name			Threshold($)	Target($)	Maximum($)	Threshold(#)		Target(#)		Maximum(#)
David P. Rowland	1/1/2019	10/23/2018	—	—	—	8,550	(3)	17,101	(3)	25,651	(3)	—		$2,874,489
	3/1/2019	1/31/2019	—	—	—	13,432	(3)	26,863	(3)	40,295	(3)	—		$5,269,942
	1/1/2019	10/23/2018	—	—	—	—		—		—		8,728	(4)	$1,224,888
	3/1/2019	1/31/2019	—	—	—	—		—		—		13,706	(4)	$2,244,900
	10/23/2018	10/23/2018	—	$1,590,575	$2,272,250	—		—		—		—		—
Julie Sweet	1/1/2019	10/23/2018	—	—	—	7,660	(3)	15,319	(3)	22,979	(3)	—		$2,575,061
	1/1/2019	10/23/2018	—	—	—	—		—		—		5,344	(4)	$749,977
	1/5/2019	7/17/2018	—	—	—	—		—		—		1,218	(5)	$190,890
	10/23/2018	10/23/2018	—	$1,141,806	$1,647,381	—		—		—		—		—
KC McClure	1/1/2019	10/23/2018	—	—	—	962	(3)	1,923	(3)	2,885	(3)	—		$323,297
	3/1/2019	1/31/2019	—	—	—	2,839	(3)	5,678	(3)	8,517	(3)	—		$1,113,887
	1/1/2019	10/23/2018	—	—	—	—		—		—		1,314	(4)	$184,407
	1/5/2019	7/17/2018	—	—	—							401	(5)	$62,846
	1/31/2019	1/31/2019	—	$785,159	$1,132,817	—		—		—		—		—
Alexander M. van ’t Noordende	1/1/2019	10/23/2018	—	—	—	7,660	(3)	15,319	(3)	22,979	(3)	—		$2,575,061
	1/1/2019	10/23/2018	—	—	—	—		—		—		5,344	(4)	$749,977
	1/5/2019	7/17/2018	—	—	—	—		—		—		2,437	(5)	$381,937
	10/23/2018	10/23/2018	—	$1,141,806	$1,647,381	—		—		—		—		—
Pierre Nanterme	1/1/2019	10/23/2018	—	—	—	52,551	(3)	105,101	(3)	157,652	(3)	—		$17,626,156
	1/1/2019	10/23/2018	—	—	—	—		—		—		23,158	(4)	$3,249,994
	10/23/2018	10/23/2018	—	$2,558,039	$5,116,078	—		—		—		—		—
Richard Lumb	1/1/2019	10/23/2018	—	—	—	7,660	(3)	15,319	(3)	22,979	(3)	—		$2,575,061
	1/1/2019	10/23/2018	—	—	—	—		—		—		5,344	(4)	$749,977
	1/5/2019	7/17/2018	—	—	—	—		—		—		2,207	(5)	$345,890
	5/24/2019	5/24/2019	—	—	—	2,390	(6)	4,782	(6)	7,172	(6)	—		$1,111,738
	5/24/2019	5/24/2019	—	—	—	5,149	(6)	10,299	(6)	15,448	(6)	—		$2,185,639
	5/24/2019	5/24/2019	—	—	—	—		—		—		2,046	(6)	$357,355
	5/24/2019	5/24/2019	—	—	—	—		—		—		2,226	(6)	$396,123
	10/23/2018	10/23/2018	—	$965,749	$1,393,370	—		—		—		—		—

(1)

Represents cash award target opportunity range made pursuant to the Global Annual Bonus program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Cash Compensation—Global Annual Bonus” and “Compensation Discussion and Analysis—Process for Determining Executive Compensation—Performance Objectives Used in Evaluations” above. For Mr. Nanterme, the cash award target was 250% of his base compensation, for Mr. Rowland, the cash award target was 140% of his base compensation, and for the other named executive officers, the cash award target was, on average, 101% of base compensation. The amounts for Mr. Nanterme, who was compensated in euros, and Mr. Lumb, who is compensated in British pounds, were converted into U.S. dollars at exchange rates of 0.87958 and 0.77736, respectively, which were the averages of the monthly translation rates for fiscal 2019. Employees must generally remain employed through the end of the fiscal year in order to receive a bonus for the fiscal year and, as a result, Mr. Nanterme did not receive a Global Annual Bonus payment for fiscal 2019. For the actual amounts to be paid to each of the other named executive officers, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above and the applicable footnote. Amounts reported under the “Maximum” column represent the highest end of the target opportunity range.

(2)

Except as otherwise indicated for Mr. Lumb, represents the grant date fair value of each equity award computed in accordance with Topic 718, without taking into account estimated forfeitures. With respect to the RSU grants made pursuant to the 2019 Key Executive Performance Share Program, the grant date fair value assumes vesting between target and maximum.

(3)

Reflects RSU grants made pursuant to the 2019 Key Executive Performance Share Program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Key Executive Performance Share Program” above, except that Mr. Rowland’s award granted on March 1, 2019 is not subject to a service vesting requirement.

(4)

Represents RSU grants made pursuant to the 2019 Accenture Leadership Performance Equity Award Program in recognition of fiscal year 2018 performance, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Accenture Leadership Performance Equity Award Program” above.

(5)

Represents matching RSU grants made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation—Voluntary Equity Investment Program” above.

(6)

As described in “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above, in connection with the retirement of Mr. Lumb on August 31, 2019, among other things, the Company modified the terms of his outstanding awards under the 2017 and 2018 Voluntary Equity Investment Program and the 2018 and 2019 Key Executive Performance Share Programs to waive the remaining service-based vesting conditions for that portion of these awards that were not vested on or prior to his retirement. In accordance with SEC requirements, the incremental fair values associated with these modifications, computed as of the modification date in accordance with Topic 718, is reflected in the table above as if new grants had been made.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	55

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2019

The following table provides details about each outstanding equity award held by our named executive officers as of August 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
David P. Rowland	—	—	90,519	$17,938,150
Julie Sweet	38,077	$7,545,719	44,689	$8,856,019
KC McClure	2,131	$422,300	11,499	$2,278,757
Alexander M. van ’t Noordende	6,935	$1,374,309	44,689	$8,856,019
Pierre Nanterme	—	—	—	—
Richard Lumb	—	—	44,689	$8,856,019

(1)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Award	Grant Date	Number	Vesting
Ms. Sweet	2017 Accenture Leadership Performance Equity Award Program	January 1, 2017	2,233	In full on January 1, 2020
	2018 Accenture Leadership Performance Equity Award Program	January 1, 2018	3,339	In full on January 1, 2020
	2019 Accenture Leadership Performance Equity Award Program	January 1, 2019	5,389	In 2 installments: 3,591 on January 1, 2020, and 1,798 on January 1, 2021
	2017 Voluntary Equity Investment Program	January 5, 2018	1,275	In full on January 5, 2020
	2018 Voluntary Equity Investment Program	January 5, 2019	1,229	In full on January 5, 2021
	2017 Key Executive Performance Share Program	January 1, 2017	24,612	In full on October 22, 2019
Ms. McClure	2018 Accenture Leadership Performance Equity Award Program	January 1, 2018	412	In full on January 1, 2020
	2019 Accenture Leadership Performance Equity Award Program	January 1, 2019	885	In full on January 1, 2020
	2017 Voluntary Equity Investment Program	January 5, 2018	429	In full on January 5, 2020
	2018 Voluntary Equity Investment Program	January 5, 2019	405	In full on January 5, 2021
Mr. van ’t Noordende	2019 Accenture Leadership Performance Equity Award Program	January 1, 2019	1,797	In full on January 1, 2020
	2017 Voluntary Equity Investment Program	January 5, 2018	2,680	In full on January 5, 2020
	2018 Voluntary Equity Investment Program	January 5, 2019	2,458	In full on January 5, 2021

(2)

Pursuant to the provisional age-based vesting conditions of their awards under the 2017 Key Executive Performance Share Program, the awards to each of the named executive officers, except Ms. Sweet, under the program are treated as having vested as of August 31, 2019. See the “Stock Vested in Fiscal 2019” table below.

(3)	Values determined based on August 30, 2019 closing market price of Accenture plc Class A ordinary shares of $198.17 per share.

(4)	Consists of the following outstanding RSUs, including RSUs awarded in connection with dividend adjustments:

	Key Executive Performance Share Program
Fiscal Year: Award Date: Based on Plan Achievement Level:	2018 January 1, 2018 Maximum	2019 January 1, 2019 Maximum	2019 March 1, 2019 Maximum

Mr. Rowland	24,019	25,867	40,633

Ms. Sweet	21,517	23,172	—

Ms. McClure	—	2,910	8,589

Mr. van ’t Noordende	21,517	23,172	—

Mr. Nanterme	—	—	—

Mr. Lumb	21,517	23,172	—

RSUs granted pursuant to the 2018 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2017 and ending August 31, 2020 as determined by the Compensation Committee following the end of fiscal 2020. RSUs granted pursuant to the fiscal 2019 Key Executive Performance Share Program

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	56

will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2018 and ending August 31, 2021 as determined by the Compensation Committee following the end of fiscal 2021. The terms of the 2019 Key Executive Performance Share Program are summarized above in “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation.”

Results for the 2018 and 2019 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between the target and maximum levels for the 2018 and 2019 Key Executive Performance Share Program, the amounts reflected in the column with respect to that program are the maximum amounts.

STOCK VESTED IN FISCAL 2019

The table below sets forth the number of shares acquired in fiscal 2019 as a result of the vesting of RSUs awarded to our named executive officers under our compensatory equity programs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting(#)	Value Realized On Vesting($)(2)

David P. Rowland	49,907	$9,215,017

Julie Sweet	23,450	$3,605,713

KC McClure	2,487	$354,666

Alexander M. van ’t Noordende	33,647	$6,205,957

Pierre Nanterme(c)	410,612	$61,696,506

Richard Lumb	36,770	$6,919,706

(1)

Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above.

	Program	Number of Shares Acquired on Vesting	Date of Acquisition
Mr. Rowland	2017 Key Executive Performance Share Program(a)	27,473	8/31/2019
	2019 Accenture Leadership Performance Equity Award Program	8,728	2/1/2019
	2019 Accenture Leadership Performance Equity Award Program	13,706	4/1/2019
Ms. Sweet	2016 Key Executive Performance Share Program(b)	18,424	10/23/2018
	2017 Accenture Leadership Performance Equity Award Program	2,212	1/1/2019
	2018 Accenture Leadership Performance Equity Award Program	1,652	1/1/2019
	2016 Voluntary Equity Investment Program	1,162	1/5/2019
Ms. McClure	2017 Accenture Leadership Performance Equity Award Program	1,076	1/1/2019
	2018 Accenture Leadership Performance Equity Award Program	407	1/1/2019
	2019 Accenture Leadership Performance Equity Award Program	437	2/1/2019
	2016 Voluntary Equity Investment Program	567	1/5/2019
Mr. van ’t Noordende	2017 Key Executive Performance Share Program(a)	24,612	8/31/2019
	2018 Accenture Leadership Performance Equity Award Program	1,931	1/1/2019
	2019 Accenture Leadership Performance Equity Award Program	3,562	2/1/2019
	2016 Voluntary Equity Investment Program	3,542	1/5/2019
Mr. Nanterme	2017 Key Executive Performance Share Program(c)	155,759	1/18/2019
	2018 Key Executive Performance Share Program(c)	126,594	1/18/2019
	2019 Key Executive Performance Share Program(c)	105,101	1/18/2019
	2019 Accenture Leadership Performance Equity Award Program(c)	23,158	1/18/2019
Mr. Lumb	2017 Key Executive Performance Share Program(a)	24,612	8/31/2019
	2019 Accenture Leadership Performance Equity Award Program	5,344	2/1/2019
	2016 Voluntary Equity Investment Program	2,542	1/5/2019
	2017 Voluntary Equity Investment Program(d)	2,046	8/31/2019
	2018 Voluntary Equity Investment Program(d)	2,226	8/31/2019

(a)

Except as otherwise indicated for Mr. Nanterme, vesting of the 2017 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2016 and ended August 31, 2019, was determined by the Compensation Committee on October 22, 2019. Pursuant to the 2017 Key Executive Performance Share Program, 128.3% of the target award of RSUs vested on October 22, 2019, after the end of fiscal 2019, based on the Company’s achievement of specified performance criteria over the 3-year performance period. Because as of August 31, 2019, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them are being treated as having vested in full as of that date, however, none of the awards actually vested until the stated vesting date of October 22, 2019. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.

(b)

Vesting of the 2016 Key Executive Performance Share Program awards, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2015 and ended August 31, 2018, was determined by the Compensation

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	57

Committee on October 23, 2018. Pursuant to the 2016 Key Executive Performance Share Program, 116.2% of the target award of RSUs vested on October 23, 2018, after the end of fiscal 2018, based on the Company’s achievement of specified performance criteria over the 3-year performance period. Because as of August 31, 2018, pursuant to the provisional age-based vesting provisions of their awards, each of the named executive officers, except Ms. Sweet, had fully satisfied the service criteria for vesting, 100% of the earned awards granted to them were treated as having vested in full as of that date, however, none of the awards actually vested until the stated vesting date of October 23, 2018. For more information on these provisional vesting terms, see “Potential Payments Upon Termination—Long-Term Equity Compensation” below.

(c)

In connection with Mr. Nanterme stepping down as the Company’s chairman and chief executive officer due to health reasons, on January 18, 2019, the Compensation Committee waived the remaining vesting conditions for Mr. Nanterme’s then-outstanding awards under the 2017, 2018 and 2019 Key Executive Performance Share Programs and his then-outstanding award under the Leadership Performance Equity Award Program as discussed under “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above.

(d)

In connection with the retirement of Mr. Lumb on August 31, 2019, the Compensation Committee waived the remaining service-based vesting conditions for the vesting of Mr. Lumb’s awards under the 2017 and 2018 Voluntary Equity Investment Programs as discussed under “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above.

(2)	Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.

POTENTIAL PAYMENTS UPON TERMINATION

U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree Medical Benefits Program

Members of Accenture Leadership employed in the United States, including Mses. Sweet and McClure and Messrs. Rowland and van ’t Noordende, are eligible for benefits under our U.S. Accenture Leadership Separation Benefits Plan and our U.S. Retiree Medical Benefits Program. Estimated benefits under these plans are summarized in the table below.

With respect to our most senior leaders, the U.S. Accenture Leadership Separation Benefits Plan provides that, subject to the terms and conditions of the plan, and contingent upon the execution of a separation agreement (which requires, among other things, a complete release of claims and affirmation of existing post-departure obligations, including non-compete and non-solicitation requirements), if the employment of a member of Accenture Leadership is involuntarily terminated, other than for “cause” (as defined under the plan) or certain other exceptions listed in the plan relating to terminations following a leave of absence or in connection with a business transaction where the individual is offered a position with a successor, the terminated executive is entitled to receive the following:

•

if the termination is for reasons unrelated to performance: (1) an amount equal to 6 months of base compensation, plus (2) 1 week of base compensation for each completed year of service (up to an additional 8 weeks of base compensation), plus (3) a $12,000 COBRA payment (which is related to health and dental benefits); or

•	if the termination is for reasons related to performance: (1) an amount equal to 4 months of base compensation, plus (2) an $8,000 COBRA payment.

All such payments will be made in a lump sum unless we elect to provide the payments on a payroll-by-payroll basis. In addition, under this plan, members of Accenture Leadership who are involuntarily terminated, other than for cause, including those terminated for reasons related to performance, are entitled to 12 months of outplacement benefits, which is provided by an outside firm selected by Accenture, at a maximum cost to Accenture of $11,000 per person.

Members of Accenture Leadership employed in the United States who retire from the Company after reaching age 50 and who have achieved at least 10 years of service are also eligible to participate in the U.S. Retiree Medical Benefits Program, which provides partially subsidized medical insurance benefits for the retired members of Accenture Leadership and their dependents.

The following table sets forth estimated benefits under the U.S. Accenture Leadership Separation Benefits Plan and U.S. Retiree Medical Benefits Program for the named executive officers who are or were employed in the United States during fiscal 2019.

	U.S. Accenture Leadership Separation Benefits Plan		U.S. Retiree Medical Benefits Program
	Potential Payments if Termination is for Reasons Unrelated to Performance($)(1)	Potential Payments if Termination is for Reasons Related to Performance($)(2)	Estimated Present Value of Future Benefits($)(3)

David P. Rowland	$765,851	$397,708	$261,672

Julie Sweet	$765,851	$397,708	—

KC McClure	$660,500	$344,000	$258,176

Alexander M. van ’t Noordende(4)	$765,851	$397,708	$290,114

(1)

Amounts shown in this column reflect for each applicable named executive officer: (a) an amount equal to 6 months plus 8 weeks of his or her annual base compensation, (b) a $12,000 COBRA payment and (c) $11,000 of outplacement services.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	58

(2)

Amounts shown in this column reflect for each applicable named executive officer: (a) an amount equal to 4 months of his or her annual base compensation, (b) an $8,000 COBRA payment and (c) $11,000 of outplacement services.

(3)

The estimated present value of these medical insurance benefits is calculated (a) assuming each individual retired on August 30, 2019 (the last business day of fiscal 2019) or the earliest age at which they would be eligible for retirement and commenced receiving benefits immediately thereafter, (b) using a discount rate of 3.00% and (c) using mortality rates from U.S. mortality tables released by the Society of Actuaries. Ms. Sweet would not have been eligible for this retirement benefit because she had not achieved 10 years of service as of August 31, 2019, and therefore no amount is shown in respect of her retirement.

(4)

Mr. van ’t Noordende served as our group chief executive—Products until he stepped down from that position effective October 1, 2019, and he will remain with the Company through December 31, 2019 and will receive the compensation described under “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above.

Long-Term Equity Compensation

Death or Disability

The terms of our equity grant agreements for programs other than the Key Executive Performance Share Program provide for the immediate acceleration of vesting in the event of the termination of the program participant’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Program provide for provisional vesting of the awards in the event of the termination of the participant’s employment due to death or disability. Provisional vesting means that, while the timing of vesting of the Key Executive Performance Share Program awards is not accelerated due to death or disability, vesting continues to occur as if the participant’s employment had not terminated under those circumstances.

With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last business day of fiscal 2019 (based on the closing price per share on August 30, 2019) is equal to the amount and value of shares set forth in the “Stock Awards” columns of the “Outstanding Equity Awards at August 31, 2019” table above. Although vesting cannot yet be determined for the 2018 and 2019 Key Executive Performance Share Program awards, as results to date indicate achievement between the target and maximum levels for both programs, maximum amounts are included in that table with respect to both programs.

Other Terminations

The terms of our equity grant agreements for the Accenture Leadership Performance Equity Award Program also provide that, in the event of an involuntary termination of the program participant’s employment, RSUs scheduled to vest within 12 months of termination immediately vest. However, shares underlying such RSUs will not be delivered until after the scheduled vesting date unless the program participant dies before such date.

The terms of our equity grant agreements for the Voluntary Equity Investment Program provide that (1) in the event of an involuntary termination of the program participant’s employment prior to the first anniversary of the grant date, 50% of the RSUs will immediately vest and (2) in the event of an involuntary termination that occurs on or after the first anniversary of the grant date, all of the RSUs will immediately vest. In both cases, however, the shares underlying the RSUs will not be delivered until after the scheduled vesting date, unless the program participant dies before such date.

The terms of our equity grant agreements for the Key Executive Performance Share Program also provide for provisional vesting of the awards in the event of (1) voluntary termination of the program participant’s employment after reaching age 50 and completing 15 years of continuous service or (2) involuntary termination. In such cases, the participant is entitled to pro rata vesting of his or her award at the end of the 3-year performance period based on the portion of the performance period during which he or she was employed.

Qualifying members of our global management committee who retire on or after the fiscal year-end but before the following February 1 receive a cash payment in recognition of their prior fiscal year performance rather than receiving the shares underlying RSUs under the Accenture Leadership Performance Equity Award Program that they would have received had they not retired before that date.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	59

The following table sets forth the amounts each named executive officer, then actively employed, would have been entitled to receive under these provisions if his or her employment had been terminated as of August 31, 2019:

Name	Vesting of Equity Award following Voluntary Termination($)(1)(2)	Vesting of Equity Award following Involuntary Termination($)(1)(2)	Cash Payment in Lieu of Equity Award Following Retirement($)(3)

David P. Rowland	$7,565,932	$ 7,565,932	$3,475,000

Julie Sweet	$4,877,360	$11,441,147	$ 250,000

KC McClure	$ 759,586	$ 1,141,856	$ 466,667

Alexander M. van ’t Noordende(4)	$4,373,414	$ 5,504,172	$ 750,000

(1)

The amounts in this column reflect the aggregate value of the vesting of RSU awards previously granted to the named executive officers under the termination provisions described above. Although vesting cannot yet be determined for the 2018 and 2019 Key Executive Performance Share Program awards, as results to date indicate achievement between the target and maximum levels for both programs, vesting is reflected at the maximum amounts with respect to both programs.

(2)	Values determined based on the August 30, 2019 closing market price of Accenture plc’s Class A ordinary shares of $198.17 per share.

(3)

Amounts shown in this column reflect the applicable portions of the grant date fair value of RSU awards to be made in January 2020 under the Accenture Leadership Performance Equity Award Program, which were approved by the Compensation Committee following the end of fiscal 2019.

(4)

Mr. van ’t Noordende served as our group chief executive—Products until he stepped down from that position effective October 1, 2019, and he will remain with the Company through December 31, 2019 and will receive the compensation described under “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above.

Arrangements with Former Executive Officers

As described above, our Compensation Committee approved certain arrangements in connection with the departures of Messrs. Nanterme and Lumb. For more information on these compensation arrangements, see “Compensation Discussion and Analysis—Fiscal 2019 Compensation Decisions—Arrangements with Former Executive Officers” above. Under these arrangements, Mr. Nanterme received accelerated vesting on a total of 410,612 outstanding RSUs that would have otherwise vested in connection with his passing. Mr. Lumb has received or will receive a $750,000 cash payment in lieu of any award under the Accenture Leadership Performance Equity Award Program for fiscal 2019 performance; a cash payment of £378,000 (reflecting 6 months’ base salary in accordance with Mr. Lumb’s employment agreement); waiver of continued service based vesting requirements on a total of 19,353 outstanding RSUs (assuming target achievement of outstanding awards under the Key Executive Performance Share Programs); a cash payment in lieu of any 2020 VEIP matching grant based on the 422 shares that Mr. Lumb purchased under the VEIP for the 2019 program year; a £900 laptop contribution and retention of his phone; an £800 contribution toward legal fees incurred in connection with documentation of his agreement and an additional £500 payment for compliance with certain continuing obligations. The provision of these benefits was subject to Mr. Lumb’s execution of a general release of claims and remains subject to his continued compliance with ongoing non-competition, non-solicitation, cooperation and other restrictive covenants.

PAY RATIO

In accordance with SEC rules, we are providing the ratio of the annual total compensation of Mr. Rowland, who served as our interim chief executive officer on the last day of the 2019 fiscal year, to the annual total compensation of our median employee. We used the same median employee in our pay ratio calculation for 2019 as we used in 2018, as permitted under the SEC rules, because there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.

Our Employees

As of August 31, 2019, we employed approximately 492,000 people in 51 countries. Because of the geographical distribution of our workforce, our compensation program reflects many factors to determine how we compensate our employees in different countries around the world.

Our Fiscal 2019 Pay Ratio

Applying a cost-of-living adjustment, our previously identified median employee was located in India, with annual total compensation for fiscal 2019 of $50,512. Comparing this to the annual total compensation of Mr. Rowland of $15,031,875, our pay ratio was 298:1. Without the cost-of-living adjustment, the previously identified median employee was also located in India, with annual total compensation for fiscal 2019 of $18,392, resulting in a ratio of 817:1.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	60

Pay Ratio Methodology

Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the following methodology:

•

Identifying the Global Employee Population. We used our global employee population as of August 31, 2018 of approximately 459,000 and excluded the following employees, who represent less than 1% of our employees: (i) 4,397 from businesses mainly in the digital space that we acquired during fiscal 2018, and (ii) 67 in Andorra, 78 in Puerto Rico and 16 in Taiwan. As a result of these exclusions, we considered a population of 454,614 employees.

•

Identifying the Median Employee. We used annual base salary as of August 31, 2018 to identify our median employee. The cost-of-living adjusted median employee was identified as the median of the group of employees with the same median base salary based on their annual total compensation. For the median employee without the cost-of-living adjustment, we selected the median employee with a compensation profile that was more representative of our employee population. Foreign currencies were converted into U.S. dollars using the average of the monthly translation rates for fiscal 2018. World Bank’s Purchasing Power Parity conversion factors were used to calculate the cost-of-living adjustment.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	61

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED ACCENTURE PLC 2010 SHARE INCENTIVE PLAN

Our Board, based on the recommendation of the Compensation Committee, has approved an amendment and restatement of the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “SIP”), subject to approval by our shareholders at the Annual Meeting. In connection with these plan changes and particularly the additional shares to be authorized under the SIP, the Compensation Committee considered the information described below. If approved, this amendment will, among other things:

SIP PROPOSAL	◥

  Authorize an additional 15 million shares under the SIP.

  Extend the term of the SIP until December 9, 2029.

  Formalize our historical practice that accrued dividends and dividend equivalent rights may not be paid out unless and until the underlying award vests.

  Although we currently do not grant options, add a minimum vesting period of one year from grant for all options granted under the SIP.

  Reiterate that the Company’s clawback policies apply to all awards granted under the SIP.

As of November 29, 2019, 16,748,268 shares remained available under the SIP for future grants, 18,208,288 shares were subject to outstanding RSUs, and we expect to make awards covering approximately 7 million shares between the date of this proxy statement and the Annual Meeting. We expect that if the proposed SIP amendment and restatement is approved by our shareholders, the additional shares will be sufficient to allow us to make equity awards in the amounts we believe are necessary for the next 2 to 3 years.

Why We Recommend You Approve the Proposed Amendment

•	We must recruit, retain and motivate high-performers. The ability to issue equity is fundamental to our compensation strategy. Being a people-based business, our success is dependent, in large part, on our ability to use market relevant compensation to recruit, retain and motivate the most talented professionals to serve our clients.

•	We proactively manage affordability to prevent dilution. Over the last 5 years, our ratio of share repurchases to share issuances has resulted in a net impact of a reduction to our weighted average diluted shares of approximately 1% per year. We expect the impact of our repurchases to continue to exceed that of our issuances in fiscal 2020. Our overhang has averaged 6% over the past 3 years. We calculate overhang as the number of shares available for issuance under our equity compensation plans (including pursuant to outstanding awards), divided by that number plus the total number of shares outstanding.

•	We use equity compensation to align employee and shareholder interests. Equity compensation is a critical means of aligning the interests of our employees with those of our shareholders. Our employees, particularly members of Accenture Leadership, whose equity is tied to Company and individual performance, are motivated under our current equity compensation plans to drive the business to maximize returns over the long-term. We believe this, in part, has resulted in the long-term value we have created for our shareholders.

•	We have a disciplined annual share granting practice. Our burn rate has averaged 1.3% over the past 3 years and 1.4% over the past 5 years. During the last 5 years, our burn rate has ranged between 1.2% and 1.5%. Of our total employee population of approximately 492,000, approximately 30,500 (composed of Accenture Leadership and other senior employees) are eligible for equity awards, and only those employees rated as high-performers (a fraction of this group) receive equity awards in any given year.

3 YEAR BURN RATE

The 3 year burn rate is calculated as the total number of shares granted under the SIP as a percentage of the annual weighted average diluted shares.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	62

Anticipated Future Equity Awards under the Amended and Restated 2010 Share Incentive Plan

Consistent with past practice, we expect to make awards of approximately 7 million shares between the date of this proxy statement and the Annual Meeting, the majority of which will be our annual performance RSU awards made in January 2020 (including awards that will vest, if at all, based on the Company’s performance over a 3-year period), including the awards to our named executive officers, as described under “Executive Compensation—Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above. Also included in the estimated number of awards to be made during that period are the annual matching grant awards to the participants in the Voluntary Equity Investment Program, described under “Executive Compensation—Compensation Discussion and Analysis—Compensation Programs—Long-Term Equity Compensation” above, and potential grants to recognize eligible newly hired or promoted employees.

The Company is not currently contemplating any specific grants under the SIP, as it is proposed to be amended and restated (the “Amended SIP”) other than the annual grants of RSUs to directors for fiscal 2020 (which are currently anticipated to be similar to the annual grants for fiscal 2019 described under “Director Compensation—Elements of Director Compensation” above).

Plan Summary

The principal features of the Amended SIP are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended SIP. A copy of the Amended SIP is attached as Annex A to this proxy statement, marked to show the proposed amendments, and is incorporated herein by reference. Definitions in this Proposal 3 are applicable only within this section.

Administration

The Amended SIP will be administered by the Compensation Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part to any subcommittee consisting solely of at least 2 individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and “independent directors” within the meaning of the NYSE listed company rules, including those applicable to directors serving on a compensation committee. Additionally, the Committee may delegate the authority to grant awards under the Amended SIP to any employee or group of employees of Accenture plc, provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee is authorized to interpret the Amended 2010 SIP and to establish, amend and rescind any rules and regulations relating to it and to make any other determinations that it deems necessary or desirable for the administration of the Amended SIP. Consistent with the provisions of the plan, the Committee has the authority to establish the terms and conditions of any award under the Amended SIP and to waive any terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee may determine the number of shares subject to any award.

Eligibility

The Committee may grant awards under the Amended SIP only to employees, directors or other service providers of the Company or its affiliates who are selected by the Committee to participate in the Amended SIP (“participants”). Awards may also, in the discretion of the Committee, be made under the Amended SIP in assumption of, or in substitution for, outstanding awards previously granted by Accenture plc, its affiliates or an entity that becomes an affiliate. The number of shares underlying any substitute awards will be counted against the aggregate number of shares available for awards under the Amended SIP.

As of November 29, 2019, approximately 30,500 employees, including our executive officers, would be eligible to participate in the programs approved under the Amended SIP. In addition, a small number of other service providers that we may engage from time-to-time, along with the members of the Board, are eligible to participate in the Amended SIP. The closing price of Accenture plc Class A ordinary shares as reported on the New York Stock Exchange was $201.16 on November 29, 2019.

Share Reserve Under the Amended SIP

The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the Amended SIP (inclusive of awards previously granted and settled under the SIP) is 114 million, which is inclusive of the additional 15 million shares requested to be approved under this proposal.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	63

Prohibition on Share Recycling Under the Amended SIP

The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the Amended SIP may consist, in whole or in part, of unissued shares or previously-issued shares. The issuance or transfer of shares or the payment of cash to a participant upon the exercise or payment of any award will reduce the total number of shares available under the Amended SIP by the full number of shares which had been covered by the award, even if fewer shares are delivered due to “net settlement” of awards or withholding to cover taxes. Shares subject to awards that terminate, lapse or are cancelled without payment of consideration may again be used to satisfy awards under the Amended SIP.

Limits on Director Compensation

The maximum number of shares subject to awards that may be granted during a fiscal year to any non-employee director, taken together with any cash retainer paid to such non-employee director in respect of such fiscal year, shall not exceed $750,000 in total value.

Term

Awards may be granted under the Amended SIP until December 9, 2029 (the 10th anniversary of the date the Amended SIP was approved by the Board), but awards granted before that date may extend beyond that date.

Dividends and Dividend Equivalents

As determined by the Committee, dividends and dividend equivalent rights may accrue with respect to awards granted under the Amended SIP, but no dividends or dividend equivalents may be paid or settled unless and until, and then only to the extent that, the applicable underlying Award vests.

Terms and Conditions of Options

Options granted under the Amended SIP will be, as determined by the Committee, non-qualified stock options or incentive stock options (“ISOs”), as described in section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (or other types of options in jurisdictions outside the United States), as evidenced by the related award agreements. Options granted will be subject to the following terms and conditions and to such other terms and conditions as the Committee determines.

Exercise Price; Exercisability; Minimum Vesting Period. Options granted under the Amended SIP will have a purchase price per share (“exercise price”) that is not less than the fair market value of a share on the date of grant and will be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no case will an option vest and become exercisable until the lapse of at least one year from the date of grant. The expiration date for options granted under the Amended SIP will be determined by the Committee upon option grant and set forth in the grant agreements governing the options but in any case shall not exceed 10 years from the date of grant. Under the Amended SIP, “fair market value” is generally defined as the average of the high and low trading prices on the New York Stock Exchange on the applicable date.

Exercise of Options. Except as otherwise provided in the Amended SIP or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The exercise date of an option will be the later of the date a notice of exercise is received by Accenture plc and, if applicable, the date payment is received by Accenture plc. Except as otherwise provided in an award agreement, the purchase price for the shares as to which an option is exercised shall be paid in full no later than the time when the shares are delivered following the exercise of the option.

ISOs. The Committee may grant options under the Amended SIP that are intended to be ISOs. No ISO will have a per share exercise price of less than the fair market value of a share on the date granted or have a term in excess of 10 years. However, no ISO may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of shares of Accenture plc, unless:

•	the exercise price for the ISO is at least 110% of the fair market value of a share on the date the ISO is granted; and

•	the date on which the ISO terminates is a date not later than the day preceding the 5th anniversary of the date on which the ISO is granted.

All options granted under the Amended SIP are intended to be nonqualified stock options, unless the applicable award agreement expressly states that the option is intended to be an ISO. If an option is intended to be an ISO, and if for any reason the option (or portion thereof) does not qualify as an ISO, then, to the extent of the nonqualification, the option (or portion thereof) will be regarded as a nonqualified stock option granted under the Amended SIP, provided that the option (or portion thereof) otherwise complies with the Amended SIP’s requirements relating to nonqualified stock options.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	64

Repricing. Once issued and outstanding under the Amended SIP, the exercise price of any option may not be reduced at any time during the term of such option without shareholder approval.

Terms and Conditions of Share Appreciation Rights

Grants. The Committee, in its sole discretion, also may grant a share appreciation right independent of an option or a share appreciation right in connection with an option, or a portion thereof. A share appreciation right granted in connection with an option:

•	may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option;

•	will cover the same number of shares covered by an option (or such lesser number of shares as the Committee may determine); and

•

will be subject to the same terms and conditions as the option, except for any conditions on its exercisability or transferability as the Committee deems fit to impose, or any additional limitations as may be included in an award agreement.

Terms. The exercise price per share of a share appreciation right will be an amount determined by the Committee that is not less than the fair market value of a share on the date of grant. The expiration date for share appreciation rights granted under the Amended SIP will be determined by the Committee upon granting of a share appreciation right and set forth in a grant agreement governing the share appreciation rights, but in any case shall not exceed 10 years from the date of grant. No share appreciation right shall vest before the first anniversary of the grant date. Each share appreciation right granted independent of an option will entitle a participant upon exercise to a payment from Accenture plc of an amount equal to:

•	the excess of the fair market value on the exercise date of 1 share over the exercise price per share, times

•	the number of shares covered by the share appreciation right.

Each share appreciation right granted in conjunction with an option, or a portion thereof, will entitle a participant to surrender to Accenture plc the unexercised option, or any portion thereof, and to receive from Accenture plc in exchange an amount equal to:

•	the excess of the fair market value on the exercise date of 1 share over the exercise price per share, times

•	the number of shares covered by the option, or portion thereof, which is surrendered.

The date a notice of exercise is received by Accenture plc will be the exercise date. Payment will be made in shares or in cash, or partly in shares and partly in cash, all as determined by the Committee. If the payment is made, in whole or in part, in newly issued shares, the participant will agree to pay to Accenture plc the aggregate par value of such shares. Share appreciation rights may be exercised from time to time upon actual receipt by Accenture plc of written notice of exercise stating the number of shares with respect to which the share appreciation right is being exercised.

Repricing. Once issued and outstanding under the Amended SIP, the exercise price of any share appreciation right may not be reduced at any time during the term of such share appreciation right without shareholder approval.

Other Share-Based Awards

The Committee, in its sole discretion, may grant awards of shares, awards of restricted shares, awards of RSUs representing the right to receive shares and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares (“other share-based awards”). These other share-based awards will be in such form, and dependent on such conditions, as the Committee determines. This includes, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other share-based awards may be granted alone or in addition to any other awards granted under the Amended SIP. Subject to the provisions of the Amended SIP, the Committee will determine:

•	to whom and when other share-based awards will be made;

•	the number of shares to be awarded under (or otherwise related to) these other share-based awards;

•	whether these other share-based awards will be settled in cash, shares or a combination of cash and shares; and

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	65

•

all other terms and conditions of the other share-based awards (including, without limitation, their vesting provisions, any required payments to be received from participants and other provisions ensuring that all shares so awarded and issued be fully paid and non-assessable).

Adjustments Upon Certain Events

Generally. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:

•	the number or kind of shares or other securities or property issued or reserved for issuance pursuant to the Amended SIP or pursuant to outstanding awards;

•	the grant price or exercise price of any option or share appreciation right;

•	any applicable performance measures or performance vesting terms with respect to outstanding awards; and/or

•	any other affected terms of any award.

Change in Control. In the event of a change in control (as defined below), the Committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and:

•

the payment of a cash amount in exchange for the cancellation of an award which, in the case of options and share appreciation rights, may equal the excess, if any, of the fair market value of the shares subject to such options or share appreciation rights over the aggregate exercise price of such options or share appreciation rights; and/or

•	the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted.

The occurrence of any of the following events will constitute a “change in control”:

•

any person (other than Accenture plc, any trustee or other fiduciary holding securities under an employee benefit plan of Accenture plc, or any company owned, directly or indirectly, by the shareholders of Accenture plc in substantially the same proportions as their ownership of shares of Accenture plc) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Accenture plc, representing 50% or more of the combined voting power of Accenture plc’s then-outstanding securities;

•

during any period of 24 consecutive months, individuals who at the beginning of that period constitute the Board, and any new director (other than a director nominated by any person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a change in control) whose election by the Board or nomination for election by Accenture plc’s shareholders has been approved by a vote of at least 2/3rds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

•

the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which Accenture plc is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of Accenture plc immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of Accenture plc or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

•	the complete liquidation of Accenture plc or the sale or disposition by Accenture plc of all or substantially all of Accenture plc’s assets.

Restrictions on Transfer

Unless otherwise determined by the Committee, an award will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	66

Amendments or Termination

The Board may amend, alter or discontinue the Amended SIP, but no amendment, alteration or discontinuation will be made which:

•	without the approval of the shareholders of Accenture plc, would increase the total number of shares reserved for the purposes of the Amended 2010 SIP; or

•	without the consent of a participant, would materially adversely affect any of the rights of the participant under any award granted to the participant under the Amended SIP.

The Committee may amend the Amended SIP, however, in such manner as it deems necessary to permit awards to meet the requirements of the Code or other applicable laws.

Recoupment

Awards granted under the Amended SIP will be subject to recoupment in accordance with any clawback policy that the Company maintains or adopts, including the Company’s current clawback policy. In addition, the Committee may impose other clawback, recovery or recoupment provisions in an award agreement, including but not limited to a reacquisition right in respect of previously acquired shares or other cash or property in the event of misconduct.

Existing Plan Benefits

The following table contains information regarding the number of shares subject to all options and other equity awards granted under the Plan since its adoption in 2010 through August 31, 2019. Please refer to the description of grants made to named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards for Fiscal 2019” table. Grants made to non-employee directors in the last fiscal year are described in “Director Compensation.”

Name & Principal Position	# of Shares Covered by Options	# of Shares Covered by Restricted Share Units(1)(2)
David P. Rowland	—	332,784
Executive Chairman
Julie Sweet	—	404,518
Chief Executive Officer
KC McClure	—	35,460
Chief Financial Officer
Alexander M. van ’t Noordende	—	382,381
Former Group Chief Executive—Products
Pierre Nanterme	—	1,705,526
Former Chairman and Chief Executive Officer
Richard Lumb	—	339,647
Former Group Chief Executive—Financial Services
All Current Executive Officers as a Group	—	2,318,359
All Current Non-Employee Members of the Board as Group	—	129,027
All Current Employees as a Group (Excluding Executive Officers and Board Members)	5,022	57,201,018

(1)

With respect to amounts included for the Key Executive Performance Share Program, RSUs granted pursuant to the 2018 and 2019 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria. Results for the 2018 and 2019 Key Executive Performance Share Program cannot be determined at this time. As results to date indicate achievement between the target and maximum levels for both programs, the amounts reflected with respect to both programs are the maximum amount.

(2)

Reflects all RSUs previously granted under the Plan to each specified individual or group, without regard to whether or the extent to which such awards subsequently were vested or forfeited, as well as currently unvested awards. Awards granted pursuant to the 2018 and 2019 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria and are reflected at the maximum amount.

Federal U.S. Income Tax Information

The following summary briefly describes current U.S. federal income tax consequences of rights under the Amended SIP. The summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, however, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Amended SIP are encouraged to consult with their own professional tax advisors concerning tax aspects of rights under the Amended SIP and should be aware that tax laws may change at any time.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	67

Stock Options. An employee to whom an ISO that qualifies under section 422 of the Code is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the employee upon option exercise). No federal income tax deduction will be allowable to Accenture plc upon the grant or exercise of such ISO.

When the employee sells shares acquired through the exercise of an ISO more than 1 year after the date of transfer of such shares and more than 2 years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and Accenture plc will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, Accenture plc or one of its affiliates will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Shares. Unless an election is made by the participant under section 83(b) of the Code, the grant of an award of restricted shares will have no immediate tax consequences to the participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted share agreement between the participant and Accenture plc), a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Accenture plc on the date on which the restrictions lapse, less any amount paid with respect to the Award of restricted shares, multiplied by (2) the number of restricted shares with respect to which restrictions lapse on such date. The participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted shares. The participant’s holding period will commence on the date on which the restrictions lapse.

A participant may make an election under section 83(b) of the Code within 30 days after the date of transfer of an award of restricted shares to recognize ordinary income on the date of award based on the fair market value of ordinary shares of Accenture plc on such date. An employee making such an election will have a tax basis in the restricted shares equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted shares, and the employee’s holding period for such restricted shares for tax purposes will commence on the date after such date.

With respect to restricted shares upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options, as described above.

Restricted Share Units. A participant to whom a RSU is granted generally will not recognize income at the time of grant (although the participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of ordinary shares of Accenture plc in respect of an RSU, a participant will recognize ordinary income in an amount equal to the product of (1) the fair market value of a share of Accenture plc on the date on which the ordinary shares of Accenture plc are delivered, multiplied by (2) the number of ordinary shares of Accenture plc delivered.

Other Share-based Awards. With respect to other share-based awards paid in cash or ordinary shares, participants will generally recognize income equal to the fair market value of the ordinary shares or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant.

Code Section 409A. Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended SIP may constitute “deferred compensation” within the meaning of and subject to section 409A. While the Committee intends to administer and operate the Amended SIP and establish terms with respect to awards subject to section 409A in a manner that will avoid the imposition of additional taxation under section 409A upon a participant, the Company cannot assure participants that additional taxation under section 409A will be avoided in all cases.

ACCENTURE 2019 PROXY STATEMENT	Executive Compensation	68

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 3 IS AS FOLLOWS:

“Approval be and is hereby given to the adoption by the Company of the Amended and Restated Accenture plc 2010 Share Incentive Plan in accordance with the marked provisions of a document entitled “Amended and Restated Accenture plc 2010 Share Incentive Plan” (the “Amended SIP”), which has been made available to shareholders prior to the meeting and that the directors be and are hereby authorized to take all such actions with reference to the Amended SIP as may be necessary to ensure the adoption and operation of the Amended SIP.”

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF AUGUST 31, 2019

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of August 31, 2019, certain information related to our compensation plans under which Accenture plc Class A ordinary shares may be issued. As of November 29, 2019, 16,748,268 shares remained available under the SIP for future grants. As of such date, the Company had 656,946,050 Class A ordinary shares outstanding (which includes 21,864,207 shares held by Accenture), 593,689 Class X ordinary shares outstanding, 3,751 shares subject to outstanding stock options (with a weighted average exercise price of $48.105 and a weighted remaining contractual life of 1.1 years), and 18,208,288 shares subject to outstanding RSUs.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)

Equity compensation plans approved by shareholders:

2001 Share Incentive Plan	68,253	(1)	$—	—

Amended and Restated 2010 Share Incentive Plan	19,468,188	(2)	48.105	16,684,906

Amended and Restated 2010 Employee Share Purchase Plan	—		N/A	30,454,275

Equity compensation plans not approved by shareholders	—		N/A	—

Total	19,536,441			47,139,181

(1)	Consists of 68,253 restricted share units.

(2)	Consists of 19,464,437 restricted share units, with performance-based awards assuming maximum performance, and 3,751 stock options.

(3)	Does not reflect restricted stock units because these awards have no exercise price.

ACCENTURE 2019 PROXY STATEMENT	69

AUDIT

AUDIT COMMITTEE REPORT

The Audit Committee is composed entirely of independent directors, each of whom meets the independence and experience requirements set forth by the SEC and the NYSE. In addition, each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing in satisfaction of the requirements for audit committees prescribed by the Companies Act 2014.

The Audit Committee operates pursuant to a written charter, which may be accessed through the Governance Principles section of our website at https://accenture.com/us-en/company-principles. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements, subject to any requirements under Irish law. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. KPMG, Accenture’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting. As part of the Audit Committee’s oversight function, the Audit Committee:

•	Reviewed and discussed the Company’s annual audited financial statements, assessment of the effectiveness of internal control over financial reporting and quarterly financial statements with management and with KPMG;

•	Reviewed related matters and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;

•	Discussed with KPMG the matters required to be discussed by the applicable auditing standards adopted by the Public Company Accounting Oversight Board and Rule 2-07 of SEC Regulation S-X; and

•	Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG their independence and related matters.

In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2019 for filing with the SEC and approved the Company’s Irish financial statements for presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2020 that KPMG be re-appointed as the Company’s independent registered public accounting firm to serve until the Company’s annual general meeting of shareholders in 2021 and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting. This report is provided by the following independent directors, who compose the Audit Committee:

The Audit Committee

Paula A. Price, Chair

Jaime Ardila

Venkata (Murthy) Renduchintala

Tracey T. Travis

ACCENTURE 2019 PROXY STATEMENT	Audit	70

PROPOSAL 4: NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS AND BINDING AUTHORIZATION OF THE BOARD TO DETERMINE ITS REMUNERATION

Shareholders are being asked to vote to ratify, in a non-binding vote, the appointment of our independent registered public accounting firm, KPMG, and also to vote to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine KPMG’s remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending August 31, 2020. Although ratification is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. KPMG has served as our auditor since 2002, and we believe that the continued retention of KPMG is in the best interests of the Company and its shareholders. If our shareholders fail to ratify the selection, it will be regarded as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things: the historical and recent performance of our current independent auditor; external data on audit quality and performance, including PCAOB reports; the capabilities, audit approach, industry experience, independence and tenure of the audit firm. To help ensure the independence of our auditor, the Audit Committee periodically considers the rotation of our independent auditor and the advisability and potential impact of selecting a different independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of KPMG’s lead engagement partner.

We expect that one or more representatives of KPMG will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions.

As required under Irish law, the resolution in respect of Proposal 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 4 IS AS FOLLOWS:

“To ratify, in a non-binding vote, the appointment of KPMG as the independent registered public accounting firm for the Company until the next annual general meeting of the Company in 2021 and to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine its remuneration.”

ACCENTURE 2019 PROXY STATEMENT	Audit	71

INDEPENDENT AUDITOR’S FEES

The following table describes fees for services rendered by KPMG, Accenture’s principal accountant, for the years ended August 31, 2019 and August 31, 2018.

(in thousands)	2019	2018
Audit Fees(1)	$20,221	$18,853
Audit-Related Fees(2)	1,406	974
Tax Fees(3)	1,172	1,247
All Other Fees(4)	3	4
Total Fees	$22,802	$21,078

(1)

Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture plc’s annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees also include fees for the audit of Accenture’s internal control over financial reporting.

(2)

Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture plc’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for merger and acquisition due diligence services.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services and products provided by KPMG for tax compliance, tax advice and tax planning.

(4)

All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above. These fees include other consulting services. The Audit Committee concluded that the provision of these services and related fees does not affect the independence of KPMG.

PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. In connection with the approval of any non-audit services, the Audit Committee concluded that the provision of these services and related fees do not affect the independence of KPMG.

ACCENTURE 2019 PROXY STATEMENT	72

ANNUAL IRISH LAW PROPOSALS

PROPOSAL 5: BOARD AUTHORITY TO ISSUE SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares that are part of the company’s authorized but unissued share capital. Our current authorization, approved by shareholders at our 2019 annual general meeting, will expire on August 1, 2020. We are presenting this Proposal 5 to renew the Board’s authority to issue our authorized shares on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking approval to authorize the Board to issue up to a maximum of 33% of our issued ordinary share capital as of December 2, 2019 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of Proposal 5 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 5 IS AS FOLLOWS:

“That the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $23,589.27 (217,001,313 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 2, 2019 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

ACCENTURE 2019 PROXY STATEMENT	Annual Irish Law Proposals	73

PROPOSAL 6: BOARD AUTHORITY TO OPT-OUT OF PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Because our current authority will expire on August 1, 2020, we are presenting this Proposal 6 to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

We understand that it is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 5, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

As required under Irish law, the resolution in respect of Proposal 5 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 5.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 6 IS AS FOLLOWS:

“As a special resolution, that, subject to the passing of the resolution in respect of Proposal 5 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 5 as if sub-section (1) of section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $3,574.13 (32,878,987 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of December 2, 2019 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

ACCENTURE 2019 PROXY STATEMENT	Annual Irish Law Proposals	74

PROPOSAL 7: DETERMINE PRICE RANGE FOR RE-ALLOTMENT OF TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in some of our ordinary shares being returned as treasury shares. Our executive compensation program, the 2010 Employee Share Purchase Program, the 2010 Share Incentive Plan and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-allot any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-allotted. Irish law requires that this authorization be renewed by our shareholders every 18 months, and we therefore expect that it will continue to be proposed at subsequent annual general meetings.

The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any compensation program (including any share scheme or option scheme)) and 120%, respectively, of the closing market price of the Class A ordinary shares on the NYSE the day preceding the day on which the relevant share is re-allotted, except as described below. Any re-allotment of treasury shares will only be at price levels that the Company considers to be in the best interests of our shareholders.

As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF

PROPOSAL 7 IS AS FOLLOWS:

“As a special resolution, that the re-allotment price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be re-allotted shall be as follows:

(a) The maximum price at which a treasury Class A ordinary share may be re-allotted shall not be more than 120% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.

(b) The minimum price at which a treasury Class A ordinary share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation program (including any share scheme or option scheme) operated by Accenture plc or, in all other cases, not less than 95% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-allotted by Accenture plc.

(c) The re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 109 and/or 1078 of the Companies Act 2014.”

ACCENTURE 2019 PROXY STATEMENT	75

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our Annual Report for the fiscal year ended August 31, 2019 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder of record as of the close of business on December 2, 2019. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability.

WHAT IS THE DATE, TIME AND LOCATION OF THE ANNUAL MEETING?

We will hold the Annual Meeting at 12:00 pm local time on Thursday, January 30, 2020, at The Dock, located at 7 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland, subject to any adjournments or postponements. For directions to the meeting, you may contact our General Counsel, Secretary and Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

WHO IS ENTITLED TO VOTE?

The Board has set December 2, 2019 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares and/or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to receive notice of, and to attend and vote at, the Annual Meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares.

As of the close of business on the record date, there were 656,946,050 Class A ordinary shares outstanding (which includes 21,902,507 shares held by Accenture) and 593,689 Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc. Each shareholder of record is entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a completed proxy by the voting deadlines set forth below.

HOW DO I VOTE?

Registered shareholders (that is, shareholders who hold their shares directly with our transfer agent, Computershare) can vote in any of the following ways:

•	By Telephone: Call 1 (800) 690-6903 from the United States. You will need to use the 16-digit control number you were provided on your proxy card or Notice of Internet Availability, and follow the instructions given by the voice prompts.

•	Via the Internet: Go to www.proxyvote.com to vote via the Internet using the 16-digit control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.

•	By Mail: If you received a paper copy in the mail of the Proxy Materials and a proxy card, you may mark, sign, date and return your proxy card in the enclosed postage-paid envelope. You may also appoint a proxy to attend, speak and vote your shares at the Annual

Meeting by submitting the proxy card (or proxy form set out in section 184 of the Companies Act 2014) and delivering such proxy to the General Counsel, Secretary and Chief Compliance Officer at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. The proxy need not be a registered shareholder. Proxies must be received by the deadlines set forth below under “What Are the Deadlines to Submit My Vote?”

If you sign and return your proxy, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board as described in this proxy statement. If any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their

ACCENTURE 2019 PROXY STATEMENT	Questions and Answers	76

discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

•	By Scanning the QR Code: Scan the QR Code located on your proxy card or Notice of Internet Availability to access www.proxyvote.com and vote your shares online. Additional software may be required for scanning.

•	In Person: Attend the Annual Meeting in Dublin or send a personal representative with an appropriate proxy to vote by poll card at the meeting. Please contact our General Counsel, Secretary and Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, for additional information about sending a personal representative on your behalf. For information about how to attend the Annual Meeting, please see “What do I need to be admitted to the Annual Meeting?” below.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME,

HOW DO I VOTE?

If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.

IF I AM A CURRENT OR FORMER ACCENTURE EMPLOYEE WITH

EMPLOYEE PLAN SHARES, HOW DO I VOTE?

If you are a current or former Accenture employee with shares received through our employee plans and held by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”), you may receive one proxy card that covers the shares held for you by MSSB and/or UBS, as well as any other shares registered directly in your name. You may submit one proxy for all of these shares via the Internet, by telephone or by mail in the same manner as described above for registered shareholders. If you vote your plan shares by 11:59 pm EST on January 27, 2020, MSSB and/or UBS will vote the shares as you have directed.

It is important that you direct MSSB and/or UBS how to vote your shares. If voting instructions are not received on time by MSSB, MSSB will not vote your shares for any proposal. If voting instructions are not received on time by UBS, UBS will not vote your shares on non-routine proposals (Proposals 1, 2 and 3). UBS will, however, vote your shares on routine proposals (Proposals 4, 5, 6 and 7) in the same proportion as the plan shares with respect to which voting instructions for routine proposals were received by UBS on a timely basis.

Participants with shares received through employee plans may attend the Annual Meeting by following the instructions in the section “What do I need to be admitted to the Annual Meeting?” below. Shares held through MSSB and/or UBS, however, can only be voted as described in this section and cannot be voted at the meeting.

WHAT ARE THE DEADLINES TO SUBMIT MY VOTE?

The deadlines to submit your votes for the Annual Meeting are set forth below.

INTERNET Visit www.proxyvote.com Votes cast by Internet must be received by 11:59 pm EST on January 29, 2020.*	MAIL Mail your proxy card Votes cast by mail must be received by 11:59 pm EST on January 29, 2020.*

TELEPHONE Call 1 (800) 690-6903 Votes cast by phone must be received by 11:59 pm EST on January 29, 2020.*	QR CODE Scan the QR Code Votes cast by scanning the QR Code must be received by 11:59 pm EST on January 29, 2020.*

*

For current and former employees who are voting employee plan shares held by MSSB or UBS, your proxy must be received by 11:59 pm EST on January 27, 2020. Beneficial owners of shares held in street name should refer to information from your bank, broker or nominee on how to submit voting instructions.

ACCENTURE 2019 PROXY STATEMENT	Questions and Answers	77

CAN I REVOKE MY PROXY OR CHANGE MY VOTE AFTER I HAVE VOTED?

Yes. If you are a registered shareholder and previously voted by Internet, telephone, scanning a QR Code or mail, you may revoke your proxy or change your vote by:

•	voting at a later date by Internet, telephone or scanning the QR code as set forth above before the closing of those voting facilities at 11:59 pm EST on January 29, 2020;

•	mailing a proxy card (or form of proxy set out in section 184 of the Companies Act 2014) that is properly signed and dated with a later date than your previous vote and that is received no later than 11:59 pm EST on January 29, 2020;
•	attending the Annual Meeting in Dublin and submitting a new poll card during the meeting; or

•	sending a written notice of revocation to our General Counsel, Secretary and Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, which must be received before the commencement of the Annual Meeting.

If you are a current or former employee and your employee plan shares are held by MSSB or UBS, you may revoke your proxy and change your vote by voting at a later date by Internet, telephone or mail if you do so no later than 11:59 pm EST on January 27, 2020. You cannot revoke and change your proxy with respect to your employee plan shares after that date, and you cannot revoke and vote your plan shares in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.

WHAT DO I NEED TO BE ADMITTED TO THE ANNUAL MEETING?

At the entrance to the Annual Meeting in Dublin, we will request to see your admission ticket and valid photo identification, such as a driver’s license or passport. We encourage you to request an admission ticket for the Annual Meeting in advance. You may request admission tickets by visiting www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form or Notice of Internet Availability. If you do not request an admission ticket in advance, we will need to determine if you owned ordinary shares on the record date by:

•	asking to review evidence of your share ownership as of December 2, 2019, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting; or

•	verifying your name and share ownership against our list of registered shareholders.

If you are acting as a proxy, we will need to review a valid written legal proxy signed by the registered owner of the ordinary shares granting you the required authority to attend the meeting and vote such shares.

WHAT CONSTITUTES A QUORUM?

In order to establish a quorum at the Annual Meeting there must be at least 3 shareholders present in person or by proxy who have the right to attend and vote at the meeting and who together hold shares representing more than 50% of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as present.

HOW ARE VOTES COUNTED?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the proposal or respective director nominee and a vote “AGAINST” will be counted against each proposal or respective nominee. Except as described below, an “ABSTAIN” vote will not be counted “FOR” or “AGAINST” and will have no effect on the voting results for any of the proposals in this proxy statement. Broadridge Investor Communication Solutions, Inc. will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.

ACCENTURE 2019 PROXY STATEMENT	Questions and Answers	78

WHAT IS A “BROKER NON-VOTE” AND HOW DOES IT AFFECT VOTING?

If you are a beneficial owner whose shares are held of record by a broker, we encourage you to instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. This is called a “broker non-vote”, which occurs for proposals considered “non-routine” under NYSE rules. Your broker will, however, still be able to register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum and will be able to vote on “routine” proposals.

The “routine” proposals in this proxy statement are Proposals 4, 5, 6 and 7, for which your broker has discretionary voting authority under the NYSE rules to vote your shares, even if the broker does not receive voting instructions from you. Proposals 1, 2 and 3 are considered “non-routine” such that, if you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions, a broker non-vote will occur and your shares will not be voted on these proposals.

WHAT IS THE VOTE REQUIRED TO APPROVE EACH OF THE PROPOSALS DISCUSSED IN THE PROXY STATEMENT?

The chart below summarizes the voting requirements and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposals		Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions
1.	Re-Appointment of Directors	Majority of Votes Cast	No	No effect	No effect
2.	Advisory Vote on Executive Compensation	Majority of Votes Cast	No	No effect	No effect
3.	Amend and Restate the 2010 Share Incentive Plan	Majority of Votes Cast	No	No effect	Vote against(1)
4.	Ratify the Appointment and Approve Remuneration of Auditors	Majority of Votes Cast	Yes	N/A	No effect
5.	Grant Board Authority to Issue Shares	Majority of Votes Cast	Yes	N/A	No effect
6.	Grant Board Authority to Opt-Out of Pre-emption Rights	75% of Votes Cast	Yes	N/A	No effect
7.	Determination of Price Range for the Re-Allotment of Treasury Shares	75% of Votes Cast	Yes	N/A	No effect

(1)	Under NYSE rules, approval of this proposal requires the affirmative vote of a majority of votes cast but, unlike under Irish law, abstentions count as a vote “against” the proposal.

There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture plc’s Articles of Association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

Accenture will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. Proxies may be solicited on our behalf by our directors, officers and other selected Accenture employees telephonically, electronically or by other means of communication, and by Georgeson LLC, whom we have hired to assist in the solicitation of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Georgeson LLC will receive a fee of $25,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending the materials to beneficial owners.

ACCENTURE 2019 PROXY STATEMENT	79

ADDITIONAL INFORMATION

AVAILABILITY OF MATERIALS

Important Notice Regarding the Availability of Materials for the 2020 Annual General Meeting of Shareholders to be Held on January 30, 2020: The proxy statement, our Annual Report for the fiscal year ended August 31, 2019 and our Irish financial statements are available free of charge at www.proxyvote.com.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to 2 or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, reduces the volume of duplicate information received at households and helps to reduce costs. While the Company does not household, a number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has consented or receives notice from his or her broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. If your notice of internet availability of proxy materials or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing or calling our Investor Relations Group at the following address, telephone number or e-mail address: Accenture, Investor Relations, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA; telephone number, +1 (703) 948-5150 in the United States and Puerto Rico, and +(353) (1) 407-8203 outside the United States and Puerto Rico; or e-mail, investor.relations@accenture.com.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Our annual general meeting of shareholders for 2021 is expected to be held in February 2021. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 12, 2020. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel, Secretary and Chief Compliance Officer, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our Articles of Association.

Pursuant to our Articles of Association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the first anniversary of the date of the proxy statement for our prior year’s annual general meeting (“traditional advance notice”). In addition, shareholders have the right, subject to certain terms and conditions, to have their nominee included in our proxy materials for the applicable Annual Meeting (“proxy access”). Subject to our Articles of Association, any notice of an intention to nominate a person for appointment as a director pursuant to traditional advance notice or proxy access must be received by our General Counsel, Secretary and Chief Compliance Officer on or after July 13, 2020 but no later than August 12, 2020. Unless a shareholder who wishes to present a proposal at the Annual Meeting (other than a proposal to appoint a person as a director outlined above) outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us by the close of business on October 26, 2020, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

Irish law currently provides that shareholders holding 10% or more of the total voting rights may request that the directors call an extraordinary general meeting at any time. The shareholders who wish to request an extraordinary general meeting must deliver to Accenture’s principal executive office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within 2 months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of 3 months from the date of delivery of the request. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

ACCENTURE 2019 PROXY STATEMENT	Additional Information	80

ABOUT ACCENTURE

Accenture is one of the world’s leading professional services companies, with approximately 492,000 people serving clients in a broad range of industries, with offices and operations in more than 200 cities in 51 countries and revenues of $43.2 billion in fiscal 2019. Our 5 operating groups, organized by industry, bring together expertise from across the organization in strategy, consulting, digital, technology and operations to deliver end-to-end services and solutions to our clients. One of our key goals is to have the best people, with highly specialized skills, across our entire business to drive our competitiveness.

Accenture plc is organized under the laws of Ireland and maintains its principal executive office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 (703) 948-5150 and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA.

Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to section 13(a) or 15(d) of the Exchange Act. We also make available other reports filed with or furnished to the SEC under the Exchange Act through our website, including our proxy statements and reports filed by officers and directors under section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print free of charge by contacting our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA. We do not intend for information contained on our website to be part of this proxy statement.

In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, including Accenture, that file electronically with the SEC. Copies of materials we file with the SEC may be reviewed on and printed from the SEC website.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES

In this proxy statement, Accenture discloses the following non-GAAP financial measures:

•	Revenues. Percentage changes in revenues on a local currency basis. Financial results in local currency are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign currency exchange rates. This approach is used for all results where the functional currency is not the U.S. dollar. Accenture’s management believes that information regarding changes in its revenues that excludes the effect of fluctuations in foreign currency exchange rates facilitates meaningful comparison of its revenues.

•	Earnings Per Share. Earnings per share for fiscal 2018, excluding the impact of tax law changes; and

earnings per share for fiscal 2016, excluding gain on sale of businesses. Accenture’s management believes that information regarding the effects of the tax law changes and the gain on sale of businesses facilitates understanding as to both the impact of these items and the company’s financial performance.

•	Free Cash Flow. Free cash flow (defined as operating cash flow net of property and equipment additions). Accenture’s management believes that this information provides meaningful additional information regarding the Company’s liquidity.

While Accenture’s management believes that this non-GAAP financial information is useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

ACCENTURE 2019 PROXY STATEMENT	Additional Information	81

Reconciliation of Non-GAAP Measures to GAAP Measures

	Year Ended August 31, 2018
	As Reported (GAAP)	Tax Law Changes(1)	Adjusted (Non-GAAP)
Income before income taxes	$5,808,093	$ 0	$5,808,093
Provision for income taxes	1,593,499	(258,498)	1,335,001
Net income	$4,214,594	$258,498	$4,473,092
Effective tax rate	27.4%		23.0%
Diluted earnings per share	$6.34	$ 0.40	$6.74
(1)	Represents tax expense associated with tax law changes.

	Year Ended August 31, 2016
	As Reported (GAAP)	Gain on Sale(1)	Adjusted (Non-GAAP)
Income before income taxes	$5,603,572	($848,823)	$4,754,749
Provision for income taxes	1,253,969	(104,045)	1,149,924
Net income	$4,349,603	($744,778)	$3,604,825
Effective tax rate	22.4%		24.2%
Diluted earnings per share	$6.45	($1.11)	$5.34
(1)	Represents gain on the sale of businesses related to the divestiture of Navitaire and the partial divestiture of Duck Creek Technologies.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of section 27A of the Securities Act, as amended, and section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “likely,” “expects,” “intends,” “believes,” “estimates,” “positioned,” “continues,” “maintain,” “remain,” “recurring” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the SEC. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update them.

December 10, 2019

ACCENTURE 2019 PROXY STATEMENT	A-1

ANNEX A: AMENDED AND RESTATED ACCENTURE PLC 2010 SHARE INCENTIVE PLAN

AMENDED AND RESTATED ACCENTURE PLC 2010 SHARE INCENTIVE PLAN

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting, retaining and rewarding key employees, directors, consultants or other service providers of outstanding ability and to motivate such employees, directors, consultants or service providers for the Company or an Affiliate to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors, consultants or other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)

Affiliate: Any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	Award: An Option, Share Appreciation Right or Other Share-Based Award granted pursuant to the Plan.

(d)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Board: The Board of Directors of the Company.

(f)	Board Approval Date: December 10, 2009, the date the Plan was originally approved by the Board.

(g)	Change in Control: The occurrence of any of the following events:

(i)

any Person (other than (A) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)

during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(~~f~~g)) whose election by the Board or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)

the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

(iv)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

(h)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	Committee: A committee of the Board (including, without limitation, the full Board) that has been designated by the Board to administer the Plan.

ACCENTURE 2019 PROXY STATEMENT	A-2

(j)	Company: Accenture plc, a company incorporated under the laws of Ireland with a registered number of 471706.

(k)	Effective Date: The date the Plan was originally approved by the Company’s shareholders.

(l)	Fair Market Value: On a given date,

(i)

if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used; and

(ii)	if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith;

provided, however, that in the event the granting of an Award requires a different calculation of “fair market value” in order to comply with local tax regulations, then, for purposes of such Award, the Fair Market Value shall be determined by the Committee in good faith in a manner intended to comply with such local regulations.

(m)	Grant Price: The purchase price per Share under the terms of an Option, as determined pursuant to Section 6(a) of the Plan.

(n)	ISO: An Option that is also an incentive stock option, as described in Section 422 of the Code, granted pursuant to Section 6(c) of the Plan.

(o)	Option: A share option granted pursuant to Section 6 of the Plan.

(p)	Other Share-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(q)	Participant: An employee, director, or consultant of, or any Person who performs services for, the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(r)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(s)	Plan: This Amended and Restated Accenture plc 2010 Share Incentive Plan, as it may be amended from time to time.

(t)	RSU: A restricted share unit, granted pursuant to Section 8 of the Plan, that represents the right to receive a Share.

(u)	Shares: Class A ordinary shares of the Company.

(v)	Share Appreciation Right: A share appreciation right granted pursuant to Section 7 of the Plan.

(w)	Subsidiary: A “subsidiary corporation” as defined in Section 424(f) of the Code (or any successor section thereto).

3. Shares Subject to the Plan

The total number of Shares that may be used to satisfy Awards under the Plan is ~~ninety-nine~~one hundred and fourteen million (~~99~~114,000,000), all of which may be issued as ISOs. The Shares may consist, in whole or in part, of unissued Shares or previously-issued Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. If Shares are not issued or are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will not be added back to the aggregate number of Shares with respect to which Awards may be granted under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. When an Option or Share Appreciation Right is granted under the Plan, the number of Shares subject to the Option or Share Appreciation Right will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or Share Appreciation Right, regardless of the actual number of Shares (if any) used to settle such Option or Share Appreciation Right upon exercise and regardless of whether the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise. Shares that are subject to Awards that terminate, lapse or are cancelled may again be used to satisfy Awards under the Plan.

ACCENTURE 2019 PROXY STATEMENT	A-3

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “independent directors” within the meaning of the New York Stock Exchange or other applicable listed company rules. Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee may grant Awards under this Plan only to Participants; provided that Awards may also, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, its predecessor, Accenture Ltd, or the Company’s Affiliates or a company that becomes an Affiliate. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes of any relevant jurisdiction as a result of the granting, vesting or exercise of an Award, the delivery of cash or Shares pursuant to an Award, or upon the sale of Shares acquired by the granting, vesting or exercise of an Award.

5. Limitations

(a)	Time Limitation. No Award may be granted under the Plan after December ~~10~~9, ~~2024~~2029, but Awards theretofore granted may extend beyond that date.

(b)

Aggregate Limits on Awards to Non-Employee Directors. The maximum number of Shares subject to Awards granted during a fiscal year to any non-employee director, taken together with any cash retainer paid to such non-employee director in respect of such fiscal year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any Shares or Awards).

(c)

Dividends and Dividend Equivalents. As determined by the Committee, dividends and dividend equivalent rights may accrue with respect to Awards granted hereunder, but no dividends or dividend equivalents shall be paid out or settled unless and until, and then only to the extent that, the applicable underlying Award vests.

6. Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for United States federal income tax purposes (or other types of Options in jurisdictions outside the United States), as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)

Grant Price; Exercisability and Term. Options granted under the Plan shall have a Grant Price that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4, or as provided under Section ~~8~~9), and shall be exercisable at such time and upon such terms and conditions, as may be determined by the Committee, but in no case shall an Option vest and become exercisable until the lapse of a period of at least one year from the date of grant. No Option shall have a term in excess of ten years.

(b)

Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. Except as otherwise provided in an Award agreement, the purchase price for the Shares as to which an Option is exercised shall be paid in full no later than the time when Shares are delivered following option exercise, with such payment made to the Company (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, by net-settlement in Shares or by transferring Shares having a Fair Market Value equal to the aggregate

ACCENTURE 2019 PROXY STATEMENT	A-4

Grant Price for the Shares being purchased to a nominee of the Company and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Grant Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, the Participant has paid in full for such Shares, the Shares in question have been registered in the Company’s register of shareholders and, if applicable, the Participant has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(c)

ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. No ISO shall have a per Share Grant Price of less than the Fair Market Value of a Share on the date granted or have a term in excess of ten years; provided, however, that no ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless (i) the Grant Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(d)

Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Grant Price or taxes relating to the exercise of an Option by delivering Shares to a nominee of the Company, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(e)

Repricing of Options. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Grant Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when the Grant Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 9(a) below.

7. Terms and Conditions of Share Appreciation Rights

(a)

Grants. The Committee also may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)

Terms. The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Committee that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Share Appreciation Rights granted in substitution of previously granted awards, as described in Section 4). Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a payment from the Company of an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Share Appreciation Right. Each Share Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to

ACCENTURE 2019 PROXY STATEMENT	A-5

(I) the excess of (x) the Fair Market Value on the exercise date of one Share over (y) the Grant Price per Share, times (II) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. If the payment is made, in whole or in part, in newly issued Shares, the Participant shall agree to pay to the Company the aggregate par value of such Shares. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Share Appreciation Right is being exercised. No fractional Shares will be issued in payment for Share Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)

Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Share Appreciation Rights as it may deem fit but in no case shall a Share Appreciation Right vest and become exercisable until the lapse of a period of at least one year from the date of grant. No Share Appreciation Right shall have a term in excess of ten years.

(d)

Repricing of Share Appreciation Rights. Notwithstanding any provision herein to the contrary, the repricing of a Share Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Share Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a Share Appreciation Right in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 9(a) below.

8. Other Share-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares, Awards of RSUs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan and also may be granted as matching Awards in connection with a Participant’s purchase of Shares under the Plan or under any other plan maintained by the Company, or pursuant to open market purchases. Subject to the provisions of the Plan, the Committee shall determine: (i) to whom and when Other Share-Based Awards will be made; (ii) the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; (iii) whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (iv) all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof, any required payments to be received from Participants and other provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

9. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)

Generally. In the event of any change in the outstanding Shares after the Board Approval Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or repurchase or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities or property issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Grant Price or exercise price of any Option or Share Appreciation Right, (iii) any applicable performance measures or performance vesting terms with respect to outstanding Awards and/or (iv) any other affected terms of any Award.

(b)

Change in Control. In the event of a Change in Control after the Board Approval Date, the Committee may, in its sole discretion (but subject to Section 17), provide for the termination of an Award upon the consummation of the Change in Control and (x) the payment of a cash amount in exchange for the cancellation of an Award which, in the case of

ACCENTURE 2019 PROXY STATEMENT	A-6

Options and Share Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Share Appreciation Rights over the aggregate exercise price of such Options or Share Appreciation Rights, and/or (y) the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

10. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service or consulting relationship of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12. Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13. Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (a) without the approval of the shareholders of the Company, would (except as provided in Section 9 of the Plan) increase the total number of Shares reserved for the purposes of the Plan, or (b) without the consent of a Participant, would materially adversely affect any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit Awards to meet the requirements of the Code or other applicable laws.

14. International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.

15. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

16. Effectiveness of the Plan

The Plan was originally effective as of the Effective Date.

17. Section 409A

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such

ACCENTURE 2019 PROXY STATEMENT	A-7

payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. If pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s separation from service (as defined under Section 409A of the Code) or (B) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.

18. Recoupment

Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company maintains, adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or other applicable law, including the Company’s Recoupment Policy, as in effect from time to time. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Affiliate.

◥

OUR CORE VALUES	Our enduring core values shape the culture and define the character of Accenture. They serve as a foundation in how we act and make decisions.

CLIENT VALUE CREATION

Enabling clients to become high-performance businesses and creating long-term relationships by being responsive and relevant and by consistently delivering value.

ONE GLOBAL NETWORK

Leveraging the power of global insight, relationships, collaboration and learning to deliver exceptional service to clients wherever they do business.

RESPECT FOR THE INDIVIDUAL

Valuing diversity and unique contributions, fostering a trusting, open and inclusive environment and treating each person in a manner that reflects Accenture’s values.

BEST PEOPLE

Attracting, developing and retaining the best talent for our business, challenging our people, demonstrating a “can-do” attitude and fostering a collaborative and mutually supportive environment.

INTEGRITY

Being ethically unyielding and honest and inspiring trust by saying what we mean, matching our behaviors to our words and taking responsibility for our actions.

STEWARDSHIP

Fulfilling our obligation of building a better, stronger and more durable company for future generations, protecting the Accenture brand, meeting our commitment to stakeholders, acting with an owner mentality, developing our people and helping improve communities and the global environment.

C/O GENERAL COUNSEL, SECRETARY AND CHIEF COMPLIANCE OFFICER 161 N. CLARK STREET CHICAGO, ILLINOIS 60601 USA	3 WAYS TO VOTE 24 HOURS A DAY, 7 DAYS A WEEK
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 pm EST on January 29, 2020.* Have your proxy card in hand when you call and then follow the instructions.
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above with your mobile device
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 pm EST on January 29, 2020.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accenture plc, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, USA, so that it is received by 11:59 pm EST on January 29, 2020.*
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

*  If you are an Accenture employee or former employee submitting voting instructions for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC or UBS Financial Services, Inc., your vote by telephone, by Internet or by mail must be received by 11:59 pm EST on January 27, 2020.

SHAREHOLDER MEETING REGISTRATION:
To register to attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. Please refer to the proxy statement for additional information regarding admission procedures.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E86984-P30720-Z75922                              KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Accenture plc (“Accenture”)
Company Proposals
The Board of Directors recommends that you vote “FOR” each director nominee included in Proposal No. 1 and “FOR” each of the other proposals.

1.	Re-appointment of the following nominees to the Board of Directors:

	Nominees:		For	Against	Abstain

	1a.	Jaime Ardila	☐	☐	☐

	1b.	Herbert Hainer	☐	☐	☐

	1c.	Nancy McKinstry	☐	☐	☐

	1d.	Gilles C. Pélisson	☐	☐	☐

	1e.	Paula A. Price	☐	☐	☐

	1f.	Venkata (Murthy) Renduchintala	☐	☐	☐

	1g.	David Rowland	☐	☐	☐

	1h.	Arun Sarin	☐	☐	☐

	1i.	Julie Sweet	☐	☐	☐

	1j.	Frank K. Tang	☐	☐	☐

	1k.	Tracey T. Travis	☐	☐	☐

		For	Against	Abstain

2.	To approve, in a non-binding vote, the compensation of our named executive officers.	☐	☐	☐

3.	To approve the Amended and Restated Accenture plc 2010 Share Incentive Plan.	☐	☐	☐

4.	To ratify, in a non-binding vote, the appointment of KPMG LLP (“KPMG”) as independent auditors of Accenture and to authorize, in a binding vote, the Audit Committee of the Board of Directors to determine KPMG’s remuneration.	☐	☐	☐

5.	To grant the Board of Directors the authority to issue shares under Irish law.	☐	☐	☐

6.	To grant the Board of Directors the authority to opt-out of pre-emption rights under Irish law.	☐	☐	☐

7.	To determine the price range at which Accenture can re-allot shares that it acquires as treasury shares under Irish law.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and indicate name and title of the authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice for Accenture plc Shareholders

2020 Annual General Meeting of Shareholders

Thursday, January 30, 2020

12:00 pm local time

The Dock

7 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on January 30, 2020:

The Notice of Annual Meeting, 2019 Proxy Statement and Annual Report for the fiscal year ended

August 31, 2019 (the “Proxy Materials”) and our 2019 Irish financial statements are available at www.proxyvote.com.

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E86985-P30720-Z75922

Proxy Solicited on behalf of the Board of Directors of Accenture plc (“Accenture”)

for the 2020 Annual General Meeting of Shareholders on

Thursday, January 30, 2020 (the “Annual Meeting”)

The undersigned hereby appoints Julie Sweet, David P. Rowland, KC McClure and Joel Unruch as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture held of record by the undersigned on December 2, 2019, at the Annual Meeting, and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof.

This card, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Special Instructions

For Accenture employees and former employees that own shares through the employee plans managed by Morgan Stanley Smith Barney LLC (“MSSB”) or UBS Financial Services, Inc. (“UBS”): This proxy card includes shares received through the plans described above and held on December 2, 2019 by MSSB and UBS, as applicable. This card provides instructions to UBS and MSSB for voting plan shares. If voting instructions are not received on time by MSSB, MSSB will not vote the shares for any proposal. If voting instructions are not received on time by UBS, UBS will not vote the shares on non-routine proposals (Proposals No. 1, 2 and 3). UBS will, however, vote the shares on routine proposals (Proposals No. 4, 5, 6 and 7) in the same proportion as the plan shares with respect to which voting instructions for routine proposals were received by UBS on a timely basis.

Continued and to be signed on reverse side